UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Illumina, Inc.
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April 20, 2023

Notice of Annual Meeting and Proxy Statement

Date:	May 25, 2023
Time:	10:00 a.m. (Pacific time)

This year’s annual meeting will be a completely virtual meeting of stockholders.

To participate, vote, or submit questions 30 minutes before and during the annual meeting via live webcast, please visit: https://www.cesonlineservices.com/ilmn23_vm. There will not be a physical location for the annual meeting.

The agenda for this year’s annual meeting includes the following items:

1.	Elect nine nominees to our Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	Hold an advisory vote to approve the compensation provided to the “named executive officers” as disclosed in the proxy statement;

4.	Hold an advisory vote on the frequency of holding an advisory vote to approve compensation provided to our “named executive officers”;

5.	Hold a vote to approve certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan; and

6.	Transact such other business as may properly come before the meeting and any adjournment or postponement.

Please note that Icahn Partners LP, Icahn Partners Master Fund LP and Matsumura Fishworks LLC, along with other entities affiliated with Carl Icahn (collectively, the “Icahn Group”), have provided notice of their intent to nominate three nominees for election as directors at the annual meeting in opposition to the nominees recommended by the Board of Directors. You may receive solicitation materials from the Icahn Group, including proxy statements and gold proxy cards. Illumina is not responsible for the accuracy or completeness of any information provided by or relating to the Icahn Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Icahn Group or any other statements the Icahn Group may make.

The Board of Directors does not endorse the Icahn Group nominees, and unanimously recommends that you “WITHHOLD” your vote from the Icahn Group’s nominees.

The Board of Directors unanimously recommends that you vote “FOR” only the nominees proposed by the Board of Directors and “FOR” the other proposals recommended by the Board. The Board strongly urges you to discard and NOT to vote using any gold proxy card sent to you by the Icahn Group. If you have already submitted a gold proxy card, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the annual meeting by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet by following the instructions on your WHITE proxy card or WHITE voting instruction form. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.

Stockholders as of the record date of April 3, 2023, are entitled to notice of and to vote on the matters listed in the proxy statement.

By Order of the Board of Directors,

CHARLES DADSWELL

General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 25, 2023: The proxy statement and annual report to Stockholders are available at www.viewourmaterial.com/ILMN.

Voting is easy:
VIA THE INTERNET. You may vote electronically by locating the control number on your WHITE proxy card or voting instruction form and accessing the website indicated.
BY MAIL. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope.

Notable Achievements

Notable Achievements IMPROVING HUMAN HEALTH MISSION BY UNLOCKING THE POWER OF THE GENOME Illumina Continuously at the Forefront of $120B Market1 1988-2003 ~$5B ~$20B ~$120B Human Genome Project Completed 2005 2014 2022 7% TAM 2027 Penetration 14% Addressing the TAM Through the Strength and Focus of the Organization Technological Clinical Commercial Innovation Leadership Strength Invested in R&D Person Clinical ~$1B >1,000 >9,500 Customers Last Year Organization Patents >8,800 >1B Covered Lives Globally >155 Countries Worldwide Countries with Installed Base of >300K Publications 62 ~23K Regulatory Approvals Sequencing Systems Delivering Exceptional Financial Performance ~$4.6B 2022 Core Revenue 2022 Financial ~68% Core Gross Margin Results ~11% 2017-2022 Core Revenue CAGR *Metrics included herein reflect the Core Illumina reportable segment* 1 Source: NHS, NSF, NIH, UN, WHO, and additional publicly available sources, primary market research, secondary reports, Illumina internal estimates.

Illumina, Inc. 2023 Proxy Statement  •  1

Illumina: Our Story

Genomics Saves Lives

In 2003, an international effort completed the first mapping of a human genome. Countless genomic discoveries and clinical insights have followed over the past 20 years. These have saved lives and begun to redefine how medicine is practiced:

•  Companion diagnostics with genetic biomarkers are helping match cancer patients with the best treatment for them.

•  New, noninvasive technologies, such as noninvasive prenatal testing and liquid biopsy, are redefining how diseases can be detected, treated, and monitored.

•   Clinical whole genome sequencing is ending diagnostic odysseys for children with rare and undiagnosed diseases.

What Sets Illumina Apart

We are a leader in this space.

•  Our technologies are industry-leading in terms of accuracy, scalability, and reliability.

•  Illumina is the only pure-play, profitable genomics tools company in the market today.

•   In an era in which many medical costs are rising, we are making medical advances more available to everyone by reducing the cost of sequencing, first to $10,000 per genome with the introduction of the HiSeq 2000 in 2010, then to $1,000 per genome with the HiSeq X in 2014, and now to as little as $200 per genome with the NovaSeq X.

•  Our commitment to excellence and successful execution includes profitable, double-digit revenue growth over the past decade.

What sets Illumina apart is our people. Illumina’s mission-driven and customer-centric culture attracts and motivates our talented teams to relentlessly give their best. Our human capital is critical to our ability to innovate, and operate responsibly, sustainably and profitably.

Innovation is in our DNA

Our mission to improve human health by unlocking the power of the genome drives every decision we make. This means enabling our customers to be able to read, understand, and translate genetic variants into actionable insights. These applications are less than 10% penetrated and we are focused on acceleration. Whether it’s developing new custom arrays or launching a new instrument, we will continue to innovate by making our solutions increasingly simple, more accessible, and always reliable.

At the Very Beginning

Today, less than 0.01% of species have been sequenced, and less than 1% of variants in the human genome have been characterized and only 4 million people, that’s 0.07% of the world’s population ever had their genome sequenced, even once. We will go from this to over 1 billion people being sequenced dozens of times over their lifetime. Several orders of magnitude more sequencing than is being done today. The need and demand for more next-generation sequencing technologies and solutions is only growing. Every answer leads to another set of unknowns, and our journey to unlock the power of the genome has only begun.

Together, with our customers and partners, we are turning today’s impossible into the possible.

2  •  Illumina, Inc. 2023 Proxy Statement

We’ve Made Continued Progress on our Strategy

Illumina has continuously evolved its business and strategy as progress has been made in both technology and healthcare industries. Over the past five years, we have prioritized and executed on becoming more clinical, more global, and more digital.

•  Illumina has built a strong leadership position in clinical genomics with unmatched clinical expertise and infrastructure. As of 2022, we serve more than 5,000 clinical customers with more than 1,200 IVD/EUA product registrations and have built a clinical team of more than 1,000 professionals.

•  Sequencing consumables shipments to clinical customers have grown to 45% of total sequencing consumables in 2022. With the launch of NovaSeqDx in late 2022, Illumina now has IVD compliant sequencing instrument offerings that fully span the throughput spectrum to support continued expansion into global clinical markets.

•  As of 2022, Illumina served over 9,500 customers across 155 countries with non-US revenue representing 50% of total revenue. We have recently expanded to select emerging markets such as India and Brazil as their spending on research and healthcare increase, both as a percentage of GDP and overall GDP growth.

•  Our investments to make the sequencers more useful, cost effective, scalable, faster, easier to use, and environmentally friendly allow more people to use NGS to understand biology and human health, increases the number of samples processed, and expands the depth and breadth of sequencing performed (e.g., transcriptomics, proteomics, and long reads).

•  Illumina has created end to end solutions that enable customers to get from samples to answers more easily and cost effectively, while also increasing our share of wallet beyond just sequencing from each experiment/ sample.

•  More than 310 petabytes of data were produced on Illumina sequencers in 2022. The company recently launched Illumina Connected Analytics to empower customers to manage, analyze, and explore large volumes of multi-omic data in a scalable and flexible environment guided by core principles of security and privacy. Illumina DRAGEN Original Read Archive technology performs data compression in the cloud, reducing customers’ carbon footprint by up to 80%.

Our strategy is well-supported by our commitment to Board diversity and continuous refreshment, as well as our approach to executive pay.

Illumina, Inc. 2023 Proxy Statement  •  3

Forthcoming Board Additions

Illumina’s success rests on our ability to innovate in a competitive and rapidly evolving environment and our Board aims to reflect that continuous evolution in its own composition.

•  To that end, our Nominating/Corporate Governance Committee continually assesses new candidates for the Board and has for the past two years been engaged, in consultation with an executive search firm, in a process to identify new potential directors. Approximately 85 qualified candidates were evaluated.

•  As a result of this assessment, several highly desirable potential director additions were identified consistent with the objectives of the process undertaken. We expect that in the coming months our Nominating/Corporate Governance Committee will propose the addition of a new independent director who is a sitting public company chief executive officer and a new independent director who is a sitting public company chief financial officer.

•  Our Nominating/Corporate Governance Committee believes that the professional experiences of a CEO and a CFO of other public companies will be additive to the skills and experiences of the current Board. These candidates have strong track records of risk management, oversight and stewardship of capital; illustrious leadership in life sciences businesses; financial expertise; experience leading complex financial transactions, including M&A; and successful membership on other public company boards.

•  We believe the culmination of the two-year process undertaken by the Nominating/Corporate Governance Committee in ultimately appointing two exemplary candidates will help the Board exercise prudent, independent judgment, provide effective oversight to our operations, and assist in significant value creation.

4  •  Illumina, Inc. 2023 Proxy Statement

Proxy Statement Highlights

ANNUAL MEETING INFORMATION

Date: May 25, 2023

Time: 10:00 a.m. (Pacific time)

Location: Internet webcast only at:

https://www.cesonlineservices.com/ilmn23_vm

There will not be a physical location for the annual meeting. See “How may I attend and participate in the annual meeting?” on page 94

Record Date: April 3, 2023

ITEMS TO BE VOTED ON

1.  The election of the nine nominees named in this proxy statement.

•  Board recommendation: FOR each Company Nominee and WITHHOLD for each Icahn Group Nominee

2.  Ratification of appointment of independent registered public accounting firm

•  Board recommendation: FOR

3.  Advisory vote to approve compensation provided to the named executive officers as disclosed in this proxy statement

•  Board recommendation: FOR

4.  Advisory vote on the frequency of holding an advisory vote to approve compensation provided to our “named executive officers”

•  Board recommendation: FOR Every Year

5.  Vote to approve certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan

•  Board recommendation: FOR

Illumina, Inc. 2023 Proxy Statement  •  5

Background to the Solicitation

The summary below details the significant contacts between Illumina and the Icahn Group through the date of this proxy statement. This summary does not purport to catalogue every conversation by or among members of the Board, Illumina’s management, Illumina’s advisors and representatives of the Icahn Group and their advisors relating to the Icahn Group’s solicitation.

Illumina’s Board and Nominating/Corporate Governance Committee (the “Governance Committee”) are committed to maintaining a Board comprised of individuals of the highest personal character, integrity, and ethical standards, as well as a Board that reflects a range of professional backgrounds and skills relevant to Illumina’s business. The Governance Committee continually assesses new candidates for the Board and, for the last two years, has been engaged, in consultation with an executive search firm, in a process to identify two potential new director candidates. At meetings on August 3, 2021, November 2, 2021, February 1, 2022, May 3, 2022, July 22, 2022, August 9, 2022, August 25, 2022, November 1, 2022 and January 31, 2023, the Governance Committee met to consider, among other things, specific candidates. Over this period the Governance Committee evaluated 85 candidates, meeting with several of such candidates and ultimately identifying five individuals who were strong prospects in terms of their professional background and experience and other skills and attributes, including expertise in financial matters and public company experience. The Governance Committee expects that, as a result of the current assessment, it will propose the appointment of two new directors after the 2023 annual meeting of stockholders - one public company chief executive officer and one public company chief financial officer.

By letter dated February 16, 2023, the Icahn Group, an investment firm not previously known by Illumina to be a stockholder, requested from Illumina the director nomination questionnaire required to propose director nominations under Illumina’s bylaws, which request was received by Illumina on February 20, 2023. The Icahn Group had not previously contacted Illumina nor been involved in any of Illumina’s stockholder engagement efforts prior to this contact. That same day, Illumina emailed the questionnaire to the Icahn Group, and that day requested a discussion between Carl C. Icahn, who controls the Icahn Group, and Francis A. deSouza, Chief Executive Officer of Illumina. Also on February 20, 2023, the Board was notified of the receipt of the letter from the Icahn Group.

In addition to meetings of the Board detailed below, the Board received regular updates from, and met with, Illumina management regarding engagement with the Icahn Group through the period leading up to the date of this proxy statement.

On February 23, 2023, Messrs. Icahn and deSouza held a preliminary discussion, in which Mr. Icahn informed Illumina that the Icahn Group intended to nominate a slate of three (3) nominees – Vincent Intrieri, a former Icahn Group employee, and Jesse Lynn and Andrew Teno, current Icahn Group employees (the “Icahn Nominees”) – for election as directors to the Board at the 2023 annual meeting of stockholders in opposition to the nominees recommended by the Board. Mr. Icahn noted that he intended to make these nominations despite the fact that he believed Mr. deSouza had done a good job managing Illumina, and further admitted that the Icahn Group did not believe it could do the job better. Mr. deSouza agreed to discuss the Icahn Nominees with the Board.

Later on February 23, 2023, representatives of the Icahn Group emailed a notice of nomination of the Icahn Nominees to Illumina. That same day, the Board met together with members of Illumina management and

6  •  Illumina, Inc. 2023 Proxy Statement

Illumina’s advisors to receive an update and to discuss the interaction with Mr. Icahn and the Icahn Nominees. The Icahn Group delivered a written copy of the notice to Illumina the following day, February 24, 2023.

On February 24, 2023, Messrs. Icahn and deSouza discussed the possibility of holding another conversation during the following week together with John W. Thompson, Chair of the Board, after Mr. deSouza had an opportunity to review Mr. Icahn’s proposals with the Board.

Later on February 24, 2023, the Board met together with members of Illumina management and Illumina’s advisors to receive an update and further discuss and consider the situation. The Board discussed the biographies of the Icahn Nominees that were included in the Icahn Group’s notice of nomination, and, consistent with the role of the Governance Committee, determined to seek to meet the Icahn Nominees. After deliberation, the Board instructed Messrs. Thompson and deSouza to have a follow-up discussion with Mr. Icahn.

During the week of February 27, 2023, Mr. deSouza notified Mr. Icahn of the Board’s desire, consistent with Illumina’s corporate governance practices and procedures, to have the Governance Committee schedule interviews and evaluate each of the Icahn Nominees.

On March 2, 2023, Messrs. Thompson and deSouza met with Mr. Icahn at his office in Sunny Isles Beach, Florida, to discuss his views of Illumina’s strategy and potential Board candidates. Messrs. Thompson and deSouza noted that the Board continually identifies potential new director candidates with the necessary skills, had multiple individuals in mind who would be extraordinary additions to the Board and that perhaps they could mutually agree on adding one or two of them. Mr. Icahn noted that Icahn Partners had not developed an investment thesis and was not in the business of operating firms like Illumina. Instead, he freely volunteered that he did not “know how to run the business”, did not “care about running the business” and was supportive of Mr. deSouza’s actions during his tenure as Chief Executive Officer, though he also noted he would not repeat those comments in public. Instead, Mr. Icahn was clear that the purpose of his campaign was to secure the nomination of individuals he could control and thereby exert direct influence over Illumina. In Mr. Icahn’s words, he “would not even support Jesus Christ” as an independent candidate over an Icahn Nominee as “my guys answer to me”. Mr. Icahn further pressed Mr. deSouza to commit to divest GRAIL, Inc. (“GRAIL”) immediately; in response, Mr. deSouza explained that Illumina was unable to legally divest GRAIL due to currently operative hold-separate measures imposed by the European Commission (the “Commission”).

Later on March 2, 2023, the Board met together with members of Illumina management and Illumina’s advisors to receive an update and further discuss and consider the Icahn Group’s proposals and requests.

On March 4, 2023, the Board again met together with members of Illumina management and Illumina’s advisors to receive an update on discussions with the Icahn Group and to further review and consider the Icahn Group’s proposals and requests.

On March 7 and 8, 2023, members of the Governance Committee met with each of the Icahn Nominees – Messrs. Teno, Intrieri, and Lynn – to discuss each such candidate’s respective background and qualifications. Each of the Icahn Nominees confirmed that he did not have any expertise in Illumina’s core business, and none of the Icahn Nominees offered any specific recommendations or insights to the Governance Committee or any evidence of independence from Mr. Icahn. Indeed, when one Icahn Nominee was asked why he insisted on answering questions with the pronoun “we” rather than “I”, he proudly noted that “he works as a team with Carl’s people”. Thereafter, the Board and the Governance Committee met together with members of Illumina management and Illumina’s

Illumina, Inc. 2023 Proxy Statement  •  7

advisors to consider the appointment of the Icahn Nominees to the Board. The Governance Committee first discussed its evaluation of the Icahn Nominees. The Governance Committee considered a number of factors, including (i) the lack of relevant industry experience of the Icahn Nominees; (ii) the lack of comprehension the Icahn Nominees demonstrated over the complex legal issues involving GRAIL, including pending legal processes; (iii) the lack of relevant public company managerial experience of the Icahn Nominees; (iv) the lack of independence of the Icahn Nominees from Mr. Icahn, and their corresponding inability to represent all of the interests of the stockholders of Illumina; and (v) the lack of additive or relevant other skills or experiences of the Icahn Nominees. The full Board also considered (a) Mr. Icahn’s lack of a business thesis for Illumina; (b) the disproportionate control over Illumina Mr. Icahn would obtain relative to his stockholdings in Illumina if the Icahn Nominees were to occupy three (3) seats on the Board; and (c) the Board expansion process being considered by the Governance Committee. Following its review and evaluation of the Icahn Nominees, the Board unanimously determined not to recommend appointing the Icahn Nominees to the Board nor to include the Icahn Nominees in the Board slate of director nominees for the 2023 annual meeting of stockholders. The Board instructed Messrs. Thompson and deSouza to notify Mr. Icahn of the Board’s decision.

The Board also considered whether, in light of the considerable time and effort associated with contesting a proxy campaign, and the limited resources and bandwidth of Illumina management, it would be advisable to propose a settlement with the Icahn Group consisting of the immediate appointment of one (1) Icahn nominee and one (1) mutually agreeable highly qualified independent candidate that already was under consideration by the Governance Committee. After deliberation, the Board concluded that, in light of Mr. Icahn’s committed stance that he would not accept anything less than the appointment of all three (3) Icahn Nominees to the Board, it would not make any such settlement proposal at this time.

On March 8, 2023, at an investor conference, Illumina management confirmed that they were moving to resolve the currently pending appeal of the Commission’s jurisdiction to review the acquisition of GRAIL (the “GRAIL appeal”) as expeditiously as possible and that if the GRAIL appeal was unsuccessful, Illumina expected to expeditiously execute a divestiture of GRAIL in a legally permissible manner designed to be in the best interests of stockholders.

Later on March 8, 2023, Messrs. Thompson and deSouza spoke with Mr. Icahn and indicated that the Board was willing to nominate only the most qualified director candidates who were perceived to have the skillset, experience and track record most likely to positively impact Illumina’s operations and ability to create value for Illumina stockholders. As such, Illumina would not be able to appoint all three (3) of the Icahn Nominees to the Board. After discussion, Mr. Icahn indicated that the Icahn Group would be willing to consider a negotiated settlement (the “March 8 Icahn Offer”) in lieu of a proxy contest in which (i) two (2) of the Icahn Nominees and one (1) mutually agreeable independent director would be appointed to the Board immediately and (ii) Illumina and the Icahn Group would jointly issue a press release reaffirming Illumina’s intent to expeditiously divest GRAIL if the GRAIL appeal was unsuccessful.

On March 9, 2023, the Board met together with members of Illumina management and Illumina’s advisors to receive an update on discussions with the Icahn Group and to further review and consider the Icahn Group’s proposals and requests. After deliberation, the Board instructed Messrs. Thompson and deSouza to submit a counter-proposal to Mr. Icahn, consisting of the appointment to the Board of one (1) Icahn Nominee and one (1) independent candidate that already had been under consideration by the Governance Committee, who was a public company chief executive officer with board experience and expertise in healthcare and M&A matters.

8  •  Illumina, Inc. 2023 Proxy Statement

Later, on March 9, 2023, Mr. deSouza contacted Mr. Icahn to discuss the proposed settlement offer. Mr. Icahn declined this offer, and rescinded the March 8 Icahn Offer, observing that, after consultation with his legal advisors, he had come to the conclusion that the issuance of a joint press release would not bind Illumina, and that he was not willing to consider anything less than appointment of all three (3) Icahn Nominees to the Board. Mr. deSouza expressed openness to continuing the dialogue, and exchanged personal contact information with Mr. Icahn.

On March 12, 2023, the Wall Street Journal published a news report indicating that the Icahn Group was planning to issue a letter to Illumina stockholders the following day. Later that day, the Board met together with members of Illumina management and Illumina’s advisors to receive an update on discussions with the Icahn Group.

On March 13, 2023, the Icahn Group published an open letter to stockholders of Illumina on its website and announced its intention to solicit proxies in favor of the Icahn Nominees at the 2023 annual meeting of stockholders. Later that same day, the Board met together with members of Illumina management and Illumina’s advisors to receive an update on discussions with the Icahn Group. Also on March 13, 2023, Illumina issued a press release responding to the Icahn Group’s public announcement.

On March 14, 2023, Mr. Icahn provided an interview on CNBC in which he confirmed that he was “not saying [the Icahn Group] know[s] what to do with this company” and analogized GRAIL as “the best equipment available” to Illumina. At no point during the approximately 30 minute interview did Mr. Icahn identify any recommendations for Illumina, other than that it should immediately commence a rights offering for GRAIL; as representatives of Illumina had patiently communicated to Mr. Icahn numerous times, an immediate or unilateral divestiture of GRAIL would not be permissible due to the currently operative hold-separate measures imposed by the Commission, and that the final terms of any divestiture would need to comply with a divestiture order from the Commission Illumina is still awaiting.

On March 15, 2023, the Icahn Group published an additional open letter to stockholders of Illumina on its website.

On March 20, 2023, Illumina issued a press release addressing the claims made by the Icahn Group in its March 13 and March 15 communications.

On March 24, 2023, the Icahn Group published a further open letter to stockholders of Illumina on its website.

On March 25, 2023, Illumina issued a press release in response to the March 24 Icahn Group communication.

On March 30, 2023, Illumina filed a preliminary proxy statement with the US Securities and Exchange Commission (the “SEC”) and issued a press release regarding its filing. In response, the Icahn Group published additional open letters to stockholders of Illumina on its website on March 30 and April 3.

On April 5, 2023, the Icahn Group published an open letter to stockholders of Illumina on its website.

On April 7, 2023, Illumina filed an amended preliminary proxy statement with the SEC.

On April 11, 2023, the Icahn Group published a presentation to stockholders of Illumina. Later that day, the Icahn Group filed a preliminary proxy statement with the SEC.

On April 13, 2023, Illumina published a presentation to its stockholders addressing certain misrepresentations and falsehoods in the Icahn Group’s preliminary proxy statement and stockholder presentation.

On April 20, 2023, Illumina filed this definitive proxy statement with the SEC and issued a press release regarding this filing.

Illumina, Inc. 2023 Proxy Statement  •  9

Who We Are

Information about the Board

The following table sets forth the names, ages, standing committee assignments, and positions of our directors as of April 20, 2023.

Name	Age	Position with the Company	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Science and Technology Committee	Other Public Company Boards

John W. Thompson	73	Independent Chair					1

Francis A. deSouza	52	CEO and Director					1

Frances Arnold	66	Independent Director					1

Caroline D. Dorsa	63	Independent Director					3(1)

Robert S. Epstein	68	Independent Director					2

Scott Gottlieb	50	Independent Director					1

Gary S. Guthart	57	Independent Director					1

Philip W. Schiller	62	Independent Director					0

Susan E. Siegel	62	Independent Director					2

Number of Meetings in 2022			9	8	5	4

  Chair       Member       Audit Committee Financial Expert (for purposes of Section 407 of Sarbanes-Oxley Act)

(1)	Caroline D. Dorsa will be retiring as director of the board of Intellia Therapeutics, Inc. on June 15, 2023.

The following figures reflect the independence status and tenure of our Board as of April 20, 2023:

10  •  Illumina, Inc. 2023 Proxy Statement

The following table summarizes certain demographic information about the nine directors of our Board as of April 20, 2023:

	Female	Male	Non-Binary	Did Not Disclose Gender Identity

Demographic Background

African American or Black	0	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	2	4	0	0

Two or More Races or Ethnicities	0	1	0	0

Directors	3	6	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

The following table summarizes the key skills and experiences of our directors; further details about their qualifications are set forth in their respective individual biographies:

Name	MD / PhD	Financial Expertise	International Experience	Regulatory Experience	Technology & Innovation	Life Sciences	Public Company Executive	Risk Oversight / Management

John Thompson		✓	✓		✓		✓	✓

Francis deSouza		✓	✓		✓	✓	✓	✓

Frances Arnold	✓			✓	✓	✓

Caroline Dorsa		✓	✓	✓		✓	✓	✓

Robert Epstein	✓			✓	✓	✓	✓	✓

Scott Gottlieb	✓			✓		✓		✓

Gary Guthart	✓	✓	✓	✓	✓	✓	✓	✓

Philip Schiller					✓		✓

Susan Siegel		✓	✓	✓	✓	✓	✓	✓

Total	4	5	5	6	7	7	7	7

Illumina, Inc. 2023 Proxy Statement  •  11

Frances Arnold, Ph.D. Profile Nobel Laureate Director since 2016 Age: 66 Board Committees Nominating/Corporate Governance Science and Technology (Chair)	Career Highlights

•  Linus Pauling Prof. of Chemical Engineering, Biochemistry and Bioengineering at the California Institute of Technology, Director of the Donna & Benjamin M. Rosen Bioengineering Center at Caltech

•  Co-Founder at Gevo, Inc. (2005), Provivi, Inc. (2014), and Aralez Bio (2019)

Other Public Board Service
• Alphabet, Inc. (since 2019)
Additional Non-Public Board Service
• Altos Labs (since 2021) • National Resilience, Inc. (since 2020) • Generate Biomedicines (since 2019) • Aralez Bio (since 2019) • Provivi, Inc. (since 2014)
Awards and Memberships

•  Nobel Prize in Chemistry (2018)

•  Millennium Technology Prize (2016)

•  Inducted into U.S. National Inventors Hall of Fame (2014)

•  US National Medal of Technology and Innovation (2013)

•  Charles Stark Draper Prize of U.S. National Academy of Engineering (2011)

•  Elected member of U.S. National Academies of Science, Medicine, and Engineering, the American Academy of Arts and Sciences, and the American Philosophical Society

•  Appointed a member of the Pontifical Academy of Sciences

Education
• B.S. in Mechanical and Aerospace Engineering from Princeton University • Ph.D. in Chemical Engineering from the University of California, Berkeley
Also...
• Co-Chair, President’s Council of Advisors on Science & Technology, The White House • Vice-Chair, Board of Trustees, Gordon Research Conferences

In selecting Dr. Arnold as a nominee for election to the Board of Directors, the Board considered, among other things, Dr. Arnold’s scientific and technical expertise in biological engineering. Our continued growth is dependent on scientific and technical advances, and the Board believes that Dr. Arnold offers strategic and technical insight into the risks and opportunities associated with our business. Dr. Arnold’s academic and research experience provides valuable insight into the needs of our customers and the opportunities associated with serving the research market.

12  •  Illumina, Inc. 2023 Proxy Statement

Francis A. deSouza Chief Executive Officer Profile Director since 2014 Chief Executive Officer since 2016 President from 2013 until 2016 Age: 52	Career Highlights

•  Chief Executive Officer of Illumina since July 2016, and President from December 2013 through July 2016

•  President of Products and Services at Symantec Corporation from 2011 to 2013, and Senior Vice President of Enterprise Security Group from 2009 to 2011 (2009 – 2013)

•  Founder and CEO of IMlogic, Inc. from 2001 until it was acquired by Symantec (2001 – 2006)

•  Product Unit Manager of Real-time Collaboration Group at Microsoft Corporation (1998 – 2001)

•  Co-founder and CEO of Flash Communications from 1997 until it was acquired by Microsoft (1997 – 1998)

Other Public Board Service
• The Walt Disney Company (since 2018) • Citrix Systems, Inc. (2014 – 2016)
Education
• B.S. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology • M.S. from Massachusetts Institute of Technology
Also...
• Glassdoor Top 100 CEOs (2018 and 2019) • #10 on Fortune’s 2018 Businessperson of the Year • Silicon Valley 40 Under 40

In selecting Mr. deSouza as a nominee for election to the Board of Directors, the Board considered, among other things, Mr. deSouza’s experience as our CEO and his extensive experience with entrepreneurial companies experiencing rapid growth and maturation. The Board of Directors believes that Mr. deSouza’s experience directly managing a growing portfolio of products and services contributes to the Board’s understanding of the risks and opportunities faced by a rapidly growing global business, such as Illumina, as it develops and introduces an increasing number of products and services. In addition, Mr. deSouza is the lead representative of management on the Board, whose views are critical to the Board’s overall perspective.

Illumina, Inc. 2023 Proxy Statement  •  13

Caroline D. Dorsa Profile Director since 2017 Financial Expert Age: 63 Board Committees Audit (Chair) Compensation	Career Highlights

•  Executive Vice President and Chief Financial Officer at Public Service Enterprise Group, Inc. (2009 – 2015)

•  Senior Vice President of Global Human Health, Strategy and Integration at Merck & Co., Inc. (2008 – 2009)

•  Senior Vice President and Chief Financial Officer at Gilead Sciences, Inc. (2007 – 2008)

•  Senior Vice President and Chief Financial Officer at Avaya, Inc. (2007)

•  Various financial and operational positions at Merck & Co., Inc. including Vice President and Treasurer (1987 – 2007)

Other Public Board Service

•  Chair, Biogen, Inc. (since 2023), Board Member (2010 – 2023)

•  Intellia Therapeutics, Inc (since 2015) (announced retirement effective June 2023)

•  Duke Energy Corporation (since 2021)

•  Goldman Sachs ETF Trust, the Goldman Sachs MLP and Energy Renaissance Fund, and the Goldman Sachs MLP Income Opportunities Fund, investment funds within the Goldman Sachs fund complex (2016 – 2021)

•  Public Service Enterprise Group, Inc. (2003 – 2009)

Additional Non-Public Board Service
• Founding board member and current board member emeritus, Institute for Advanced Clinical Trials for Children (since 2016) • Board member of Junior Achievement of New Jersey (2009 – 2015)
Education
• B.A. in History from Colgate University • MBA in Finance and Accounting from Columbia University

In selecting Ms. Dorsa as a nominee for election to the Board of Directors, the Board considered, among other things, Ms. Dorsa’s significant financial and accounting expertise and deep knowledge of clinical markets. As our technology and products are increasingly utilized in clinical settings, Ms. Dorsa’s experience will contribute to the Board’s understanding of these markets and the risks and opportunities associated with operating in markets regulated by the U.S. Food and Drug Administration (“FDA”). In addition, Ms. Dorsa is an audit committee financial expert under applicable US Securities and Exchange Commission (“SEC”) rules.

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Robert S. Epstein, M.D. Profile Director since 2012 Age: 67 Board Committees Compensation Nominating/Corporate Governance (Chair)	Career Highlights

•  CEO & Co-founder of Epstein Health LLC, a strategic advisory firm servicing private equity investors and companies in the field of healthcare technology innovation (since 2012)

•  Former President of Medco-UBC, a 2,400-employee global pharmaceutical services company focused on market access and personalized medicine solutions (2010 – 2012)

Other Public Board Service
• Chairperson, Veracyte, Inc. (since 2023), Board Member (2015 - 2023) • Fate Therapeutics, Inc. (since 2014)
Additional Non-Public Board Service

•  Tasso, Inc. (since 2023)

•  Diadem srl (since 2022)

•  Proteus Digital Health (2013 – 2020)

•  Chairman, Decipher Biosciences (2019 – 2021)

•  Managing Director, Biologics and Biosimilars Collective Intelligence Consortium (2017 – 2020)

•  Former President of the International Society of Pharmacoeconomics and Outcomes Research (1998 – 1999)

Education

•  B.S. in Biomedical Science and M.D. from the University of Michigan (6-year program)

•  M.S. in Preventative Medicine from the University of Maryland

•  Chief Resident, Epidemiology and Preventative Medicine Program (1987 – 1988)

Also...

•  Fortune magazine ranked Medco as #3 most innovative companies (behind Apple and Nike) for Dr. Epstein’s work in promulgating personalized medicine testing

•  Hosted a webcast show called “On Call with Dr. Rob”, which won two Telly Awards

In selecting Dr. Epstein as a nominee for election to the Board of Directors, the Board considered, among other things, Dr. Epstein’s in-depth experience and practical knowledge of how molecular diagnostic tests are reimbursed, and the issues raised by payors and other evidentiary authorities. As our technology and products are increasingly utilized in clinical settings, Dr. Epstein’s experience contributes to the Board’s understanding of these markets, our products’ diagnostic uses, and the risks and opportunities associated with operating in markets regulated by the FDA and elsewhere. Dr. Epstein has published more than 100 peer-reviewed medical articles and book chapters and serves as a reviewer for several influential medical journals.

Illumina, Inc. 2023 Proxy Statement  •  15

Scott Gottlieb, M.D. Profile Former FDA Commissioner Director since 2020 Age: 50 Board Committees Nominating/Corporate Governance	Career Highlights

•  Special Partner at New Enterprise Associates and resident fellow at American Enterprise Institute for Public Policy Research (“AEI”) (since 2019)

•  23rd Commissioner of the FDA (2017 – 2019)

•  Previously held several roles in the public and private sectors including serving as Venture Partner at New Enterprise Associates (2007 – 2017)

•  FDA Deputy Commissioner for Medical and Scientific Affairs (2005 – 2007)

•  Senior Advisor for Medical Technology to the FDA Commissioner (2003 – 2004)

Other Public Board Service
• Pfizer Inc. (since 2019)
Additional Non-Public Board Service
• National Resilience, Inc. (since 2020) • Aetion, Inc (since 2019) • Tempus Labs (since 2019) • Mount Sinai Medical System
Education
• B.A. in Economics from Wesleyan University • M.D. from Mount Sinai School of Medicine of New York University
Also...

•  Resident fellow at AEI, a public policy think tank

•  Columnist, Wall Street Journal

•  Contributor to CNBC and CBS Face the Nation

•  Advised the states of Massachusetts, Maryland, and Montana on the COVID-19 response as a member of state advisory boards

In selecting Dr. Gottlieb as a nominee, the Board considered, among other things, Dr. Gottlieb’s extensive clinical, policy, and investment expertise, including his experience as FDA Commissioner from 2017-2019. As our growth continues to become more dependent on clinically approved products, Dr. Gottlieb’s experience will contribute to the Board’s deeper understanding of the risks and opportunities associated with offering FDA-regulated products.

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Gary S. Guthart, Ph.D. Profile Director since 2017 Age: 57 Board Committees Compensation (Chair) Science and Technology	Career Highlights

•  Chief Executive Officer at Intuitive Surgical since 2010; President (2007 – Present); Chief Operating Officer (2006 – 2007); Vice President of Engineering (2002 – 2006); Other roles (1996 – 2002)

•  Member of core team developing foundational technology for computer-enhanced surgery at SRI International (1992 – 1996)

•  Member of human factors research lab at NASA (early career)

Other Public Board Service
• Intuitive Surgical, Inc. (since 2009) • Affymetrix, Inc. (2009 – 2016)
Education
• B.S. in Engineering from the University of California, Berkeley • M.S. and Ph.D. in Engineering Science from the California Institute of Technology
Also...

•  Member of the board of the Silicon Valley Leadership Group, a public policy association in Northern California (since 2020)

•  Co-inventor on more than 50 patents at Intuitive Surgical

•  #9 Glassdoor Top 100 CEOs (2019)

•  #19 Fortune’s Businessperson of the Year (2019)

•  #51 Intuitive rank, Drucker Institute’s Management Top 250 (2019)

In selecting Dr. Guthart as a nominee for election to the Board of Directors, the Board considered, among other things, his deep business, operating, financial, and scientific experience as an executive and CEO of a public life sciences company. The Board of Directors believes that Dr. Guthart’s leadership experience as the CEO of a public life sciences and technology company in complex, high growth markets will provide valuable perspective to the Board and the Company’s strategic planning and business development efforts.

Illumina, Inc. 2023 Proxy Statement  •  17

Philip W. Schiller Profile Director since 2016 Age: 62 Board Committees Nominating/Corporate Governance Science and Technology	Career Highlights

•  Apple Fellow at Apple, reporting to CEO Tim Cook and leading the App Store and Apple Events (since 2021)

•  Senior Vice President of Worldwide Marketing at Apple, and a member Apple’s executive team responsible for the company’s product marketing, developer relations, business marketing, education marketing, international marketing, and App Store programs (2002 – 2021)

•  Vice President of Product Marketing at Macromedia, Inc. (1995 – 1997)

•  Director of Product Marketing at FirePower Systems, Inc. (1993 – 1995)

Additional Non-Public Board Service
• Board of Trustees, Bowdoin College (since 2019) • Board of Trustees, Boston College (2010 – 2019)
Education
• B.S. in Biology from Boston College
Also...
• Listed in Forbes “The World’s Most Influential Chief Marketing Officers” every year between 2012 and 2020

In selecting Mr. Schiller as a nominee for election to the Board of Directors, the Board considered, among other things, his track record and global experience in bringing world class products to market. The Board of Directors believes that Mr. Schiller’s marketing expertise will provide the Company and the Board with important insights into communicating the benefits of the Company’s products and technology to customers and other stakeholders. Mr. Schiller’s extensive senior management experience in one of the world’s leading consumer technology companies, particularly in key marketing positions, provides the appropriate skills to serve on our Board of Directors.

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Susan E. Siegel Profile Director since 2019 Financial Expert Age: 62 Board Committees Audit	Career Highlights

•   Martin Trust Center for MIT Entrepreneurship, Sr. Lecturer (since 2019)

•   Former Chief Innovation Officer of General Electric (GE) and CEO of GE Business Innovations (GE’s growth and innovation business), and CEO of GE Ventures & Licensing (subsumed into Chief Innovation Officer role) (2012 – 2019)

•   General Partner, Mohr Davidow Ventures (2006 – 2012)

•   President and Board Member of Affymetrix, Inc. (1998 – 2006)

•   Sr. Executive, Amersham Pharmacia Biotech (1990 – 1998), Final Role: President, Hoefer Business & VP, Business Development & Licensing (1996 – 1998)

Other Public Board Service
• Nevro Corp. (since 2020) • Align Technology, Inc. (since 2017) • Pacific Biosciences of California, Inc. (2006 – 2012) • Affymetrix, Inc. (2000 – 2006)
Additional Non-Public Board Service

•   Chairman, MIT’s The Engine (since 2020), Board Member (2016 – 2020)

•   Kaiser Family Foundation (since 2019), Chair, Investment Committee (since 2022)

•   Co-Chair, Stanford Medicine Board of Fellows (since 2017)

•   Mass General Brigham’s Innovation Growth Board (since 2015)

•   National Venture Capital Association, Board Member (2012 – 2016)

Education
• B.S. in Biology from University of Puerto Rico • M.S. in Biochemistry and Molecular Biology from Boston University School of Medicine
Also...

•   Women Continuing to Change the World, McKinsey & Company (2022)

•   Lifetime Achievement Award, Global Corporate Venturing (2020) and named to its Powerlist (2014 – 2019)

•   Fortune’s “34 Leaders Who are Changing Healthcare” (2017)

•   Top 10 Women in Medical Devices, Fierce Biotech (2015)

•   “100 of the Most Influential Women in Silicon Valley”, Silicon Valley Business Journal (2006)

•   Henry Crown Fellow, The Aspen Institute (since 2003)

In selecting Ms. Siegel as a nominee for election to the Board of Directors, the Board considered, among other factors, Ms. Siegel’s extensive experience leading and growing biotechnology and clinical diagnostic companies that delivered shareholder value. In addition, her knowledge of genomic markets, innovative technology, and business models greatly contributes to the Board’s understanding of our customers, technology roadmap, and the needs of our business. Ms. Siegel was a founding member of NIH’s National Center for Advancing Translational Sciences and served on President Obama’s Precision Medicine Initiative Working Group that led to the creation of “All of Us”.

Illumina, Inc. 2023 Proxy Statement  •  19

John W. Thompson Chair of the Board Profile Director since 2017 Financial Expert Age: 73 Board Committees Audit	Career Highlights

•  Venture Partner, Lightspeed Ventures (since 2018)

•  Lead Independent Director of Microsoft Corporation (since 2021; Independent Board Chair 2014 – 2021)

•  Chief Executive Officer of Virtual Instruments from 2010 until it merged with Load Dynamix (2010 – 2016)

•  Chairman & Chief Executive Officer of Symantec (1999 – 2009)

•  Held leadership positions in sales, marketing, and software development at IBM, including General Manager of IBM Americas (1971 – 1999)

Other Public Board Service
• Microsoft Corporation (since 2012) • Symantec Corporation (1999 – 2011) • Seagate Technologies (2000 – 2012) • UPS (1998 – 2010) • Fortune Brands (1997 – 1999)
Additional Non-Public Board Service
• Inxeption Corporation (since 2021) • Seismic Software (since 2019) • Rubrik (since 2018) • Wetlands America Trust (since 2005) • Teach for America (2000 – 2006)
Education
• B.A. in Business Administration from Florida A&M University • MBA from MIT Sloan School of Management
Also...
• President’s Infrastructure Advisory Committee (2001 – 2006) • Financial Crisis Inquiry Committee (2009 – 2011)

In selecting Mr. Thompson as a nominee for election to the Board of Directors, the Board considered, among other things, Mr. Thompson extensive technology leadership experience, including as a CEO at Symantec and Virtual Instruments, and Chairman of the Board at Microsoft. In addition, he has served on a wide range of company boards, both public and private. The Board believes his depth and breadth of knowledge in technology, other private sector industries, and the public sector greatly contribute to the Board’s strategic leadership of the Company. Mr. Thompson is an audit committee financial expert under applicable SEC rules.

20  •  Illumina, Inc. 2023 Proxy Statement

How We Are Selected and Evaluated

Criteria for Board Membership

The Board of Directors has delegated to the Nominating/Corporate Governance Committee the responsibility for reviewing and recommending nominees to the Board for Board membership. In accordance with our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee, in evaluating Board candidates, considers factors such as, among others, depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties, all in the context of an assessment of the needs of the Board at the time. The Nominating/Corporate Governance Committee seeks to ensure that at least a majority of directors are independent under Nasdaq listing standards; that members of our Audit Committee meet the financial literacy and sophistication requirements under Nasdaq listing standards; that at least one of the members of our Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC; and that each member of our Compensation Committee is “independent” as defined under Nasdaq listing standards, a “non-employee director” under SEC rules and an “outside director” under the rules of the Internal Revenue Code of 1986 (“Code”).

The Nominating/Corporate Governance Committee’s objective is to maintain a Board comprising of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. For each of the nominees to the Board, the biographies shown above highlight the experiences and qualifications that the Nominating/Corporate Governance Committee viewed as being among the most important in concluding that the nominee should serve as a director. The Nominating/Corporate Governance Committee considers diversity to be one of many factors in identifying nominees for director. In selecting directors, the Board seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized expertise. The Board has determined that its members should include at least two directors who are diverse in terms of race, ethnicity, gender, and related social categories, including (i) at least one director who self-identifies as female; and (ii) at least one director who self-identifies as a member of an underrepresented minority or the LGBTQ+ community. The Nominating/Corporate Governance Committee believes such diversity including personal characteristics such as race and gender, as well as diversity in experience and skill, contributes to the Board’s overall effectiveness, especially to the performance of its responsibilities in the oversight of a complex and highly-competitive, science and clinically focused, global business. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees or dispositive in any specific instance. In addition, the Nominating/Corporate Governance Committee has a relationship with a third-party executive search firm to help identify and evaluate director candidates. The firm is engaged by Illumina on customary terms and conditions.

Illumina, Inc. 2023 Proxy Statement  •  21

Process for Identifying and Evaluating Nominees

The Nominating/Corporate Governance Committee believes we are well served by our current directors, but has also identified several candidates it intends to propose to further supplement our Board’s existing capabilities after the 2023 annual meeting of stockholders. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. In addition, from time to time, the Board may seek to expand by appointing new Board members with special skills or experience relevant and useful to us at our particular stage of development. The Board also actively searches and evaluates whether new members would be beneficial to the Board in enhancing its diversity, experience or skill set. Director candidates are selected based on input from members of our Board of Directors, our senior management, and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating/Corporate Governance Committee evaluates each candidate’s qualifications and checks relevant references; in addition, such candidates are interviewed by members of the Nominating/Corporate Governance Committee. Candidates meriting serious consideration meet with each member of the Board of Directors. Based on this input, the Nominating/Corporate Governance Committee would evaluate which of the prospective candidates is qualified to serve as a director and whether it should recommend to the Board that such candidate be appointed to fill a current vacancy on the Board or presented for the approval of the stockholders, as appropriate.

Stockholder Nominees

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for director under the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the Board of Directors if they are not considered suitable or do not add distinct skills or perspectives to our Board. Any such nominations should be submitted to the Nominating/Corporate Governance Committee, via the attention of our Corporate Secretary, and should include the following information:

•

all information relating to such nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) (including such person’s written consent to a background check, to being named in the proxy statement as a nominee, and to serving as a director, if elected) and our bylaws;

•	the names and addresses of the stockholder(s) making the nomination and the number of shares of our common stock that are owned beneficially and of record by such stockholder(s); and

•

appropriate biographical information and a statement as to the qualification of the nominee, including the specific experience, qualifications, attributes, or skills of the nominee, demonstrating the relevance and usefulness to our Company of such experience, qualifications, attributes, or skills at our particular stage of development.

22  •  Illumina, Inc. 2023 Proxy Statement

Nominations should be submitted in the timeframe described in our bylaws and under the caption “Stockholder Proposals for our 2024 Annual Meeting” on page 105.

Proxy Access

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding capital stock continuously for at least three years, to nominate and include in the Company’s proxy materials the greater of two directors or 20% of the number of directors currently serving on the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.

Illumina, Inc. 2023 Proxy Statement  •  23

How We Provide Oversight

Board of Directors

Our business is managed under the direction of our Board of Directors. All nine of our directors stand for election to one-year terms. The Board has determined that a majority of the members of the Board, specifically Dr. Arnold, Ms. Dorsa, Dr. Epstein, Dr. Gottlieb, Dr. Guthart, Mr. Schiller, Ms. Siegel, and Mr. Thompson, are independent directors under the Nasdaq listing standards.

The Board typically holds executive sessions of the non-employee directors following each regularly scheduled in-person meeting of the Board of Directors. At its meetings during the fiscal year ended January 1, 2023 (“fiscal 2022”), the Board of Directors regularly met in executive sessions of non-employee directors.

The Board of Directors has adopted Corporate Governance Guidelines, which outline the Company’s significant corporate governance policies and procedures. These guidelines can be viewed on our website at investor.illumina.com under “Governance”. The Board of Directors meets regularly to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. The Board of Directors held 10 meetings during fiscal 2022. Board members are requested to make attendance at Board and Board committee meetings a priority, to come to meetings prepared, having read any materials provided to the Board of Directors prior to the meeting, and to participate actively in the meetings.

Corporate Governance

The Board of Directors and our management believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing stockholder value. The imperative to continue to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and encourages long-term productivity and growth.

Sound corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency, and accountability in business activities among employees, management, and the Board of Directors.

The Board of Directors and our management believe that proactive engagement with our stockholders is paramount. We maintain a robust engagement program in which the Company meets with many of our stockholders to address questions and concerns, seek input and garner stockholder perspective on the Company’s policies and practices relating to corporate governance, executive compensation and ESG strategy. In fiscal 2022, our Investor Relations team continued our active dialogue with stockholders by attending 9 investor conferences, 4 non-deal roadshows in the United States and the United Kingdom, and 9 group investor meetings, conducting over 300 meetings with current and prospective stockholders. The Company also hosts investor events to further connect with our stockholders. In 2022, the Company hosted both an Investor Day and an ESG Investor Event that included presentations from management on the Company’s strategic direction, key business areas, innovation roadmap developments and ESG strategy. Feedback gathered during these engagements and events are reviewed and considered carefully by the Board and is reflected in a variety of ways.

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We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Conduct, and charters for each of the committees of the Board of Directors, including the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Science and Technology Committee. The corporate governance page can be found on our website at investor.illumina.com under “Governance” and then “Board of Directors”. Recently, the Board updated Illumina’s Corporate Governance Guidelines to further strengthen our commitment to providing a director nomination process that is fair and equitable to all nominating stockholders.

Term Limits

The Company does not require its directors to retire after a predetermined number of years of service. Our Board recognizes that significant experience as a member of our Board is valuable to providing strategic direction, and it has determined that imposing an arbitrary tenure limit is not in the best interests of the Company.

Board Leadership Structure

Our Board leadership structure currently consists of an independent Chair of the Board and four independent committee chairs. We do not have a defined policy on whether the roles of the Chief Executive Officer and Chair of the Board should be combined or held by separate persons. The Board, with the advice of the Nominating/Corporate Governance Committee and upon consideration of all relevant facts and circumstances, will determine if and when the separation of the two offices is appropriate in light of the governance objectives of the Board. We currently keep the two roles separate, as Mr. Thompson is the Chair of the Board and Mr. deSouza, who also serves as a member of the Board, is our CEO. Our Board believes that the current leadership structure is appropriate for the Company at this time because it effectively allocates authority, responsibility, and oversight between management and the independent members of our board. If in the future we determine that the interests of the Company and our stockholders are better served with the roles of the CEO and Chair of the Board being held by one person, we will promptly notify our stockholders and share the Board’s reasons for that determination.

Under our Corporate Governance Guidelines, if the Chair of the Board is not an independent director, the independent members of the Board shall elect, by majority vote, an independent director to serve in a lead director capacity (“Lead Independent Director”). In addition to the duties specified by the Board, the Lead Independent Director shall participate as an observer or member on Board Committees, preside at all meetings of the Board at which the Chair of the Board is not present, including executive sessions of the independent directors, call meetings of the independent directors, if appropriate, and serve as the principal liaison between the Chair of the Board and the independent directors. In performing these duties, the Lead Independent Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority and responsibilities of such committee chairs. For fiscal 2022, the Company did not elect a Lead Independent Director since the position of the Chair of the Board was filled by Mr. Thompson, who is independent.

Under the leadership and guidance of the Nominating/Corporate Governance Committee, we routinely assess the Board evaluation process. To support effective corporate governance, the Board delegates important responsibilities and risk oversight functions to its committees, which report on

Illumina, Inc. 2023 Proxy Statement  •  25

their activities to the Board. For additional information please see “Committees of the Board of Directors” and “The Board’s Role in Risk Oversight” in this proxy statement.

Committees of the Board of Directors

The Board of Directors has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are currently the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Science and Technology Committee held 9 meetings, 8 meetings, 5 meetings, and 4 meetings during fiscal 2022, respectively. All of the committees are composed entirely of non-employee, independent directors. Charters for each committee are available on our website at www.illumina.com/company/about-us/board-of-directors.html under “Committee Composition”.

Audit Committee

Purpose	• Oversee the Company’s accounting and financial reporting processes, including internal control over financial reporting and audits of its financial statements
Responsibilities

•   Ensure the integrity of the Company’s financial statements and disclosures

•   Review and confirm the independent auditor’s qualifications and independence

•   Monitor the performance of the Company’s internal audit function and independent registered public accounting firm

•    Evaluate the adequacy and effectiveness of the Company’s internal controls

•    Oversee the Company’s compliance with legal and regulatory requirements

•   Review and assess the Company’s cybersecurity and other information technology risks, controls, and procedures

•   Supervise the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, litigation, information security, and external risks inherent in the Company’s business

Members	• Caroline Dorsa (Chair) • Susan Siegel • John Thompson

The Board of Directors has unanimously determined that all Audit Committee members satisfy the additional independence requirements that apply to Audit Committee members under Nasdaq listing standards and SEC rules and regulations, are financially literate under Nasdaq listing standards and SEC rules and regulations, and at least one member has financial sophistication required under Nasdaq listing standards and SEC rules and regulations. In addition, the Board of Directors has unanimously determined

26  •  Illumina, Inc. 2023 Proxy Statement

that each Audit Committee member qualifies as an “audit committee financial expert” under SEC rules and regulations. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations, or liability on any person so designated.

Compensation Committee

Purpose

•   Discharge the Board’s duties and responsibilities relating to compensation of our directors and executive officers, employees and consultants

•   Oversee the design and management of our equity and other compensation plans

Responsibilities

•   Report annually to our stockholders on executive compensation matters

•   Administer our equity and other compensation plans

•   Recommend to the Board the amount and form of CEO compensation, taking into account the Board’s annual performance evaluation of the CEO, peer group and other factors deemed most relevant, including the results of the most recent Say on Pay Vote

•   Review and approve the amount and form of compensation to be paid to our other executive officers and others who report directly to the CEO at the level of Vice President or higher

•   Oversee our compensation practices for all other non-executive employees to manage risk, uphold our commitment to our pay equity philosophy, and ensure alignment across executives

•   Oversee and provide input to management on diversity and inclusion matters

•   Motivate executives to perform to their highest level and reward outstanding achievement

•   Maintain appropriate levels of risk and reward, assessed on a relative basis at all levels within the Company in proportion to individual contribution and performance and tied to achievement of financial, organizational, and management performance goals

•   Encourage executives to manage from the perspective of owners with an equity stake in the Company

•   Review and make initial (in the case of new hires) and periodic (in the case of then-current Company employees) determinations with respect to who is (i) an “executive officer” of the Company with reference to Rule 3b-7 under the Exchange Act and (ii) a “Section 16 officer” of the Company with reference to Rule 16a-1(f) under the Exchange Act

Members	• Gary Guthart (Chair) • Caroline Dorsa • Robert Epstein

Illumina, Inc. 2023 Proxy Statement  •  27

The Board of Directors has unanimously determined that all Compensation Committee members satisfy the additional independence requirements that apply to Compensation Committee members under Nasdaq listing standards and qualify as “non-employee directors” for the purposes of Section 16 of the Exchange Act.

The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation.

The CEO has been delegated limited authority to grant equity incentive awards to any employee who is not designated as an “Executive Officer” or “Section 16 Officer”, and who does not report directly to him at the level of Vice President or higher. The CEO may exercise this authority without any further action required by the Compensation Committee; however, the Compensation Committee approves grant ranges based on employee job levels to guide the CEO in the exercise of his authority and sets maximum individual award values that may be granted under this authority. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within the specified limits approved by the Compensation Committee. At least annually, the Compensation Committee reviews this authority and grant guidelines to ensure alignment with market and good governance practices. The CEO reports at least annually to the Compensation Committee on his exercise of this delegated authority. In addition, the Compensation Committee reviews our equity award usage forecast on a quarterly basis as part of its administration duties within our Amended and Restated 2015 Stock and Incentive Plan.

Nominating/Corporate Governance Committee

Purpose	• Oversee matters of corporate governance, including the evaluation of the performance, composition, and practices of the Board of Directors
Responsibilities

•   Identify individuals qualified to serve as members of the Board of the Company

•   Select nominees for election as directors of the Company

•   Evaluate at least annually the performance of the Board and its committees

•   Develop and recommend corporate governance guidelines to the Board

•   Provide oversight with respect to corporate governance and ethical conduct

•   Assist the Board in overseeing the Company’s material environmental, social, and governance matters, except as specifically delegated to another Board committee

Members	• Robert Epstein (Chair) • Frances Arnold • Scott Gottlieb • Philip Schiller

28  •  Illumina, Inc. 2023 Proxy Statement

Science and Technology Committee

Purpose	• Oversee the Company’s scientific and technological strategies and research and development plans and goals
Responsibilities

•   Review and evaluate the Company’s scientific and technological strategies and research and development plans and goals

•   Review and evaluate the Company’s performance relating to its research and development plans and goals

•   Identify and discuss significant emerging science and technology issues and trends, including their potential impact on the Company’s scientific and technological strategies and research and development plans and goals

•   Conduct a periodic review of the Company’s intellectual property portfolio and strategy

Members	• Frances Arnold (Chair) • Gary Guthart • Philip Schiller

Compensation Committee Interlocks and Insider Participation

The following directors served on Illumina’s Compensation Committee during fiscal 2022: Caroline Dorsa; Robert Epstein; and Gary Guthart. No member of the Compensation Committee is, or ever has been, an officer or employee of the Company. Furthermore, during fiscal 2022, none of our current executive officers served as a member of a Board of Directors or compensation committee (or other Board committee performing equivalent functions) of another entity where an executive officer of such entity served as a member of our Board of Directors or Compensation Committee. No related party transactions involving a member of the Compensation Committee occurred in fiscal 2022.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees, including our CEO, CFO, and the rest of our executive management team. Our Code of Conduct is reviewed by the Nominating/Corporate Governance Committee on an annual basis and modified as deemed necessary, and our employees receive a robust training regarding its contents annually. Our Code of Conduct is available for download at www.illumina.com/company/investor-information/corporate-governance.html. A copy of the Code of Conduct may also be obtained free of charge from us upon a request directed to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

Illumina, Inc. 2023 Proxy Statement  •  29

Corporate Social Responsibility

We are dedicated to making a positive impact on humanity, not just through our technology, but through our actions. By doing so, we aim to help shape a more sustainable and equitable future for all. Although not incorporated by reference into this Proxy Statement, our annual Corporate Social Responsibility (“CSR”) report is available at www.illumina.com/csr. In addition, a link to our most recently filed Employment Information Report EEO-1, which details certain demographic information about our workforce, can be found at www.illumina.com/company/about-us/corporate-social-responsibility/environmental-social-governance.html.

Political Contributions Policy

We have adopted a Political Contributions Policy pursuant to which we annually disclose in our Corporate Social Responsibility Report the monetary value of direct and indirect political contributions and certain payments made to trade associations. Our Political Contributions Policy can be found at www.illumina.com/content/dam/illumina-marketing/documents/company/political-disclosure-policy.pdf.

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How We Operate

Attendance at Meetings

During fiscal 2022, each director attended, virtually, in person or by telephone, at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which such director served during the period. The Board of Directors held 10 meetings during fiscal 2022. Board members are invited to attend our annual meetings of stockholders. We reimburse the travel expenses of any director who travels to attend the annual meetings. We do not have a policy under which directors are expected to attend the annual meeting of stockholders. Five members of the Board of Directors attended our 2022 annual meeting of stockholders.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing our risk management. To assist its oversight function, the Board has delegated many risk oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for providing advice to the Board with respect to our risk evaluation and mitigation processes, including, in particular, the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, litigation, compliance, physical and information security, regulatory, and external risks inherent in our business. The Audit Committee also oversees our internal audit function and our internal controls.

Each of the Board’s committees oversees the management of Company risks that fall within that committee’s areas of responsibility. In performing this function, each committee is led by its independent Chair and has full access to management and may engage advisors. For example, the Nominating/Corporate Governance Committee is responsible for overseeing governance risks facing the Company; the Compensation Committee oversees the Company’s executive compensation program and considers the impact of such program and of the incentives created by the compensation awards on the Company’s risk profile; and the Science and Technology Committee oversees the Company’s scientific and technology strategies and research and development plans and goals, as well as reviewing our intellectual property position.

In addition to the Audit Committee’s work in overseeing risk management and our other committees’ oversight contributions in specific area, our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and the Board receives reports on risk management from our senior officers and outside consultants engaged to provide an enterprise-level review of the risks facing the Company. As part of its overall oversight of risk management, the Board provides oversight of management’s efforts to address information security risk by receiving regular reports at meetings of the Audit Committee. Members of the Board also are invited to participate in the Company’s management-led information security working group, which is charged with the protection of confidential and sensitive business data and intellectual property from hostile or malicious attack; the protection of sensitive personal data from unauthorized access; product security; and enterprise technology risk review.

Illumina, Inc. 2023 Proxy Statement  •  31

Our senior executives provide the Board of Directors and its committees with regular updates about Company strategies and objectives and associated risks at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues of concern with management. The Board of Directors and committees call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable about the applicable issues attend Board meetings to provide additional insight into items being discussed, including exposures and mitigation strategies with respect to various risks. The Board of Directors believes that the work undertaken by the Audit Committee, together with the work of the full Board, its committees and our executive management team, led by our CEO, enables the Board to effectively oversee our risk management function and take appropriate action to evaluate and respond to risks as the circumstances each time require.

The Board’s careful approach to risk oversight is complemented by the Company’s policies and processes designed to ensure that information about evolving risks and actual incidents is communicated promptly to the highest levels of management, including our disclosure controls and procedures and our management disclosure committee, which work together to ensure that our senior management, including our CEO and CFO, receive the information they need to make timely decisions about the Company’s required disclosures to the Board. To complete the circle and promote full information being shared among management and the Board, our audit committee receives regular reports about the Company’s disclosures from the relevant members of management.

Compensation Programs

The Compensation Committee, together with senior management and external compensation consultants, reviews our compensation policies, practices and programs including other benefits and any other compensation rights received under the Company’s benefit plans. We have concluded that our compensation policies, practices and programs do not incentivize inordinate risk taking or result in other unacceptable risks to the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Certain Relationships and Related Party Transactions

All transactions between us and our officers, directors, principal stockholders, and affiliates are subject to approval by a majority of the independent and disinterested members of our Board of Directors, and will be on terms determined by such members of the Board of Directors to be no less favorable to us than could be obtained from unaffiliated third parties. No such transactions occurred in fiscal 2022.

32  •  Illumina, Inc. 2023 Proxy Statement

How to Communicate with Us

All interested parties who wish to communicate with the Board of Directors or any of the non-employee directors may do so by sending a letter to the Corporate Secretary, Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary, and should specify the intended recipient or recipients. All such communications will be forwarded to the appropriate director or directors for review, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

In addition, you may send, in an envelope marked “Confidential”, a written communication to the Chair of the Audit Committee, via the attention of our Corporate Secretary, to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. All such envelopes will be delivered unopened to the Chair of the Audit Committee.

Illumina, Inc. 2023 Proxy Statement  •  33

Our Approach to Director Pay

Director and Officer Stock Ownership Policy

The Board of Directors, acting on the recommendation of the Compensation Committee, has adopted stock ownership guidelines that are applicable to each of our non-employee directors, each of our “Section 16 Officers” and each of our officers having a title of “Senior Vice President” or above. Each individual subject to the guidelines is expected to own and hold shares of our common stock or certain of its equivalents having an aggregate value at least equal to:

Title	Multiple

Non-Employee Director	5x annual retainer

Chief Executive Officer	5x base salary

Senior Vice President	2x base salary

Section 16 Officer, if not covered above	1x base salary

Each individual subject to our stock ownership guidelines is required to achieve compliance with the applicable ownership levels set forth above within three years from the date such individual director or officer first became subject to the guidelines, either as a result of a new hire or promotion. Unvested performance stock units (“PSUs”) and all stock options do not count towards satisfaction of the ownership guidelines.

During such time that a covered director or officer is not in compliance with his or her applicable ownership guidelines, such director or officer:

•

is required to retain an amount equal to 100% of the net shares of common stock received as a result of the vesting of restricted stock or restricted stock units (“RSUs”) (“net shares” are those shares that remain after shares are sold or netted to pay withholding taxes); and

•

may not establish a qualified trading plan (i.e., a Rule 10b5-1 trading program) or modify an existing qualified trading plan to increase the number of shares of our common stock to be sold under such plan (under our Insider Trading Policy our directors, executive officers, and each of our officers having a title of “Senior Vice President” or above may only sell shares of our common stock pursuant to a qualified trading plan).

Director Compensation Overview

Our directors play a critical role in guiding our strategic direction and overseeing management of the Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. The many responsibilities and risks, and the substantial time commitment of being a director of a public company, require that we provide fair compensation for our directors’ performance. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Mr. deSouza, a director who is a member of our management team, receives no separate compensation for his services as a director.

34  •  Illumina, Inc. 2023 Proxy Statement

Our director compensation is overseen by the Compensation Committee of our Board of Directors, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of various factors, including, but not limited, to relative contributions, time commitments, risks, and regularly evaluated competitive practices by peer companies.

2022 Compensation Review

For fiscal 2022, the Compensation Committee retained an independent compensation consultant from Aon’s Human Capital Practice, a division of Aon, plc (“Aon”) as the Compensation Committee’s independent advisor to provide analysis, guidance and recommendations on the Board’s non-employee director compensation program and input on potential program changes. At the direction of the Compensation Committee, Aon conducted a comprehensive formal review and analysis of our non-employee director compensation, as well as that of our peers and general market practice, to understand pay practices and pay levels for cash retainers for board and committee service, as well as equity incentives. This review included a comparative analysis of our non-employee director compensation philosophy and practices against the practices of identified peer group companies and broader industry trends, including a review of the total direct compensation (including cash retainers and stock-based compensation) of our non-employee directors as compared with these data sets. The review included an analysis of market trends using available public information in addition to proprietary data provided by Aon.

For purposes of the comparative analysis, the Compensation Committee, in consultation with Aon, identified a list of 18 peer group companies from the Pharmaceutical, Biotech and Tools; Healthcare Equipment and Supplies; Technology Hardware and Equipment; Semiconductor and Semiconductor Equipment; and Software and Software Services sectors to capture companies in similar sectors as well as the broader technology market. The criteria used in developing this list of peer companies included revenue growth, actual revenue (0.5x to 4x Illumina), market capitalization (0.5x to 3x Illumina), research and development expenses as a percent of revenue, and total shareholder return. The Compensation Committee also considered criteria applied by corporate governance groups to assess overall alignment with market and governance trends. Based on these considerations, the Compensation Committee believes that the peer group is a fair representation of the companies with which we compete for non-employee director candidates.

Our director compensation peer group, set forth below, when compared to fiscal 2021, was updated for fiscal 2022 to remove The Cooper Companies, Inc. and to replace it with Palo Alto Networks, Inc. The Cooper Companies, Inc. fell below the market capitalization criteria at the time of review. Palo Alto Networks, Inc. met all financial criteria, including R&D investment.

Agilent Technologies, Inc.	Intuitive Surgical, Inc.	ResMed Inc.

Alexion Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	Thermo Fisher Scientific Inc.

Align Technology, Inc.	Lam Research Corporation	Vertex Pharmaceuticals, Inc.

Biogen Inc.	NVIDIA Corporation	VMware, Inc.

Edwards Lifesciences Corporation	Palo Alto Networks, Inc.	Workday, Inc.

IDEXX Laboratories, Inc.	Regeneron Pharmaceuticals, Inc.	Xilinx, Inc.

Illumina, Inc. 2023 Proxy Statement  •  35

Use of Market Data

The Compensation Committee, in consultation with its independent compensation consultant, reviews non-employee director compensation practices and program designs at peer group companies and the broader market to inform its decision-making process in setting total compensation levels. Data on such peer and market practices are provided on an annual basis by the compensation consultant. However, the Compensation Committee does not set percentile targets with respect to its total direct pay or any individual pay element and believes that market data is only one factor in setting compensation. Non-employee director compensation determinations are the result of many factors, including the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant. No one factor is intended to be dispositive in setting non-employee director compensation.

Cash Compensation

Annual Retainer

During fiscal 2022, each of our non-employee directors was eligible to receive an annual cash retainer of $75,000, compared to $65,000 for fiscal 2021, to better align total compensation with current market conditions. The annual cash retainer currently remains $75,000.

Committee Fees

During fiscal 2022, each of our non-employee directors serving on one or more permanent Board committees was eligible to receive the applicable cash fees set forth below.

	Fiscal 2022 Board Committee Annual Fees ($)
	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Science and Technology Committee

Chair	25,000	25,000	15,000	15,000

Member	15,000	15,000	10,000	10,000

Lead Independent Director and Chair Fees

In fiscal 2022, our Chair of the Board was approved to receive an additional annual cash retainer of $75,000, compared to $65,000 for fiscal 2021, to better align total compensation with current market conditions. The annual cash retainer currently remains $75,000.

During fiscal 2022, independent director John Thompson served as our Chair of the Board. Since we currently have an independent Chair of the Board, our Board has not appointed a Lead Independent Director.

36  •  Illumina, Inc. 2023 Proxy Statement

Stock in Lieu of Cash Compensation

Non-employee directors may elect to receive shares of our common stock in lieu of all, but not less than all, cash fees otherwise payable by the Company to such director in a given calendar year. Shares issued to an eligible director electing to receive shares in lieu of cash compensation will not be subject to vesting or forfeiture restrictions and will be issued on a quarterly basis. The number of shares issued to an eligible director electing to receive shares in lieu of cash will equal the amount of cash compensation otherwise payable by the Company to such director for the immediately preceding calendar quarter, divided by the weighted average closing price of our common stock during the immediately preceding calendar quarter (calculated by reference to each trading day during such quarter), with any fractional shares settled in cash based on such price. For fiscal year 2022, none of our directors elected to receive stock in lieu of cash compensation.

Equity Compensation

Annual Awards

We provide a mix of cash and equity compensation aligned with common market practices. The equity award represented the majority of the compensation provided to more fully align the interests of our directors with those of our stockholders.

Each of our non-employee directors is eligible to receive an annual RSU award valued at $300,000 (as determined based on the fair market value of the Company’s common stock on the date of grant), rounded up to the nearest whole share, compared with $350,000 for fiscal 2021, which was reduced to better align with current market compensation. Such RSU awards are granted on the date of the annual meeting and vest on the earlier of the first anniversary of the grant date and the day prior to the annual meeting of stockholders immediately following the annual meeting at which the award was granted, subject to continued service as a Board member through the vesting date. At the election of the non-employee director at the time of grant, the RSU awards can be settled in cash or stock, or a combination of the two.

Accordingly, in connection with our 2022 annual meeting of stockholders, on May 26, 2022, each of our non-employee directors serving at that time received an award of 1,232 RSUs (having an award value of $300,078 based on the closing price of our common stock on May 26, 2022, of $243.57).

Compensation Upon First Joining the Board of Directors

Each non-employee director, upon first joining the Board, whether through election by our stockholders or appointment by our Board to fill a vacancy, is eligible to receive an annual retainer of $75,000 and a one-time RSU award valued at $300,000, each prorated for time of service between the director’s start date and the next annual meeting of stockholders and the RSU award rounded up to the nearest whole share, with such award vesting in full at the next annual meeting of stockholders. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. At the election of the non-employee director at the time of grant, this RSU award can be settled in cash or stock, or a combination of the two.

Illumina, Inc. 2023 Proxy Statement  •  37

Director Compensation

The following table summarizes the total compensation paid by the Company to our non-employee directors for fiscal 2022. Non-employee directors receive no other form of compensation and we do not provide non-employee directors with any benefits. We reimburse reasonable expenses incurred in connection with attending Board and committee meetings.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)

John Thompson	165,000	300,078	—	—	465,078

Frances Arnold	100,000	300,078	—	—	400,078

Caroline Dorsa	115,000	300,078	—	—	415,078

Robert Epstein	105,000	300,078	—	—	405,078

Scott Gottlieb	85,000	300,078	—	—	385,078

Gary Guthart	110,000	300,078	—	—	410,078

Philip Schiller	95,000	300,078	—	—	395,078

Susan Siegel	90,000	300,078	—	—	390,078

(1)

Mr. deSouza, our Chief Executive Officer, is not included in this table because he is an employee and receives no additional compensation for his service as a director. The compensation received by Mr. deSouza as Chief Executive Officer is shown in the Summary Compensation Table on page 70.

(2)	This reflects the grant date fair value of awards granted during fiscal 2022 and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date.
(3)

Each of the then-serving directors received an award of 1,232 RSUs on May 26, 2022 (the date of our 2022 annual meeting of stockholders), with a per share value of $243.57 (the closing price of our common stock on Nasdaq on May 26, 2022).

The following table shows the number of outstanding RSUs and total stock options held by each of our directors, other than Mr. deSouza, as of January 1, 2023:

Name	Unvested RSUs Outstanding	Vested Stock Options Outstanding	Unvested Stock Options Outstanding

John Thompson	1,232	—	—

Frances Arnold	1,232	—	—

Caroline Dorsa	1,232	—	—

Robert Epstein	1,232	7,600	—

Scott Gottlieb	1,232	—	—

Gary Guthart	1,232	—	—

Philip Schiller	1,232	—	—

Susan Siegel	1,232	—	—

38  •  Illumina, Inc. 2023 Proxy Statement

Vote for Us

Proposal 1: Election of Directors

General

Our Certificate of Incorporation and bylaws provide for the annual election of our directors. The Board of Directors currently consists of nine directors, having terms expiring at the 2023 annual meeting of stockholders.

Election of Nine Directors to Hold Office for One Year until the 2024 Annual Meeting of Stockholders

Upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board of Directors has nominated for election at the annual meeting the following slate of nine nominees to hold office for one year until the annual meeting of stockholders in 2024 and until their successors are duly elected and qualified:

Name	Age	Director Since	Principal Occupation

John Thompson	73	2017	Lead Independent Director of Microsoft; Venture Partner at Lightspeed Ventures

Francis deSouza	52	2016	CEO of Illumina

Frances Arnold	66	2016	Linus Pauling Professor of Chemical Engineering, Bioengineering and Biochemistry at the California Institute of Technology

Caroline Dorsa	63	2017	Chair of Biogen and Board Director of Intellia Therapeutics and Duke Energy

Robert Epstein	67	2012	Board Director of Fate Therapeutics and Veracyte

Scott Gottlieb	50	2020	Board Director of Pfizer; Former Commissioner of FDA

Gary Guthart	57	2017	CEO and Board Director of Intuitive Surgical

Philip Schiller	62	2016	Apple Fellow at Apple Inc.

Susan Siegel	62	2019	Board Director of Nevro Corp. and Align Technology, Inc.

In accordance with our certificate of Incorporation and bylaws, each newly appointed director is to be elected for a one-year term expiring at the next succeeding annual meeting of stockholders after such election or until his or her successor is elected.

Additional Information

The Board has set the number of directors at nine (9), and you will be asked to elect nine (9) directors at the annual meeting. All of the directors elected at the annual meeting will serve until the 2024 annual meeting, and until their successors are duly executed and qualified, or until their earlier death, resignation or removal. Stockholders cannot vote “FOR” more than nine (9) directors at the annual meeting.

Illumina, Inc. 2023 Proxy Statement  •  39

Based upon the Company’s criteria for nominations of directors to the Board and the unanimous recommendation of the Nominating/Corporate Governance Committee, the Board unanimously determined to nominate John Thompson, Francis deSouza, Frances Arnold, Caroline Dorsa, Robert Epstein, Scott Gottlieb, Gary Guthart, Philip Schiller and Susan Siegel to serve until the 2024 annual meeting and not to nominate the Icahn Group nominees to be included in the Board’s slate of director nominees for the annual meeting. See the section of this proxy statement titled “Who We Are — Information About the Board” for more information about the skills, qualifications, attributes and experiences that caused the Board to determine that its nominees should serve as directors. Each of the director nominees is currently serving as a director.

Your Board does not endorse the Icahn Group nominees and unanimously recommends that you vote “FOR” the election of the nominees proposed by the Board (John Thompson, Francis deSouza, Frances Arnold, Caroline Dorsa, Robert Epstein, Scott Gottlieb, Gary Guthart, Philip Schiller and Susan Siegel) on the WHITE proxy card. The Board strongly urges you to discard and NOT to vote using any gold proxy card that may be sent to you by the Icahn Group. If you have already voted using a gold proxy card sent to you by the Icahn Group, you have every right to change it and we strongly urge you to revoke that proxy by voting in favor of your Board’s nominees by using the WHITE proxy card to vote by Internet, telephone or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the annual meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at 1 (800) 422-8620 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

In the event that the Icahn Group withdraws its nominees, abandons its solicitation or fails to comply with the universal proxy rules after a shareholder has already granted proxy authority, shareholders can still sign and date a later submitted WHITE proxy card.

In the event that the Icahn Group withdraws its nominees, abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of the Icahn Group’s nominee will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or the Icahn Group’s gold proxy card.

Although the Company is required to include all nominees for election on its universal proxy card, for additional information regarding the Icahn Group’s nominees and any other related information, please refer to the Icahn Group’s proxy statement. You may receive solicitation materials from the Icahn Group, including proxy statements and gold proxy cards. Illumina is not responsible for the accuracy or completeness of any information provided by or relating to the Icahn Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Icahn Group or any other statements the Icahn Group may make. Shareholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the annual meeting at the SEC’s website (http://www.sec.gov).

If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted

40  •  Illumina, Inc. 2023 Proxy Statement

in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the nine (9) nominees proposed by the Board and named in this proxy statement. If you are a registered holder and you vote “FOR” more than nine (9) nominees on your WHITE proxy card, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. Each nominee has consented to serve if elected. If any nominee becomes unavailable to serve as a Director before the annual meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

If you are a beneficial holder and properly mark, sign and return your WHITE voting instruction form or complete your proxy via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the nine (9) nominees proposed by the Board and named in this proxy statement, depending on the bank or broker through which you hold your shares. If you are a beneficial holder and you vote “FOR” more than nine (9) nominees on your WHITE voting instruction form, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. Please carefully review the instructions provided by your bank or broker. It is therefore important that you provide specific instructions to your broker or bank regarding the election of directors so that your vote with respect to this item is counted.

Vote Required for Approval

As described previously, the Icahn Group has notified Illumina of its intent to nominate three directors for election as directors at the annual meeting in opposition to the nominees recommended by the Board. As a result, assuming such nominees are in fact proposed for election at the annual meeting and such nomination has not been withdrawn by the Icahn Group, the election of directors will be considered a contested election and, as provided under Article III, Section 16 of Illumina’s Amended and Restated Bylaws, directors will be elected on a plurality basis. This means that the nine (9) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. “WITHHOLD” votes and any broker non-votes (as described under “Users’ Guide – General Information”) will be counted for purposes of determining whether there is a quorum at the annual meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

In the event that the Icahn Group nominees are not put up for election at the annual meeting and there are instead only nine nominees, the election will be considered an uncontested election and a majority standard will govern. In an uncontested election, our bylaws require that a director nominee be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “FOR” that nominee exceeds the number of votes cast “WITHHOLD” that nominee). Each of our director nominees currently serves on the Board of Directors. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. Under our Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Nominating/

Illumina, Inc. 2023 Proxy Statement  •  41

Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING

DIRECTOR NOMINEES:

John Thompson

Francis deSouza

Frances Arnold

Caroline Dorsa

Robert Epstein

Scott Gottlieb

Gary Guthart

Philip Schiller

Susan Siegel

AND “WITHHOLD” ON EACH OF THE ICAHN GROUP NOMINEES

42  •  Illumina, Inc. 2023 Proxy Statement

Our Leadership

Executive Officers

The following table sets forth the names, ages, positions, and business experience of our executive officers as of April 20,2023:

Name	Age	Position	Year Joined Illumina	Recent Business Experience

Francis deSouza	52	Chief Executive Officer	2013	2016 – Present 2013 – 2016 2011 – 2013	Chief Executive Officer, Illumina President, Illumina Group President, Enterprise Products and Services for Symantec Corporation

Alex Aravanis	47	Chief Technology Officer, Head of Research and Product Development	2020	2021 – Present	Chief Technology Officer, Head of Research and Product Development, Illumina
				2020 – 2021	Chief Technology Officer, Illumina
				2016 – 2020	Chief Scientific Officer, Head of R&D, GRAIL

Charles Dadswell	64	General Counsel & Secretary	2013	2013 – Present	General Counsel & Secretary, Illumina

Phil Febbo	56	Chief Medical Officer	2018	2018 – Present 2013 – 2018	Chief Medical Officer, Illumina Chief Medical Officer, Genomic Health

John Frank	64	Chief Public Affairs Officer	2022	2022 – Present 2020 – 2022	Chief Public Affairs Officer, Illumina Vice President, United Nations and International Organizations Affairs, Microsoft

				2015 – 2020	Vice President, European Union Government Affairs, Microsoft

Joydeep Goswami	51	Chief Financial Officer and Chief Strategy and Corporate Development Officer	2019	2022 – Present	Chief Financial Officer and Chief Strategy and Corporate Development Officer, Illumina
				2021 – 2022	Chief Strategy and Corporate Development Officer, Illumina
				2019 – 2021	Senior Vice President Corporate Development & Strategic Planning, Illumina
				2016 – 2019	President, Clinical NGS & Oncology, Thermo Fisher Scientific

Aimee Hoyt	52	Chief People Officer	2018	2018 – Present 2015 – 2017	Chief People Officer, Illumina Executive Vice President, Chief Human Resources Officer, Rackspace

Kevin Pegels	56	Chief of Global Operations	2015	2021 – Present 2015 – 2021	Chief of Global Operations, Illumina Head of Global Supply Chain, Illumina

Kathryne Reeves	54	Chief Marketing Officer	2020	2021 – Present 2017 – 2021	Chief Marketing Officer, Illumina Senior Vice President and General Manager, Medical Services, Cardinal Health
				2014 – 2018	Senior Vice President, Enterprise Marketing, Cardinal Health

Carissa Rollins	53	Chief Information Officer	2022	2022 – Present 2021 – 2022	Chief Information Officer, Illumina Chief Information Officer, UnitedHealthcare
				2017 – 2021	Chief Information Officer, UnitedHealthcare Employer and Individual
				2016 – 2017	Chief Information Officer and Chief Human Resources Officer, Gander

Susan Tousi	53	Chief Commercial Officer	2012	2021 – Present 2020 – 2021 2015 – 2020	Chief Commercial Officer, Illumina Chief Product Officer, Illumina Senior Vice President, Product Development, Illumina

Illumina, Inc. 2023 Proxy Statement  •  43

Our Auditors

Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, compensation (including advance approval of the audit fee), retention, and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee annually reviews Ernst & Young LLP’s independence and performance in deciding whether to retain Ernst & Young LLP or engage a different independent auditor. At the annual meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as Illumina’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

During the fiscal years ended January 1, 2023, and January 2, 2022, the aggregate fees billed or accrued by Ernst & Young LLP for professional services were as follows:

	Year Ended

	January 1, 2023($)	January 2, 2022($)

Audit Fees	4,805,531	4,453,890

Audit-Related Fees	7,200	7,200

Tax Fees	58,547	61,797

Total	4,871,278	4,522,887

Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and statutory audits required internationally. For the fiscal years ended January 1, 2023, and January 2, 2022, audit-related fees were primarily incurred for accounting consultations. Tax fees for the fiscal years ended January 1, 2023, and January 2, 2022, related to services rendered for the preparation of foreign tax filings. For the fiscal years ended January 1, 2023, and January 2, 2022, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees, and Tax Fees.

Pre-Approval Policies and Procedures

The Audit Committee, as required by the Exchange Act, requires advance approval of all audit services and permitted non-audit services to be provided by our independent registered public accounting

44  •  Illumina, Inc. 2023 Proxy Statement

firm. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The services listed as Audit Fees, Audit-Related Fees, and Tax Fees in the table above were pre-approved by our Audit Committee in accordance with this policy.

Vote Required for Approval

Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting this proposal as a matter of good corporate governance practices. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee and the Board of Directors would consider such a negative vote in their consideration of what, if any, action to take. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the fiscal year if it is determined that such a change would be in the best interests of Illumina and its stockholders. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. If you abstain from voting on this proposal, the abstention will have the same effect as a vote against.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Illumina, Inc. 2023 Proxy Statement  •  45

Audit Committee Report

The following report of the Audit Committee, the report of the Compensation Committee under “Compensation Committee Report”, along with statements in this proxy statement regarding the Audit Committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act of 1933 or the Exchange Act will not include such reports or statements, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of, and in partnership with, the Board of Directors and provides advice with respect to our risk evaluation and mitigation processes. In fulfilling its oversight role, the Audit Committee monitors and advises the Board of Directors on:

•	the integrity of our consolidated financial statements and disclosures;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal and independent audit functions;

•	the adequacy of our internal controls;

•	our compliance with legal and regulatory requirements; and

•

the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, litigation, information security, and external risks inherent in our business.

The Audit Committee meets with the independent registered public accounting firm, internal auditor, and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee, in its oversight role, has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

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During the course of fiscal 2022, management completed the documentation, testing, and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our annual report on Form 10-K for the fiscal year ended January 1, 2023, filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our annual report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for the fiscal year ending December 31, 2023.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 of the Public Company Accounting Oversight Board, has received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (communication with Audit Committees Concerning Independence), and has had discussions with the independent registered public accounting firm regarding their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 1, 2023, for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Caroline Dorsa (Chair)

Susan Siegel

John Thompson

Illumina, Inc. 2023 Proxy Statement  •  47

Letter from Our Compensation Committee

Dear Fellow Stockholders,

As a Compensation Committee, we are committed to the ongoing evaluation of the effectiveness of our executive compensation program in aligning the interests of our executives with those of our stockholders.

In March and April 2023 we, along with certain other independent Illumina directors, engaged directly with stockholders holding 50.3% of our outstanding shares to hear their thoughts on the Company’s strategy, performance, executive compensation plan and other items. When requested, these calls were conducted without members of management present to ensure stockholders had unmediated access to independent directors.

What we collectively heard on these calls was shared with, and discussed by, the full Board. Stockholder feedback has been clear and included the following general themes regarding our executive compensation programs:

•	more directly tie the outcomes of stockholders to executives, so that executives do well only when stockholders do well;

•	directly link achievement of operating metrics that drive value creation both in the short-term and long-term to executive compensation; and

•	focus on strong execution of the core business, driving operational success and profitability.

The Compensation Committee has already made program modifications for 2023 that included a total-shareholder return metric against the NASDAQ Biotechnology Index to reinforce and align stockholder value creation with incentives. In addition, for 2024, the Compensation Committee anticipates making further strategic shifts in compensation to reinforce and make more explicit the pay for performance mindset that has been core to the company’s culture. We believe that this will increase transparency and alignment with stockholders and drive accountability. Our focus will include (but is not limited to):

•	a continuing commitment that at least 50% of compensation will be performance-based;

•

capturing multiple metrics across short-term and long-term plans that are not redundant and align with operating metrics that stockholders are focused on, for example, revenue growth and profit improvement; and

•	reflecting industry standards in ongoing pay value and mix.

In our discussions with stockholders, we also reiterated our long-standing commitment to key elements of alignment and best-in-class compensation governance. These elements include that:

•

Executives Officers and non-employee directors are required to meet share ownership requirements. The CEO is required to hold 5x salary, non-employee directors must hold 5x the annual retainer and other NEOs must hold 3x salary.

•	Our equity plan prohibits repricing options without shareholder approval.

48  •  Illumina, Inc. 2023 Proxy Statement

•	Our equity plan requires shareholders to approve increases to our share reserve. We do not have an evergreen provision in the plan.

•

Our executive officers are subject to a Compensation Recovery Policy, which provides our Compensation Committee the discretion to recover at-risk cash and equity compensation from executive officers in the event of a financial restatement due to misconduct. We intend to timely amend our Compensation Recovery Policy to reflect new SEC rules and any new listing requirements imposed by Nasdaq.

•	Our executive officers are prohibited from engaging in short sales, hedging, pledging, or entering into any transaction with put or call options or any other security derivative of our common stock.

•	Our short-term and long-term performance-based plans require a minimum level of Company financial performance before any awards are earned and are capped to avoid excessive risk taking.

•	Our Compensation Committee is composed solely of independent directors and routinely meets in executive session without management.

We believe these changes, along with others we implement after additional stockholder outreach in the fall of 2023, will advance the interests of our stockholders by attracting and retaining critical leaders, creating clear incentives for them to deliver on our strategy, and align and create long-term value for stockholders.

We have benefited from and appreciated this open and candid dialogue with our stockholders. We are committed to continuing this dialogue on our executive compensation programs and all matters of interest to our stockholders.

SINCERELY, THE COMPENSATION COMMITTEE:

Gary Guthart (Chair)

Caroline Dorsa

Robert Epstein

Illumina, Inc. 2023 Proxy Statement  •  49

Our Approach to Executive Pay

Compensation Discussion and Analysis

The Compensation Committee determines the compensation for our executive officers. The Compensation Committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. Compensation programs, and the compensation components, for the CEO are, additionally, subject to approval by the Board of Directors. The Compensation Committee also consults with its independent compensation consultant, as well as management and Illumina’s employee compensation and benefits group regarding both executive and non-executive employee compensation plans and programs.

This section of the proxy statement explains how our executive compensation programs are designed and how such programs operate with respect to our “named executive officers”, or “NEOs”, who, for fiscal 2022, are:

•	all individuals serving as the Company’s principal executive officer during fiscal 2022;

•	all individuals serving as the Company’s principal financial officer during fiscal 2022; and

•

the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of fiscal 2022.

For fiscal 2022, our named executive officers were:

Named Executive Officer	Position

Francis deSouza	Chief Executive Officer

Joydeep Goswami(1)	Chief Financial Officer, Chief Strategy and Corporate Development Officer

Susan Tousi	Chief Commercial Officer

Alex Aravanis	Chief Technology Officer, Head of Research and Product Development

Phil Febbo	Chief Medical Officer

Sam Samad(2)	Former Chief Financial Officer

(1)	Mr. Goswami served as interim Chief Financial Officer from July 9, 2022 until his appointment as Chief Financial Officer on January 31, 2023.
(2)	Mr. Samad resigned as Chief Financial Officer of Illumina effective July 8, 2022.

2022 Illumina Performance Highlights

Our core business growth in 2022 was negatively impacted by challenging macroeconomic factors such as inflation, foreign exchange rates, COVID-19 related disruptions and concerns about an economic downturn that affected both Illumina directly and our customers’ behavior. For example, supply chain pressures delayed customers’ lab expansions and forced others to manage inventory and capital more conservatively. Financial statement impacts included an impairment of goodwill related to GRAIL in the amount of $3.9 billion, a legal contingency of $458 million related to a potential fine we expect the European Commission to impose related to the closing of our acquisition of GRAIL and a loss of $145 million related to our settlement of litigation with BGI.

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Financial Performance

These factors combined with others resulted in:

•	a consolidated revenue increase in 2022 of 1% to approximately $4.6 billion, compared to approximately $4.5 billion in 2021;

•	a decrease in GAAP consolidated gross profit as a percentage of revenue (gross margin) from 69.7% in 2021 to 64.8% in 2022;

•	an increase in GAAP consolidated loss from operations to $(4.2) billion from $(123) million in 2021; and

•	ending 2022 with cash, cash equivalents, and short-term investments in an amount equal to $2.0 billion, which included $991 million in net proceeds from the term notes issued on December 13, 2022.

Given our pay for performance approach to compensation, our executive officers did not receive annual incentive payouts with respect to 2H 2022 given that threshold performance was not achieved and our CEO’s “compensation actually paid” for the year was negative $10 million (based on cash compensation actually received, minus the net decrease in value of outstanding equity awards).

Operational Performance

Our substantial operational achievements continued through fiscal year 2022 and demonstrate that we remain focused on developing innovative solutions in support of our mission to improve human health by unlocking the power of the genome and delivering profitable growth for the Company over time. Our operational highlights include:

•	Announcing multiple industry-leading sequencing innovations and product launches, including:

XLEAP-SBS™, a faster, higher quality and more robust version of sequencing that delivers the highest data accuracy and performance, with availability on the NextSeq 1000/2000 in the first half of 2024.

NovaSeq™X Series (NovaSeq X and NovaSeq X Plus), available in Q1 2023, enabling the highest accuracy at immense scale, with the power to sequence more than 20,000 genomes per year.

NovaSeq™ 6000Dx, available in Q4 2022, the first FDA-registered and CE-marked in vitro diagnostic (IVD) high-throughput sequencer.	Illumina Complete Long-Reads, available in 2023, delivering a complete and accurate representation of the genome at the single molecule.

2x300 base pair read kit for NextSeq 1000/2000, bringing longer read capabilities to our mid-throughput platform for the first time.	TruSight™ Oncology (TSO) Comprehensive EU in Europe, codeveloped with Bayer, to match patients with rare genetic mutations to targeted therapies.

Illumina, Inc. 2023 Proxy Statement  •  51

Research Use Only TSO 500 HRD test codeveloped with Merck to enable researchers to unlock deeper insights about the tumor genome.	DRAGEN v4.0, Illumina’s most accurate and comprehensive secondary analysis platform, boosting capabilities in key areas including oncology, pharmacogenomics, single-cell sequencing, and population genomics with a single platform.

•

Expanding our global footprint by opening the first manufacturing site in China to enable localized production for NGS instruments and consumables, and a state-of-the-art solution center in Sao Paulo, Brazil.

•	Establishing new collaborations to deepen our strategic partnership portfolio, including with:

Deerfield Management to identify drug targets and accelerate novel therapy development using genomics and AI.	Janssen Biotech, Inc. to accelerate the development of precision medicines by leveraging Illumina’s portfolio of next-generation sequencing (NGS) solutions.
AstraZeneca to accelerate drug target discovery by combining strengths in AI-based genome interpretation and genomic analysis along with industry expertise.	Amgen to whole-genome sequence a cohort of approximately 35,000 DNA samples made up of DNA from African Americans, an underrepresented demographic in research.
Allegheny Health Network to assess in-house comprehensive cancer genomic profiling (CGP) to enhance patient care.

•	Proactively realigning operating expenses to reflect the current macro-economic environment while maintaining focus on our innovation roadmap and sustainable long-term growth.

•	Launching our inaugural Illumina Genomics Forum with 45 speakers, including leaders in genomics and healthcare from around the world.

•

Completing a senior unsecured investment grade bond offering for an aggregate principal amount of $1 billion to raise capital to pay down debt and fund our ongoing operations, including research and development.

Compensation Philosophy and Objectives

Our executive compensation and benefit programs are designed to incentivize our executive officers to continually pursue strategic opportunities, while effectively managing our day-to-day operations with the ultimate goal of creating sustainable stockholder value. Specifically, we have created a compensation program that combines short- and long-term components (cash and equity, respectively) at the levels we believe are most appropriate to motivate and reward our executive officers while linking pay to performance. The Compensation Committee and our management believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases.

52  •  Illumina, Inc. 2023 Proxy Statement

Our executive compensation program is designed to achieve four primary objectives:

•	provide economic incentives for executives to achieve business objectives by linking executive compensation with our short-, mid- and long-term performance;

•	strengthen the relationship between executive pay and stockholder value through the use of long-term compensation;

•	reward individuals for their specific contributions to our success; and

•	attract, retain, and reward executives who contribute to our success.

Key Features of Our Executive Compensation Program

As described more fully below, the following highlights are the key features of our compensation program.

✓	Pay for Performance. Generally, over 85% of our executive officer total direct compensation is “at-risk” and contingent on the achievement of objective, preestablished corporate financial objectives that are linked to stockholder value.	✓	Comprehensive Review and Analysis of Executive Compensation. Our Compensation Committee annually reviews our compensation philosophy, prevailing governance and market trends, and each element of total direct compensation.
✓	Incentive Thresholds and Caps. Our performance-based cash compensation and performance-based stock units require a minimum level of Company financial performance before any awards are earned and are capped to avoid excessive risk taking.	✓	Peer Group Pay Benchmarking. The Compensation Committee relies on market data from a broad peer group that includes companies whose talent reflects the next generation of leaders.
✓	Clawback Policy. All of our executive officers are subject to our Clawback Policy, which provides our Compensation Committee the discretion to recover at-risk cash and equity compensation from executive officers in the event of a financial restatement due to misconduct. We intend to timely amend our Clawback Policy to reflect any new listing requirements imposed by Nasdaq.	✓	Stock Ownership Guidelines. All of our executive officers are required to hold a minimum number of shares, ranging from 2x to 5x of base pay. All of our executive officers are in compliance with the policy.
✓	Annual “Say-on-Pay” Vote. Our Board of Directors, supported by our stockholders, has elected to hold an annual advisory “say-on-pay” vote, and our Compensation Committee considers the outcome of the vote in making compensation decisions.	✓	Double Trigger Change-in-Control. Our executive officer change-in-control severance agreements are aligned with industry practices and subject to a double trigger, thus limiting severance benefits to involuntary termination of employment following a change-in-control.

Illumina, Inc. 2023 Proxy Statement  •  53

✓	Compensation Committee Independence. Our Compensation Committee is composed solely of independent directors and routinely meets in executive session without management.	✓	Independent Compensation Consultant. Our Compensation Committee directly retains an independent compensation consultant compliant with the rules set forth by the SEC and Nasdaq.
X	No Employment Agreements. We do not enter into employment agreements with our executive officers.	X	No Excessive Deferred Compensation Perquisites. We do not provide a matching contribution or preferential interest rates in our deferred compensation plans.
X	No Excessive Change-in-Control Payments. Our change-in-control severance does not exceed two times annual target cash compensation.	X	No Excise Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups.
X	No Single-Trigger Vesting. Our equity awards do not have single-trigger vesting upon a change-in-control.	X	No Excessive Perquisites. Our executive officers are eligible to participate in retirement and welfare plans generally available to our full-time employees and we do not provide excessive perquisites to them.
X	No Option Repricing. Our Amended and Restated 2015 Stock and Incentive Plan prohibits repricing of equity awards without stockholder approval.	X	No Hedging or Pledging. Our executive officers are prohibited from engaging in short sales, hedging, pledging, or entering into any transaction with put or call options or any other security derivative of our common stock.

Components and Analysis of Fiscal 2022 Executive Compensation

The Compensation Committee evaluates each component of our executive compensation program, but its primary goal is to ensure that total direct compensation attracts and retains outstanding leadership, incents balanced, long-term, mid-term and near-term performance, and aligns with market trends and the interests of our stockholders.

The largest component of total direct compensation for our named executive officers is delivered through equity-based awards, which represents a larger percentage of total direct compensation than that of the average of our peer group and serves to retain our executives and align their interests with those of our stockholders such that higher compensation is realized for exceptional performance.

Compensation Mix

The following charts show the target mix of base salary, performance-based cash, and long-term equity compensation for our CEO, Mr. deSouza, and our other NEOs, for fiscal 2022. In general, executive

54  •  Illumina, Inc. 2023 Proxy Statement

officers with the highest level of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at-risk, being tied to performance:

The principal elements of our executive compensation program are summarized in the following table and described in more detail below.

Compensation Element	Objective	Designed to Reward	Key Features

Base Salary	To provide competitive, fixed cash compensation for executive officers	Experience, expertise, knowledge of the industry, duties, scope of responsibility, and sustained (and expected) performance	Adjustments are based on an individual’s current and expected future performance, base salary relative to our compensation peer group, and internal equity

Annual Performance-Based Cash Compensation	To incentivize executive officers’ contributions in achieving strong annual financial results	Near-term performance and achievement of financial goals	Performance-based cash compensation is earned based on Company performance against preset annual revenue and operating income goals

Long-Term Equity Compensation	To align executive officers’ interests with those of our stockholders, retain talent, and ensure that executive payouts are aligned with the value realized by stockholders	Long-term and mid-term performance and stockholder value creation

Grants typically consist of both RSUs and PSUs, with PSUs representing 75% of the total grant value, underscoring our pay for performance culture

PSUs vest at the end of a three-year performance period based on the achievement of pre-determined earnings per share (“EPS”) targets at the end of the three-year period, which aligns executive interests with those of our long-term stockholders

RSUs typically vest over a four-year period, with 25% of the RSUs vesting annually, to further talent retention

In exceptional circumstances, the Compensation Committee may award stock options

Illumina, Inc. 2023 Proxy Statement  •  55

Base Salary

Base salary is the only fixed component of our executive compensation program.

The Compensation Committee believes that base salary should reflect the executive’s responsibility and experience, taking into consideration pay levels relative to similar positions at companies in our peer group. Base salary increases also reflect anticipated future contributions of the executive and performance in the preceding year. Salary levels are considered as part of our annual executive performance review process, as well as upon promotion or other material change in job responsibility. Our CEO makes recommendations to the Compensation Committee for base salary changes for executive officers (excluding himself) based on performance, criticality, retention, internal comparisons, and comparisons to market practices for executive officers. The Compensation Committee reviews these recommendations, makes any adjustments it considers necessary, and approves base salary changes. The Compensation Committee recommends to the Board of Directors the base salary for our CEO based on performance and his current pay relative to other chief executives in our peer group.

Fiscal 2022 NEO Base Salaries

Named Executive Officer	Position	2021 NEO Base Salary ($)	2022 NEO Base Salary ($)	% Increase (decrease)

Francis deSouza(1)	Chief Executive Officer	1,100,000	1,100,000	—

Joydeep Goswami(2)(3)	Chief Financial Officer, Chief Strategy and Corporate Development Officer	—	525,000	—

Susan Tousi(4)	Chief Commercial Officer	550,000	600,000	9%

Alex Aravanis(4)	Chief Technology Officer	550,000	600,000	9%

Phil Febbo(3)	Chief Medical Officer	—	575,000	—

Sam Samad	Former Chief Financial Officer	550,000	575,000	5%

(1)	Mr. deSouza did not receive a base salary increase in fiscal 2022.
(2)	Mr. Goswami was appointed interim Chief Financial Officer on July 9, 2022, and was appointed Chief Financial Officer on January 31, 2023.
(3)	Mr. Goswami and Dr. Febbo were not named executive officers in fiscal 2021.
(4)	Ms. Tousi and Dr. Aravanis received a base salary increase to reflect annual merit and market movement for their roles.

Performance-Based Cash Compensation

Overview

Annually, the Compensation Committee approves an “at-risk”, variable compensation program (VCP) for Company employees, including executive officers, pursuant to which the Board of Directors sets pre-established financial performance goals prior to the relevant performance period. The Compensation Committee then determines whether a cash incentive opportunity has been earned based on the achievement of those pre-established performance goals following the end of the applicable performance period. If the cash incentive opportunity has been earned, eligible VCP participants who are employed by the Company on the payout date receive a VCP payout.

In order to set goals that more accurately drive, incentivize and measure performance that is beneficial to our stockholders, our Board of Directors and Compensation Committee have split the VCP into bi-annual performance periods and payments for the first half (“1H”) and second half (“2H”)

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of the applicable fiscal year. VCP goals are aligned to the annual fiscal budget and reflect the timing of our product releases and customer buying patterns. Any executive officer hired during the fiscal year on or prior to June 1 is eligible for both performance periods. Any executive officer hired during the fiscal year between June 2 and October 1 is eligible to participate in the 2H performance period. Any cash incentive compensation received by such executive is prorated based on the amount of time the executive officer contributed to the performance period.

2022 VCP Goals

To determine payouts for each performance period in fiscal 2022 under the VCP, the Compensation Committee pre-approved two separate financial performance goals under the 2022 VCP, weighted as follows for each performance period:

•	50% of the payout would be based on the achievement of pre-determined Core Illumina revenue objectives (the “revenue goals”); and

•	50% of the payout would be based on the achievement of pre-determined Core Illumina operating income objectives (the “non-GAAP operating income goals”).

As reflected in the tables below, our VCP goals for fiscal 2022 represented a significant increase over the corresponding goals in fiscal 2021, and three of the four goals required our executives to achieve an increase in actual results compared to the corresponding period in fiscal 2021. The one exception was our 1H fiscal 2022 goal for non-GAAP operating income, which was slightly lower than actual results for the same period in fiscal 2021. Our Compensation Committee determined this was appropriate in order to reflect the fiscal 2022 budget, which contemplated an increase in operating expenses as a result of increases in headcount and investments in R&D necessary to support the continued advancement of our innovation roadmap.

2022 Target Cash Incentive Amounts

For fiscal 2022, the Compensation Committee established target cash incentive amounts, calculated as a percentage of each executive officer’s base salary. The targets as a percentage of base salary remained unchanged when compared to fiscal 2021. Half of the total target cash incentive was eligible to be earned in each of the two performance periods under the 2022 VCP.

Named Executive Officer	2022 Target Incentive % of Base Salary

Francis deSouza	135%

Joydeep Goswami(1)	60%

Susan Tousi	60%

Alex Aravanis	60%

Phil Febbo	60%

Sam Samad(2)	60%

(1)	Mr. Goswami’s target incentive percentage was not changed in connection with his appointment to CFO, and therefore remained at 60% of base salary for all of 2022.
(2)	Mr. Samad ceased to be an employee of Illumina in July 2022 and did not receive any payouts with respect to the 2022 VCP. The target refers only to the period during which he was an Illumina employee.

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Weighted Components

Under the VCP, the Compensation Committee approves minimum, target, and maximum levels for each of the Core Illumina revenue and operating income goals for each performance period. The target level represents a level of performance that the Compensation Committee and the Board of Directors believe will drive superior short-term performance but is still attainable and practical based on a realistic estimate of our future financial performance. The maximum level is designed to motivate and reward superior performance. Payments of the applicable components of the VCP to executive officers reflect the achievement of such objectives for the applicable performance period. Each of the revenue and non-GAAP operating income goals, if achieved, results in a payment for the applicable component, irrespective of whether the other target is achieved. If the minimum goal is not achieved there is no payment.

Shortly following completion of each performance period, the Compensation Committee and the Board of Directors assess our performance against the Core Illumina revenue and non-GAAP operating income goals under the VCP for that period, comparing the actual results during the applicable performance period to the pre-determined minimum, target, and maximum levels for each objective, and an overall percentage amount for the corporate financial objectives is determined to calculate the payout amounts for such period.

For both the Core Illumina revenue and non-GAAP operating income objectives for fiscal 2022, the actual cash incentive achievement for each executive officer could have ranged from 0% to a maximum of 175%, with a minimum threshold of 50% based on the Company’s performance against the following fiscal 2022 revenue and non-GAAP operating income objectives (with the cash incentive amount calculated as a linear ratio for points between the minimum, target, and maximum objective levels).

Revenue Goals (50%)

	Minimum	Target	Maximum

1H Revenue Objective ($ in millions)	$2,326	$2,451	$2,639

2H Revenue Objective ($ in millions)	$2,632	$2,757	$2,944

% of Revenue Objective Paid	50%	100%	175%

Non-GAAP Operating Income Goals (50%)

	Minimum	Target	Maximum

1H Operating Income Objective ($ in millions)(1)	$741	$804	$898

2H Operating Income Objective ($ in millions)(1)	$939	$1,001	$1,095

% of Operating Income Objective Paid	50%	100%	175%

(1)

Non-GAAP operating income for Core Illumina is a non-GAAP measure, used for VCP purposes, and consists of income (loss) from operations for Core Illumina, adjusted for amortization of acquired intangible assets, acquisition-related expenses, legal contingencies and settlements, changes in contingent consideration liabilities, restructuring charges and stock-based compensation expense related to Core Illumina.

Performance-Based Cash Compensation Earned

For the first half of fiscal 2022, Core Illumina revenue and non-GAAP operating income were $2,377 million and $788 million, respectively, which resulted in an 80% achievement on a blended basis. For the second half of fiscal 2022, Core Illumina revenue and non-GAAP operating income were

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$2,175 million and $582 million, respectively, which was below the minimum thresholds for both. Consistent with our philosophy to pay for performance, our executive officers did not receive any payout with respect to the second half performance period. The following table presents the performance-based cash incentive targets as a percentage of base salary and the actual amounts earned by each named executive officer for fiscal 2022.

Named Executive Officer	2022 Annual Target Incentive (% of Salary)	1H Incentive Payout ($)(1)	1H Incentive Achievement (% of 1H Target)(1)	2H Incentive Payout ($)(1)	2H Incentive Achievement (% of 2H Target)(1)	2022 Total Incentive Payout ($)	2022 Total Incentive Achievement (% of Annual Target)

Francis deSouza	135%	594,000	80%	—	—	594,000	40%

Joydeep Goswami	60%	126,000	80%	—	—	126,000	40%

Susan Tousi	60%	144,000	80%	—	—	144,000	40%
Alex Aravanis	60%	144,000	80%	—	—	144,000	40%

Phil Febbo	60%	138,000	80%	—	—	138,000	40%
Sam Samad(2)	60%	—	—	—	—	—	—

(1)	The 1H performance-based cash incentive was paid in the third quarter of 2022 for 1H. There were no payouts for 2H.
(2)	Mr. Samad ceased to be an employee of Illumina in July 2022 and therefore did not receive a 1H or 2H incentive payout.

Long-Term Equity Compensation

The Compensation Committee believes it is important to align the interests of executive officers with those of stockholders. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term growth in the value of our Company and the value of our stock using equity grants. Accordingly, we award long-term incentives in the form of equity awards to reward performance and align executive officers’ interests with stockholder interests by providing executives with an ownership stake in the Company, coupled with stock ownership requirements, encouraging sustained long-term performance, and providing an important retention element.

In determining the value of long-term incentives to be granted to an executive officer each year, we consider a number of factors, including, without limitation, the proportion of long-term incentives relative to total compensation, the executive officer’s impact on Company performance and ability to create value, long-term business objectives, and certain market data. In connection with new executive hires, we also consider competitive conditions applicable to the executive officer’s specific position in determining new hire equity grants.

Performance Stock Units

The Compensation Committee places an emphasis on performance-based long-term incentives using PSUs.

The PSU awards are intended to be an ongoing part of our long-term equity incentive compensation program; however, the Compensation Committee is not obligated to grant PSUs or any other equity incentive award each year. Historically, in keeping with our compensation philosophy to tie executive pay to performance and stockholder value creation, we grant PSUs to our executives that will vest only to the extent that we achieve pre-determined EPS goals at the end of a three-year performance

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period. For instance, the number of shares issued will range from 0% to a maximum of between 125% and 200% (depending on the plan year) of the number of shares specified in the PSU agreement based on performance relative to the EPS objectives approved by the Compensation Committee. The target amount of the award (i.e., vesting at 100%) occurs if the target is met, with vesting above target only occurring if superior performance is achieved.

In 2020, due to the negative financial impact of the COVID-19 pandemic, our Compensation Committee believed that EPS goals established in 2020 prior to the pandemic were not attainable and no longer provided the proper incentives for our executive officers that they were designed to create, resulting in the awards no longer functioning as effective drivers of performance. Therefore, our Compensation Committee, with input from our Board of Directors and independent compensation consultant, decided to adjust the EPS targets for PSU grants made in fiscal 2020 to restore their incentive function through fiscal 2022. The Compensation Committee also determined that it would be appropriate to reduce the maximum payout for the 2020 grants from 150% to 125% of target to re-align potential performance-based pay with the modified goals.

The table below reflects the EPS range for PSU achievement and actual results for the performance period ending 2022 for PSUs granted in 2020 based on EPS for Core Illumina.

Performance Period	EPS Threshold	EPS Target	EPS Maximum	Fiscal 2022 EPS Result(1)	Fiscal 2022 Payout
2020-2022	$5.49	$6.20	$6.55	$6.12	94%

(1)

EPS for PSU purposes consists of income (loss) before income taxes for Core Illumina, adjusted for amortization of acquired intangible assets, acquisition-related expenses, legal contingencies and settlements, restructuring charges, and changes in contingent consideration liabilities, the fair value of our strategic investments, and the fair value of our Helix contingent value right that relate to the Core Illumina segment to arrive at non-GAAP income (loss) before income taxes for Core Illumina. Additional adjustments are made to align with the capital structure, currency and tax assumptions used when PSU targets were established or when assessing the financial impacts of a material acquisition to arrive at non-GAAP net income (loss) for Core Illumina. EPS for PSU purposes is derived by dividing non-GAAP net income (loss) for Core Illumina by an adjusted weighted-average shares outstanding, which is determined by reducing consolidated diluted weighted-average shares outstanding by shares issued as part of closing the GRAIL acquisition.

In 2022, each of our executive officers received an annual grant of PSUs, vesting based on an EPS metric measured over a three-year performance period.

Restricted Stock Units

In 2022, Messrs. Goswami and Samad and Dr. Febbo were granted a portion of their target long-term equity compensation in the form of time-based vesting RSUs. RSUs vest over a four-year period, with 25% of the RSU vesting annually, subject to continued service to us through the vesting date. No RSUs were awarded to Mr. deSouza, Ms. Tousi, and Dr. Aravanis in 2022. The regular annual equity grant to each of Mr. deSouza, Ms. Tousi, and Dr. Aravanis was accordingly 100% performance based.

One-Time Special Stock Options

In 2022, as a result of a highly competitive talent environment and the impending release of the NovaSeq™X, a breakthrough technology that will fuel the next era of genomics, the Compensation Committee determined that it was important to provide a one-time special grant of stock options to each of Mr. deSouza, Ms. Tousi and Dr. Aravanis and help ensure their retention and focus on innovation and increasing stockholder value.

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In making this one-time special grant, the Compensation Committee considered the significant progress that Illumina had made in 2021 on our innovation roadmap, culminating in the development and impending release of the NovaSeq™X. The Compensation Committee also considered that for the Company and its stockholders to fully capitalize on the potential benefits of the NovaSeq™X and other aspects of our innovation roadmap and long-term strategy, the retention of each of these three executives, who are responsible for, respectively, overall Company strategy, commercialization of our products, and research and development of our products, would be key.

With these considerations in mind, and after consultation with its independent compensation consultant, the Compensation Committee determined that:

•

To provide a meaningful retention incentive in a highly competitive talent environment, each one-time special grant should be designed in consideration of the amount that would be provided as a new hire grant without exceeding the value of an annual grant;

•	An executive receiving a special grant would receive his or her annual grant entirely in the form of performance-based awards;

•

Special grants would be in the form of stock options, which provide a stronger incentive to drive increased stockholder value, thereby aligning with our long-term stockholders’ interest in pursuit of our mission and the profitable growth of the Company;

•

Special grants would provide for very limited termination protections, and will only vest in the event of a termination for death, disability or in limited circumstances in connection with a change-in-control, as described under “Potential Payments upon a Termination or Change-in-Control”;

•

Special grants would vest 25% on each of the first four anniversaries of the grant, have a seven-year term and have an exercise price equal to the fair market value of our common stock on the grant date ($330.25); and

•

The special grants would be a one-time, non-recurring action in response to the combination of advancing competition in the genomics industry, creating an unprecedented talent environment, and the inflection point in the implementation of the Company’s innovation roadmap and long-term strategy.

We believe that the Company and its stockholders have already begun to realize the benefits of these grants, as each of Mr. deSouza, Ms. Tousi and Dr. Aravanis has been critical in a successful launch of the NovaSeq™X, which has had the strongest pre-order book of any Illumina instrument launch, and the inaugural Illumina Genomics Forum. Each is also playing a key role in our continued innovation, including with respect to the anticipated 2023 availability of Illumina Complete Long-Reads and the anticipated availability of XLEAP-SBS™ on the NextSeq 1000/2000 in the first half of 2024.

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Fiscal 2022 Long-Term Equity Compensation

The following table presents the long-term equity compensation awarded to each named executive officer in fiscal 2022 based on grant date fair value:

Named Executive Officer	Stock Options (Grant Date Fair Value) ($)(1)	PSUs (Grant Date Fair Value) ($)(1)	RSUs (Grant Date Fair Value) ($)(1)	Total ($)

Francis deSouza	12,500,011	12,500,293	—	25,000,304

Joydeep Goswami	—	2,062,741	687,581	2,750,322

Susan Tousi	4,000,036	4,000,318	—	8,000,354

Alex Aravanis	4,000,036	4,000,318	—	8,000,354

Phil Febbo	—	3,000,321	1,000,327	4,000,649

Sam Samad	—	2,062,741	687,581	2,750,322

(1)	Reflects the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

2023 Long-Term Equity Compensation

To strengthen the alignment of our executive compensation program with returns actually realized by our stockholders, our Compensation Committee, after reviewing current market practice and consultation with its independent compensation consultant, determined to grant PSUs with a relative total shareholder return (“rTSR”) metric in 2023, along with grants of PSUs with an EPS metric as in prior years. This will ensure that our executives continue to be motivated to drive strong financial performance, while further aligning the compensation they receive with the returns actually received by our stockholders.

The number of rTSR PSUs that are eligible to vest ranges from 0% to 175% of the target number of PSUs and will be based on the Company’s TSR percentile relative to the TSR of a pre-determined peer group during a three-year performance period. Target performance will be achieved if rTSR ranks in the 50th percentile, threshold performance will be achieved if rTSR ranks at or above the 25th percentile and maximum performance will be achieved if rTSR ranks in the 75th percentile or higher. If the rTSR percentile is lower than the 25th percentile, no PSUs will become vested and if the Company’s TSR is negative at the end of the three-year period when compared to the start of the period, the number of PSUs eligible to vest is capped at the target number.

Potential Payments upon a Termination or Change-in-Control

Our executive officers and other employees have built Illumina into the successful enterprise that it is today. We believe that the interests of stockholders will be best served if the interests of our executive officers are aligned with them. Providing change-in-control benefits may eliminate, or at least reduce, the reluctance of executive officers to pursue potential change-in-control transactions that may be in the best interests of stockholders. As such, we provide change-in-control severance benefits to our executive officers that are subject to a double trigger (i.e., change-in-control and a qualifying termination). The change-in-control severance agreements automatically renew annually for additional one-year periods unless a notice of non-extension is provided by either party. In the event of a change-in-control during which the change-in-control severance agreements are in effect, the provisions relating to severance rights and benefits of the executive officer apply with respect to

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any “Covered Termination” (as defined therein) that occurs during the Protection Period (as defined therein) that follows the change-in-control. None of the named executive officers have an employment agreement with us.

For purposes of these benefits, in general, a change-in-control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity or our stockholders do not own substantially all of the stock of the ultimate parent organization;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•

a contested election of our directors as a result of which or in connection with which the persons who were directors before such election or our directors’ nominees cease to constitute a majority of the Board of Directors; or

•	any other event specified by the Board of Directors.

Under the change-in-control severance agreements, the executive would receive benefits if he or she were terminated within two years following the change-in-control, or during a specified period prior to the change-in-control if such termination relates to the pending change-in-control, either:

•

by the Company other than for “cause”, which is defined in each change-in-control severance agreement to generally include repeated failure or refusal to materially perform his or her duties that existed immediately prior to the change-in-control, conviction of a felony or a crime of moral turpitude, or engagement in an act of malfeasance, fraud, or dishonesty that materially damages our business; or

•

by the executive on account of “good reason”, which is defined in each change-in-control severance agreement to generally include certain reductions in the executive’s annual base salary, target cash incentive, position, title, responsibility, level of authority, or reporting relationships that existed immediately prior to the change-in-control, or a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from the executive’s principal place of business immediately prior to the change-in-control.

Pursuant to the change-in-control severance agreements, if a covered termination of the executive’s employment occurs, then the executive is generally entitled to the following benefits (in addition to any previously earned amounts):

•

Mr. deSouza is entitled to a severance payment equal to twice the sum of his annual base salary and the greater of (a) his then-current annual target cash incentive or other target incentive amount and (b) the annual cash incentive or other incentive paid or payable to him for the most recently completed fiscal year;

•	for each executive officer, other than Mr. deSouza, a severance payment equal to one year of the executive’s annual base salary plus the greater of (a) the executive’s then-current annual

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target cash incentive or other target incentive amount and (b) the annual cash incentive or other incentive paid or payable to the executive for the most recently completed fiscal year;

•	a pro rata portion of the executive’s annual target cash incentive or other target incentive amount for the fiscal year in which the termination occurs;

•

payment of a portion of the executive’s group medical and dental insurance coverage premiums under COBRA, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, so that the executive pays the same amount as a similarly situated active employee for a maximum period of one year; however, our obligation to pay such premiums ceases immediately upon the date the executive becomes covered under any other group health plan;

•	continuance of the executive’s indemnification rights and liability insurance for a maximum of one year following termination;

•	continuation of the executive’s perquisites to which the executive was entitled for a period of 12 months or, in the case of Mr. deSouza, 24 months;

•	automatic vesting of the executive’s unvested stock options and equity or equity-based awards at 100% achievement; and

•	certain professional outplacement services consistent with the executive’s position for up to two years following termination.

The change-in-control severance agreements include a “best-net cutback provision” which provide that each executive’s total change-in-control payment may be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Code and such a reduction would provide a greater after-tax benefit for the executive. The change-in-control severance agreements do not provide for gross-ups for “golden parachute” excise tax. A full analysis of the financial impact of the “best-net cutback provision”, and the impact of any adverse tax consequences of paying the amounts in full, will be performed based on the facts and circumstances in the event a change-in-control were to occur.

In addition, as described below, executives will be entitled to a lump sum payout of his or her benefits under our Deferred Compensation Plan in connection with certain specified terminations.

Deferred Compensation Plan

Illumina’s Deferred Compensation Plan, effective December 1, 2007, provides key employees, including our NEOs, and directors with an opportunity to defer a portion of their salary, annual cash incentive, and other specified compensation. The plan also permits us to make discretionary contributions to the Deferred Compensation Plan on behalf of the participants. A participant is always fully vested in accounts under the plan attributable to a participant’s contributions and related earnings on such contributions. Company contributions vest in accordance with the vesting schedule that is determined at the time such contributions are made, but will vest in full upon the occurrence of a participant’s death, disability or retirement, or a “change-in-control” (as defined in the plan). A participant will receive his or her “retirement benefit” or “termination benefit” (each as defined in the

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plan) in a lump sum payment equal to the unpaid balance of all of his or her accounts if a “separation from service” (as defined in the plan) occurs within 24 months following a change-in-control.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change-in-control severance benefits previously discussed. Our executive officers are eligible to participate in a Company-sponsored executive health screening program in addition to being offered medical and other benefits that are available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan, and an Employee Stock Purchase Plan. Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the first 6% of the employee’s contributions to the plan. During fiscal 2022, all executive officers were eligible to participate in our 401(k) plan, and all NEOs participating in the plan received discretionary matching contributions.

Compensation Practices and Governance

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies, and programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning, and meets the requirements, of Rule 16b-3 under the Exchange Act and the Nasdaq rules. The Compensation Committee functions under a written charter, which was adopted by the Board of Directors. The charter is reviewed annually and updated as appropriate. A copy of the charter is available on our website at www.illumina.com/company/about-us/board-of-directors.html under “Committee Composition”.

The Compensation Committee meets as often as it considers necessary to perform its duties and responsibilities. The Compensation Committee held eight meetings during fiscal 2022, and it has held two meetings so far in 2023 to, among other things, review and finalize compensation elements related to fiscal 2022 and 2023 performance-based compensation. The Chair works with the Chief Executive Officer (sometimes referred to herein as the “CEO”) and the Chief People Officer (“CPO”) to establish the meeting agenda in advance of each meeting.

The Compensation Committee typically meets with the CEO, CFO, CPO, General Counsel, our external counsel, and, often, with an independent compensation consultant retained by the Compensation Committee. When appropriate, such as when the Compensation Committee is discussing or evaluating compensation for the CEO, the Compensation Committee meets in executive session without management. The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that the independent compensation consultant and management believe will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board of Directors’ assessment of our performance against our goals, and the CEO’s assessment of each other executive officer’s performance against pre-determined, individual objectives.

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Role of the Compensation Consultant

For fiscal 2022 compensation purposes, the Compensation Committee retained an independent compensation consultant from Aon as the Compensation Committee’s advisor reporting directly to the Chair of the Compensation Committee. The fees for the services provided by Aon to the Compensation Committee in fiscal 2022 totaled $264,549. Management engaged Aon for additional consulting services for commercial risk and health solutions for fees that totaled $278,636 for fiscal 2022. The Compensation Committee assessed the independence of the compensation consultant under Nasdaq and SEC criteria and concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Compensation Committee.

The Compensation Committee directed Aon to conduct a comprehensive formal review and analysis of our executive compensation and incentive programs relative to market practices and those companies we compete with for talent. This review consisted of a comparative analysis of our executive compensation philosophy and practices against the practices of identified peer group companies and broader industry trends, including a review of the total direct compensation (inclusive of salary, cash incentives, and equity awards) of our executive officers.

Use of Market Data and Peer Group

For fiscal 2022, as in previous years, the Compensation Committee determined not to target specific percentiles within the peer group in connection with executive compensation decisions. The Compensation Committee believes that market data is only one factor, and its executive compensation determinations are the result of many factors, including an executive’s historical performance, future criticality, retention objectives, and the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant.

As our product and industry roadmap evolves and diversifies, we compete increasingly for talent that has experience in integrating biology, chemistry, fluidics, material sciences, hardware, and software. The criteria used to determine our peer group in connection with the fiscal 2022 compensation review process included taking a broad industry view as well as emphasizing revenue growth, actual revenue (0.5x to 4x Illumina) and market capitalization (0.5x to 3x Illumina), research and development expenses as a percent of revenue, and total shareholder return. The Compensation Committee also considered criteria applied by corporate governance groups. Aon compiled relevant companies from the Pharmaceutical, Biotech and Tools; Healthcare Equipment and Supplies; Technology Hardware and Equipment; Semiconductor and Semiconductor Equipment; and Software and Software Services sectors. Many of our peer group companies are located in geographic areas in which we compete for talent, which includes high cost-of-labor areas and therefore impacts rates of pay.

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Fiscal 2022 Compensation Peer Group

Our executive compensation peer group, set forth below, when compared to fiscal 2021, was updated for fiscal 2022 to remove The Cooper Companies, Inc. and to replace it with the Palo Alto Networks, Inc. The Cooper Companies, Inc. fell below the market capitalization criteria at the time of review. Palo Alto Networks, Inc. met all financial criteria, including R&D investment. At the time of determination, the Compensation Committee sought to place the Company between the 25th and 75th percentiles for revenue and market capitalization considering these metrics as the key drivers of compensation design.

Agilent Technologies, Inc.	Intuitive Surgical, Inc.	ResMed, Inc.

Alexion Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	Thermo Fisher Scientific Inc.

Align Technology, Inc.	Lam Research Corporation	Vertex Pharmaceuticals, Inc.

Biogen Inc.	NVIDIA Corporation	VMware, Inc.

Edwards Lifesciences Corporation	Palo Alto Networks, Inc.	Workday, Inc.

IDEXX Laboratories, Inc.	Regeneron Pharmaceuticals, Inc.	Xilinx, Inc.

“Say-on-Pay” Vote

In May 2022, we held a stockholder advisory vote to approve the compensation provided to our named executive officers, commonly referred to as a “say-on-pay” vote. Approximately 82% of stockholder votes cast approved the proposal. The Compensation Committee values feedback from our stockholders. Our Investor Relations team also regularly conducts conversations with stockholders regarding our performance and pay practices. The Compensation Committee reviews the results of the “say-on-pay” vote each year, as well as other feedback received by stockholders, including in the context of market trends and the practices of our peers. The Compensation Committee considered the results of the 2022 “say-on-pay” vote, as well as best practices and furthering the link between our executive compensation program and stockholder interests when making changes to our annual PSU grants for 2023.

Clawback Policy

We have adopted a clawback policy that sets forth the circumstances under which the Compensation Committee has authority to recover an executive officer’s incentive compensation. In the event we are required to restate our financial statements as a result of an executive officer engaging in fraudulent, willful or grossly negligent misconduct, the Compensation Committee has sole discretion to cause the forfeiture of unpaid or unvested incentive compensation or may seek to recover incentive compensation paid to the executive officer.

On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. On February 22, 2023, Nasdaq released its proposed vision of the policy. We intend to timely amend and restate our clawback policy to reflect Nasdaq’s final requirements, once effective.

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No Hedging or Pledging of Company Stock

We have a policy that prohibits our directors and executive officers, including named executive officers from engaging in short sales, hedging, pledging, or entering into any transaction with put or call options or any other derivative security on our common stock.

Tax and Accounting Considerations

The Tax Cuts and Jobs Act of 2017 (“US Tax Reform”) changed the 162(m) rules in the Code effective January 1, 2018. The new rules eliminate the exception for performance-based compensation and expand the definition of covered employees whose compensation is subject to the annual $1 million deduction limitation. Covered employees now include the CFO plus any individual who has previously been a covered employee, after December 31, 2016, even after the individual no longer holds the position. Thus, once an individual is identified as a covered employee, the deduction limitation applies to the compensation paid to that individual, even after the individual no longer holds that position or has separated from service. Due to the elimination of the performance-based exception, cash incentive payments are subject to the 162(m) limitation. The Compensation Committee will continue to take into account the impact of 162(m) on the tax deductibility of compensation granted to the executive officers, but the Compensation Committee has authorized, and expects to continue to authorize, compensation that does not qualify for tax deductibility in order to provide a competitive compensation program that is aligned with stockholder interests.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE:

Gary Guthart (Chair)

Caroline Dorsa

Robert Epstein

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Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our NEOs for fiscal 2022 and, to the extent such NEOs were NEOs in either the 2022 or 2021 proxy statements, fiscal 2021 or 2020 compensation, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Francis deSouza	2022	1,100,000	—	12,500,293	12,500,011	594,000	57,893	26,752,197

Chief Executive Officer; Director	2021	1,088,462	—	11,000,700	—	2,227,500	16,972	14,333,634

	2020	1,090,385	—	10,000,153	—	630,000	13,055	11,733,593

Joydeep Goswami(5)	2022	519,231	125,000(4)	2,750,322	—	126,000	17,073	3,537,626

Chief Financial Officer, Chief Strategy and Corporate Development Officer

Susan Tousi	2022	588,462	—	4,000,318	4,000,036	144,000	57,742	8,790,558

Chief Commercial Officer	2021	532,692	—	4,000,443	—	495,000	13,354	5,041,489
	2020	493,269	—	2,500,113	—	142,500	19,540	3,155,422

Alex Aravanis	2022	588,462	—	4,000,318	4,000,036	144,000	14,198	8,747,014

Chief Technology Officer, Head of Research and Product Development	2021	538,462	—	4,000,443	—	495,000	17,602	5,051,507
	2020	288,462	100,000(6)	5,000,360	—	23,077	4,945	5,416,844

Phil Febbo(5)	2022	563,461	—	4,000,649	—	138,000	20,208	4,722,318

Chief Medical Officer

Sam Samad(7)	2022	303,846	—	2,750,322	—	—	8,647	3,062,815

Former Chief Financial Officer	2021	544,231	—	2,500,560	—	495,000	19,830	3,559,621

	2020	545,192	—	1,750,140	—	157,500	13,344	2,466,176

(1)

This reflects the grant date fair value of awards granted and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. Refer to Note 6 in the Notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023 for a discussion of the relevant assumptions used in calculating the grant date fair value of such awards. The amount reported under “Stock Awards” with respect to the 2022 PSUs are valued based on the probable outcome of the applicable performance conditions determined as of the grant date. If we achieve the highest level of performance, the grant date fair values with respect to such PSUs are as follows: Mr. deSouza $25,000,586; Mr. Goswami $4,125,483; Ms. Tousi $8,000,637; Dr. Aravanis $8,000,637; Dr. Febbo $6,000,643; and Mr. Samad $4,125,483.

(2)

Reflects performance-based cash incentives earned during fiscal 2022, 2021 and 2020 under Illumina’s executive officer cash incentive program, which were paid in the third fiscal quarter of 2022, the first fiscal quarter of 2022 and the third fiscal quarter of 2021, and the third fiscal quarter of 2020, respectively. No cash incentive amounts were paid with respect to the 2022 2H performance period. Mr. Samad ceased to be an employee of Illumina in July 2022 and therefore did not receive a 2022 1H or 2H incentive payout. The cash incentive program is described in the Compensation Discussion and Analysis under the caption “Performance-Based Cash Compensation”.

(3)

These amounts represent Company contributions to 401(k) plans, Company contributions to the non-qualified deferred compensation plan for a 401(k) match true-up, Company-paid physical exams and long-term disability premiums. These amounts include $38,251 each in costs covered by the Company for Mr. deSouza and Ms. Tousi in connection with their participation in sales incentive trips in 2022, including flights, hotels, and entertainment, and gross up for taxes in the amount of $18,965.

(4)	Represents a $25,000 per month stipend paid to Mr. Goswami for his role of interim Chief Financial Officer during 2022.
(5)	Mr. Goswami and Dr. Febbo became named executive officers in fiscal 2022.
(6)	Represents a sign-on bonus.
(7)	Mr. Samad resigned as Chief Financial Officer of Illumina effective July 8, 2022.

70  •  Illumina, Inc. 2023 Proxy Statement

Grants of Plan-Based Awards During Fiscal 2022

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive) ($ in thousands)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs): Number of Shares(1)			All Other Stock Awards: Number of Shares or Stock or Units (#)(2)	All Other Options Awards: Number of Shares or Stock or Units (#)(3)	Exercise or Base Price of Awards ($/ share)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award	Grant Date	Threshold	Target	Maximum	At Threshold	Target	Maximum

Francis deSouza	Cash	—	743	1,485	2,599	—	—	—	—	—	—	—

	PSU(1)	March 1, 2022	—	—	—	18,926	37,851	75,702	—	—	—	12,500,293

	Options(3)	March 1, 2022	—	—	—	—	—	—	—	109,371	330.25	12,500,011

Joydeep Goswami	Cash	—	157	315	551	—	—	—	—	—	—	—

	PSU(1)	March 1, 2022	—	—	—	3,123	6,246	12,492	—	—	—	2,062,741

	RSU(2)	March 1, 2022	—	—	—	—	—	—	2,082	—	—	687,581

Susan Tousi	Cash	—	180	360	630	—	—	—	—	—	—	—

	PSU(1)	March 1, 2022	—	—	—	6,057	12,113	24,226	—	—	—	4,000,318

	Options(3)	March 1, 2022	—	—	—	—	—	—	—	34,999	330.25	4,000,036

Alex Aravanis	Cash	—	180	360	630	—	—	—	—	—	—	—

	PSU(1)	March 1, 2022	—	—	—	6,057	12,113	24,226	—	—	—	4,000,318

	Options(3)	March 1, 2022	—	—	—	—	—	—	—	34,999	330.25	4,000,036

Phil Febbo	Cash	—	173	345	604	—	—	—	—	—	—	—

	PSU(1)	March 1, 2022	—	—	—	4,543	9,085	18,170	—	—	—	3,000,321

	RSU(2)	March 1, 2022	—	—	—	—	—	—	3,029	—	—	1,000,327

Sam Samad	Cash	—	173	345	604	—	—	—	—	—	—	—

	PSU(1)	March 1, 2022	—	—	—	3,123	6,246	12,492	—	—	—	2,062,741

	RSU(2)	March 1, 2022	—	—	—	—	—	—	2,082	—	—	687,581

(1)	PSUs will vest in their entirety on December 29, 2024, based on the achievement of a pre-determined EPS target through the fiscal year ending December 29, 2024.
(2)	Stock awards consist of RSUs that vest in four 25% increments on each anniversary of the grant date over four years. Vesting is subject to the individual’s continued service through each vesting date.
(3)

Option awards consist of stock options that vest in four 25% increments on each anniversary of the grant date over four years. Vesting is subject to the individual’s continued service through each vesting date.

(4)	This reflects the grant date fair value of awards granted during fiscal 2022 and is computed in accordance with FASB ASC Topic 718.

Illumina, Inc. 2023 Proxy Statement  •  71

Outstanding Equity Awards at Fiscal 2022 Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable(6)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Francis deSouza	—	—	—	—	—	18,334(2)	3,707,135

	—	—	—	—	—	37,851(3)	7,653,472

	109,371	330.25	3/1/2029	—	—	—	—
	—	—	—	5,137(5)	1,038,701	—	—

Joydeep Goswami	—	—	—	—	—	4,140(2)	837,108

	—	—	—	—	—	6,246(3)	1,262,941

	—	—	—	331(4)	66,928	—	—

	—	—	—	2,667(5)	539,267	—	—

Susan Tousi	—	—	—	—	—	6,623(2)	1,339,171

	—	—	—	—	—	12,113(3)	2,449,249

	34,999	330.25	3/1/2029	—	—	—	—

	—	—	—	1,624(5)	328,373	—	—

Alex Aravanis	—	—	—	—	—	6,623(2)	1,339,171

	—	—	—	—	—	12,113(3)	2,449,249

	34,999	330.25	3/1/2029	—	—	—	—

	—	—	—	1,647(4)	333,023	—	—

	—	—	—	1,104(5)	223,229	—	—

Phil Febbo	—	—	—	—	—	4,140(2)	837,108

	—	—	—	—	—	9,085(3)	1,836,987

	—	—	—	3,273(5)	661,801	—	—

(1)

Market value of stock awards was determined by multiplying the number of unvested shares by $202.20, which was the closing market price of our common stock on The Nasdaq Global Select Market on December 30, 2022, the last trading day of fiscal 2022.

(2)

Stock awards consist of PSUs. PSUs vest at the end of a three-year performance period on December 31, 2023, and the number of shares issuable will range from 0% to 175% of the target shares subject to the award based on the Company’s performance relative to specified EPS targets at the end of the three-year performance period. Outstanding at fiscal 2022 year-end assumes target level of performance.

(3)

Stock awards consist of PSUs. PSUs vest at the end of a three-year performance period on December 29, 2024, and the number of shares issuable will range from 0% to 200% of the target shares subject to the award based on the Company’s performance relative to specified EPS targets at the end of the three-year performance period. Outstanding at fiscal 2022 year-end assumes target level of performance.

(4)	Stock awards consist of RSUs that vest in four 25% increments on each anniversary of the grant date over four years.
(5)	Stock awards consist of RSUs that vest in four 25% increments on November 5th over four years.
(6)	Options awards consist of stock options granted on March 1, 2022 that vest in four 25% increments on March 1st over four years.

72  •  Illumina, Inc. 2023 Proxy Statement

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Francis deSouza	—	—	28,697	5,895,864

Joydeep Goswami	—	—	6,310	1,303,523

Susan Tousi	—	—	7,321	1,505,828

Alex Aravanis	—	—	10,668	2,163,727

Phil Febbo	—	—	5,438	1,169,254

Sam Samad	—	—	—	—

(1)

Value realized on vesting of stock awards is computed by multiplying the closing market price of our common stock on The Nasdaq Global Select Market on the dates of vesting and the number of shares underlying stock awards that became vested in 2022.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Illumina Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Francis deSouza	—	—	(244,367)	—	1,142,625

Joydeep Goswami	181,731	875	(50,119)	—	446,482

Susan Tousi	—	—	—	—	—

Alex Aravanis	—	—	—	—	—

Susan Tousi	—	—	—	—	—

Sam Samad	121,538	—	(98,953)	—	477,387

(1)

Amounts included in the Summary Compensation Table in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns. See disclosure under “Deferred Compensation Plan” on page 64 of this proxy statement for further details.

(2)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.

Illumina, Inc. 2023 Proxy Statement  •  73

Potential Payments Upon a Termination or Change-in-Control

Based upon a hypothetical change-in-control date of December 30, 2022, the last trading day of fiscal 2022, the potential payments upon a qualifying termination following a change-in-control for our named executive officers is quantified in the table below. Upon any termination of employment not in connection with a change-in-control, our named executive officers are not entitled to receive any severance payments or benefits under any existing agreement or policy. Mr. Samad did not receive any termination or severance compensation or benefits in connection with his resignation in July 2022.

Named Executive Officer(1)	Multiplier for Base Salary and Cash Incentives	Nature of Benefit	Payment following Change-in- Control and Subsequent Loss of Employment (within 2 years)($)
Francis deSouza	2x	Salary Severance	2,200,000
	—	Cash Incentive Severance	2,970,000
	—	Earned Compensation(2)	594,000
	—	Equity Compensation Acceleration(3)	12,399,308
	—	Pension/NQDC(4)	1,142,625
	—	Perquisites/Benefits(5)	67,826
		Total Benefit	19,373,759
Joydeep Goswami	1x	Salary Severance	525,000
	—	Cash Incentive Severance	315,000
	—	Earned Compensation(2)	126,000
	—	Equity Compensation Acceleration(3)	2,706,245
	—	Pension/NQDC(4)	446,482
	—	Perquisites/Benefits(5)	58,675
		Total Benefit	4,177,402
Susan Tousi	1x	Salary Severance	600,000
	—	Cash Incentive Severance	360,000
	—	Earned Compensation(2)	144,000
	—	Equity Compensation Acceleration(3)	4,116,792
	—	Pension/NQDC(4)	—
	—	Perquisites/Benefits(5)	58,675
		Total Benefit	5,279,467
Alex Aravanis	1x	Salary Severance	600,000
	—	Cash Incentive Severance	360,000
	—	Earned Compensation(2)	144,000
	—	Equity Compensation Acceleration(3)	4,344,671
	—	Pension/NQDC(4)	—
	—	Perquisites/Benefits(5)	61,412
		Total Benefit	5,510,083

74  •  Illumina, Inc. 2023 Proxy Statement

Named Executive Officer(1)	Multiplier for Base Salary and Cash Incentives	Nature of Benefit	Payment following Change-in- Control and Subsequent Loss of Employment (within 2 years)($)
Phil Febbo	1x	Salary Severance	575,000
	—	Cash Incentive Severance	345,000
	—	Earned Compensation(2)	138,000
	—	Equity Compensation Acceleration(3)	3,335,896
	—	Pension/NQDC(4)	—
	—	Perquisites/Benefits(5)	61,412
		Total Benefit	4,455,308
(1)	Mr. Samad is not included in this table because he was not an executive officer of Illumina as of December 30, 2022.
(2)	A lump sum payment of the executive’s earned but unpaid compensation.
(3)

The value of the RSUs and PSUs is based on the number of outstanding shares that would not ordinarily have vested by December 30, 2022, multiplied by $202.20 (the closing price of our common stock on December 30, 2022), with the number of shares issuable under each PSU award equal to 100% of the number of shares specified in the PSU agreement. The value of stock options was zero ($202.20 closing price of our common stock on December 30, 2022 less the exercise price of $330.25).

(4)

As described below, under the deferred compensation plan upon a separation from service within 24 months of a change-in-control, each named executive officer will be entitled to his or her retirement benefit or termination benefit in a lump sum payment equal to the unpaid balance of all of his or her accounts.

(5)

Represents payment of (i) the executive’s group health insurance coverage premiums under COBRA, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year (two years for Mr. deSouza) and (ii) professional outplacement services for up to two years following termination ($7,650 per six months for each executive officer).

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.

During fiscal 2022, the principal executive officer of Illumina was our Chief Executive Officer, Francis deSouza. For fiscal 2022, the annual total compensation for Mr. deSouza was $26,752,197 when including his special stock option grant and $14,252,186 when excluding his special stock option grant. The annual total compensation for our median employee was $130,653, resulting in an estimated pay ratio of 205:1 when including the special stock option grant and 109:1 when excluding the special stock option grant.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) annual base salary for permanent salaried employees, or hourly rate multiplied by expected annual work schedule, for hourly employees, as of December 31, 2022 (the median employee determination date), (B) the target bonus, commission, or incentive compensation for 2022, and (C) accounting value for all equity awards granted in 2022, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. deSouza, whether employed on a full-time, part-time, or seasonal basis.

Illumina, Inc. 2023 Proxy Statement  •  75

Pay versus Performanc
e
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. For further information concerning Illumina’s pay for performance philosophy and how Illumina aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions)	Core Illumina Revenue 5
					TSR ($)	Peer Group TSR ($)

2022	26,752,197	(10,053,847)	5,772,066	(3,358,918)	60.85	112.78	(4,404)	4,553

2021	14,333,634	36,737,462	8,019,825	8,297,373	114.49	125.49	762	4,519

2020	11,733,593	(208,167)	3,571,019	540,066	111.35	125.46	656	3,239

1.	Francis deSouza was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are as follows:

•	2022: Messrs. Samad and Goswami, Ms. Tousi, and Drs. Aravanis and Febbo served as Non-PEO NEOs.

•	2021: Robert Ragusa, Charles Dadswell, Mr. Samad, Ms. Tousi, and Dr. Aravanis served as Non-PEO NEOs.

•	2020: Mark Van Oene, Mr. Samad, Ms. Tousi, and Dr. Aravanis served as Non-PEO NEOs.

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) o
f
Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described
in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Equity Awards Reported in the Summary Compensation Table for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

2022	26,752,197	(25,000,304)	(11,805,740)	(10,053,847)

2021	14,333,634	(11,000,700)	33,404,528	36,737,462

2020	11,733,593	(10,000,153)	(1,941,607)	(208,167)

76  •
Illumina, Inc.
 2023 Proxy Statement

Table of Contents

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Equity Awards Reported in the Summary Compensation Table for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)

2022	5,772,066	(5,100,400)	(4,030,584)	(3,358,918)

2021	8,019,825	(6,360,445)	6,637,993	8,297,373

2020	3,571,019	(2,937,682)	(93,271)	540,066
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2022	5,893,604	(9,755,210)	—	(7,944,134)	—	—	(11,805,740)
2021	13,252,665	11,935,271	623,638	7,592,954	—	—	33,404,528
2020	2,309,910	(4,824,962)	648,689	(75,244)	—	—	(1,941,607)

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non- PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	909,353	(2,318,623)	57,391	(1,580,261)	(1,098,444)	—	(4,030,584)
2021	3,111,992	2,503,161	146,440	1,086,930	(210,530)	—	6,637,993
2020	694,398	(882,612)	109,648	(14,705)	—	—	(93,271)

4.
The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended January 1, 2023. The comparison assumes $100 was invested for the period starting December 30, 2019, through the end of the listed year in the Company and in the NASDAQ Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

Illumina, Inc.
 2023 Proxy Statement  •  77

Table of Contents
5.
We determined Core Illumina Revenue to be the most important financial performance measure us
e
d to link Compa
ny
performance to Compensation Actually Paid to our PEO and
Non-PEO
N
EO
s in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Over the three-year period from 2020 to 2022, our TSR trended in a manner similar to the Peer Group TS
R
. The increase in the Company’s TSR lagged our peers in 2020, and in 2021 our TSR showed a modest increase while the Peer Group TSR remained relatively flat. Our 2022 TSR performance was lower than that of our peers, which contributed to a significant decrease in “Compensation Actually Paid” to our CEO and NEOs in 2022. For 2020 to 2021, our TSR and net income showed a slight positive correlation to “Compensation Actually Paid”, which showed a larger increase because of the improvement in our financial outlook that drove a large increase in the yearend fair value of our PSUs. For 2021 to 2022, our TSR and net income showed a strong positive correlation to “Compensation Actually Paid” due to our emphasis on performance-based pay that ties our executive’s compensation to our stock price and financial performance. For 2020 to 2021, Core Illumina Revenue showed a positive correlation to “Compensation Actually Paid”, but
an inverse correlation
for
2021 to 2022.
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance. See the “Performance-Based Cash Compensation” and “Long-Term Equity Compensation” sections of the Compensation Discussion & Analysis for a description of how these metrics were used in our executive compensation program. The me
asures in this table are
not
ranked. Each of non-GAAP operating income and EPS are non-GAAP measures, with information on how to calculate such metrics from our audited financial statements provided in “Performance-Based Cash Compensation” and “Long-Term Equity Compensation”, respectively.

Financial Performance Measures
Core Illumina Revenue
Earnings Per Share
Non-GAAP Operating Income

78  •
Illumina, Inc.
 2023 Proxy Statement

Votes on Compensation

Proposal 3: Advisory Vote to Approve the Compensation Provided to Our Named Executive Officers

As required by Section 14A of the Exchange Act, we are seeking an advisory vote to approve the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation”. Accordingly, stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation provided to Illumina’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 50 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our business objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 70 through 78, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee of the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

Vote Required for Approval

The vote is advisory and not binding on Illumina, the Board of Directors, or the Compensation Committee. Although not binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation. Approval of the advisory resolution set forth above requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. If you abstain from voting on this proposal, the abstention will have the same effect as a vote against.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PROVIDED TO ILLUMINA’S NAMED EXECUTIVE OFFICERS

Illumina, Inc. 2023 Proxy Statement  •  79

Proposal 4: Advisory Vote on Frequency of Holding an Advisory Vote to Approve the Compensation Provided to Our “Named Executive Officers”

Pursuant to Rule 14a-21(b) of the Exchange Act, we periodically request stockholders vote on whether future advisory votes to approve compensation of our named executive officers should occur every year, every two years, or every three years pursuant to the following advisory resolution:

RESOLVED, that the voting choice of once every year, once every two years, or once every three years that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by stockholders on an advisory basis for Illumina to hold a non-binding vote to approve the compensation provided to our named executive officers.

The Board of Directors has determined that, consistent with past practice, holding an advisory vote on executive compensation every year (annually) is the most appropriate policy for Illumina at this time, and recommends that stockholders vote to hold annual advisory votes on executive compensation. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide direct input on our compensation philosophy, policies, and practices as disclosed in our proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our desire to seek input from, and engage in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies, and practices. We understand that our stockholders may have different views as to what is the best approach for Illumina, and we look forward to hearing from our stockholders on this proposal.

Vote Required for Approval

The vote is advisory and not binding on Illumina or the Board of Directors. Although not binding, the Board of Directors will consider the outcome, along with other relevant factors, in determining how often to conduct advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder advisory vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Approval of the advisory resolution set forth above with respect to holding an advisory vote once every year, once every two years, or once every three years, as applicable, requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy for one of the foregoing options. If none of the frequency alternatives (one year, two years, or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes to be the frequency that has been selected by stockholders, on an advisory basis.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, FOR THE ADVISORY VOTE ON COMPENSATION PROVIDED TO OUR NAMED EXECUTIVE OFFICERS TO OCCUR ONCE EVERY YEAR

80  •  Illumina, Inc. 2023 Proxy Statement

Proposal 5: Vote to Approve Certain Amendments to the Illumina, Inc. 2015 Stock and Incentive Plan

Our Board of Directors has approved for submission to our stockholders certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan (the “2015 Plan”). On February 1, 2023, our Board of Directors approved an amended and restated version of our 2015 Plan (the “Amended 2015 Plan”), as set forth in Annex A to this proxy statement, to reflect, subject to stockholder approval, these amendments, as well as certain other amendments that do not require stockholder approval in order to implement certain clarifying changes, updates to reflect changes in law and other features in order to modernize the terms of the plan. The principle changes reflected in the Amended 2015 Plan are as follows:

•	Adds 8 million additional shares for issuance under the Amended 2015 Plan (the “2023 Share Reserve Increase”).

•	Extends the termination date of the Amended 2015 Plan, and the ability to grant incentive stock options, to January 31, 2033 (the “Plan Term Extension”).

•	Limits the administrator’s authority to accelerate vesting or waive forfeiture conditions to a termination resulting from the holder’s death or disability.

•	Provides that any dividend equivalent rights will be subject to the same vesting conditions as the award to which they relate.

•	Adds vesting protections for awards that are assumed in a change in control in the event the holder is involuntarily terminated by the acquirer within 24 months of the change in control.

•	Updates terms to reflect changes in applicable laws (e.g., removal of certain inoperative provisions due to changes in Section 162(m) of the Code).

Only the 2023 Share Reserve Increase and the Plan Term Extension (together, the “Stockholder Approval Terms”) require stockholder approval. Therefore, if stockholders do not approve the Stockholder Approval Terms, the term of the Amended 2015 Plan will remain January 29, 2025, and all awards which have been granted under the Amended 2015 Plan in contemplation of the 2023 Share Reserve Increase will be settled in cash instead of shares, but all other changes to the 2015 Plan as reflected in the Amended 2015 Plan will be given full effect.

Why Should You Vote to Approve the Stockholder Approval Terms?

•

We must attract, retain, and motivate talent at all levels. The ability to issue equity is fundamental to our compensation strategy and our ability to attract and retain top talent. Our continued success is dependent, in large part, on our ability to deliver market-relevant compensation to a highly motivated and mobile employee base with unique expertise in molecular biology, chemistry, biological information processing, software engineering, sales, marketing, and technical support. We compete for talent at all levels with other life science companies, technology companies, universities, and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Diego, Cambridge and San Francisco area, is intense. Failure to attract and retain employees would

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prevent us from developing our products or technologies and continuing to innovate to maintain our market leadership position which in turn can have an impact on the ability to create value for stockholders.

•

We use equity compensation to align employee and stockholder interests. Equity compensation is a critical means of aligning the interests of our employees with those of our stockholders. Our employees, particularly our senior executives, whose equity vesting is in part tied to the Company’s performance, are motivated under our current equity compensation programs to drive the business to maximize returns over the long-term. For 2023, the Compensation Committee took steps to further strengthen the alignment of equity compensation for executive officers with stockholder interests by introducing a new performance-based equity feature directly linked to relative total shareholder return over a three-year period.

•

We have a disciplined annual share granting practice. Our burn rate has averaged 0.8% over the past three years (including performance share units, PSUs, that have vested). During the last three years, our burn rate has ranged between 0.3% and 1.3%. We have a broad-based plan that reinforces an ownership culture but also requires differentiation to target shares to the roles that can most impact our innovation, customer success and drive company performance. We have managed our overall burn rate and dilution well within industry standards and within investor expectations.

•

Granting equity awards allows us to utilize cash more effectively. As described above, we compete for critical talent in a very competitive labor market. As a result, if we were not able to offer equity compensation, we will have to increase our cash compensation in order to continue to attract and retain employees who are critical to developing our products or technologies and creating stockholder value. Cash compensation would not provide the same benefits as equity compensation and would limit cash available for other purposes.

•	The Amended 2015 Plan reflects best practices in equity compensation.

•	The Amended 2015 Plan is administered by the Compensation Committee, which is comprised only of independent directors.

•	No re-pricing or backdating of stock options or stock appreciation rights.

•	No discounted stock options or stock appreciation rights.

•

Awards are subject to forfeiture and clawback in accordance with clawback policies adopted by the Company as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as the Company may determine to be necessary or appropriate.

•

No liberal share counting. The Amended 2015 Plan does not allow for reuse of shares tendered, exchanged or withheld to cover option exercise costs, any award shares withheld to cover taxes, and all shares underlying an award of stock appreciation rights once such stock appreciation rights are exercised.

•	No single-trigger vesting of awards in connection with a change in control.

•	No payment of dividends or dividend equivalents on unvested awards. Any dividends or dividend equivalents will remain subject to the same vesting conditions as the underlying award.

82  •  Illumina, Inc. 2023 Proxy Statement

Summary of the Amended 2015 Plan

The following summary of major features of the Amended 2015 Plan is qualified in its entirety by reference to the actual text of the Amended 2015 Plan, set forth in Annex A.

Administration

The Compensation Committee of our Board of Directors will administer the Amended 2015 Plan. The Compensation Committee has the authority to:

•	select the plan participants;

•	grant awards in amounts and forms as the Compensation Committee shall determine;

•	impose restrictions, terms, and conditions upon such awards as the Compensation Committee shall deem appropriate;

•	make determinations necessary for administering the Amended 2015 Plan;

•	establish administrative regulations consistent with the Amended 2015 Plan;

•	amend the Amended 2015 Plan or any award agreement as provided in the Amended 2015 Plan; and

•	designate employees of the Company to assist in the administration and operation of the Amended 2015 Plan.

The Board of Directors may repeal or amend the Amended 2015 Plan except that, without stockholder approval, no amendment can:

•	increase the number of shares that may be issued under the Amended 2015 Plan;

•	grant stock options at less than the market value;

•	reprice, repurchase, or exchange underwater stock options or stock appreciation rights;

•	extend the term of the Amended 2015 Plan;

•	change the class of persons eligible to participate in the Amended 2015 Plan; or

•	otherwise implement any amendment required to be approved by stockholders under the NASDAQ rules.

Historical Award Information

As of April 17, 2023, shares available for future grants under the Amended 2015 Plan, inclusive of the contingent 2023 Share Reserve Increase, is 7,444,964, which is designed to enable us to meet our equity grant needs for approximately three years. In accordance with the terms of the 2015 Plan and the Amended 2015 Plan, the shares available for grant may be increased by any awards previously granted that are forfeited or canceled without the issuance of shares. The total number of shares available for issuance under the Amended 2015 Plan as of April 17, 2023, inclusive of the contingent 2023 Share Reserve Increase, is therefore 11,582,293. The closing price of our common stock on the Nasdaq Stock Market was $229.97 per share on April 17, 2023.

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The following table provides information regarding historical awards granted and earned under the stockholder approved 2015 Plan and gross burn rate for each fiscal year.

Fiscal Year	Granted Stock Options(1)	Granted Time- based Restricted Stock Units(2)	Granted Performance- based Stock Units(3)	Earned Performance Based Stock Units(4)	Weighted Average Common Shares Outstanding(5)	Gross Burn Rate(6)
2022	179,369	1,369,548	431,312	117,000	157,762,420	1.3%
2021	—	200,316	221,625	72,000	156,874,958	0.3%
2020	—	877,943	238,495	99,000	145,738,349	0.8%

(1)	Reflects number of stock options granted. Does not reflect subsequent forfeitures or cancellations.
(2)	Reflects number of shares used based on the awards granted. Does not reflect subsequent forfeitures or cancellations.
(3)	Reflects performance-based restricted stock units granted at maximum.
(4)	Reflects performance-based restricted stock units earned and vested for each fiscal year.
(5)	As reported in our Annual Report on Form 10-K for the respective fiscal year.
(6)

Burn rate is calculated as the total number of shares granted as stock options, RSUs and PSUs throughout the year divided by weighted-average common shares outstanding at fiscal year-end. The burn rate is not adjusted for forfeitures and expirations of awards or to only reflect earned PSUs, which, in each case, would reduce the burn rate if taken into account.

The potential dilution (or overhang) from the Amended 2015 Plan, which would be 7.33% (or 6.83% on a diluted basis), assumes that the 2023 Share Reserve Increase is available to grant, and is calculated as of April 17, 2023, as follows.

Shares Available and Outstanding	Weighted-Average Exercise Price	Shares
New shares authorized under the Amended 2015 Plan (“2023 Share Reserve”)	—	8,000,000
Reduction to 2023 Share Reserve granted on contingent basis (“Contingent Shares”)(1)	—	(560,308)
Shares remaining under shareholder approved 2015 Plan	—	5,272
Total Shares Available for Grant (A)	—	7,444,964
Shares underlying previously granted outstanding stock options(2)	$319.72	186,969
Shares underlying previously granted outstanding full-value awards(3)	—	3,390,052
Contingent shares underlying previously granted outstanding full-value awards	—	560,308
Total Outstanding stock options and full-value awards (B)	—	4,137,329
Common Shares Outstanding as of April 17, 2023 (C)	—	158,052,357
Overhang (A+B) / C(4)	—	7.33%
Diluted overhang (A+B) / (A+B+C)	—	6.83%

(1)	Weighted average term remaining of outstanding stock options is 5.7 years.
(2)	Full-value awards granted in conjunction with our annual compensation cycle in Q1 2023.
(3)	RSUs and PSUs at target.
(4)	Overhang and diluted overhang are calculated as counting all awards on a 1-to-1 basis.

Eligibility

The participants in the Amended 2015 Plan may be non-employee Directors, consultants and employees who, in the opinion of the Committee, have demonstrated a capacity for contributing in a substantial manner to the success of the Company. As of April 17, 2023, the Company and its subsidiaries had approximately 10,009 employees, 8 non-employee directors and 834 consultants.

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Shares Available

If the Stockholder Approval Terms are approved, an additional 8 million shares would be available for issuance under the Amended 2015 Plan. Shares remaining for grant and issuance under the Amended 2015 Plan as of April 17, 2023, inclusive of such 8 million shares, are reflected above under “Historical Award Information”.

Shares delivered under the Amended 2015 Plan may be authorized, but unissued, or reacquired shares, including shares repurchased by the Company on the open market. Shares that are subject to awards under the Amended 2015 Plan that are cancelled or forfeited will not be deemed to be deliverable or delivered and therefore will be available for other awards under the Amended 2015 Plan. However, shares that are not actually issued in connection with a net settlement of an award or to otherwise satisfy any exercise price or taxes incurred in connection with an award will still count as shares issued under the Amended 2015 Plan and will therefore reduce the maximum number of shares issuable under the Amended 2015 Plan.

If stockholders do not approve the Stockholder Approval Terms, all awards which have been granted under the Amended 2015 Plan in contemplation of the 2023 Share Reserve Increase will be settled in cash instead of shares.

Types of Awards

•

Stock Grants and Stock Units. The Compensation Committee may grant restricted shares, RSUs, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock (collectively, “other share-based awards”). These other share-based awards will be in such form, and dependent on such conditions, as the Compensation Committee determines. This includes, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. Other share-based awards may be granted alone or in addition to any other awards granted under the Amended 2015 Plan. Such awards may be granted with or without dividend or dividend equivalent rights, as applicable, except that the Amended 2015 Plan provides that any such rights will be subject to the same vesting conditions as the underlying award.

•

Stock Options. Stock options may be granted as options that qualify as incentive stock options (“ISOs”), which entitle the holder to favorable tax treatment, as described below, and options that do not so qualify (“non-qualified stock options”). Up to 8 million ISOs may be granted under the Amended 2015 Plan, inclusive of stock options granted as ISOs prior to the date hereof. All stock options must have a maximum life of no more than ten years from the date of grant. At the time of grant, the Compensation Committee shall establish the exercise price for any stock option. In no event shall the exercise price be less than 100% of the fair market value of the common stock on the date of grant. Stock options may only be exercised by the recipient, except in the event of legal incompetence of the recipient (where the recipient’s legally appointed guardian may exercise the stock option) or in the event the Compensation Committee approves transfer of a stock option. All unexercised stock options granted to a recipient who ceases to provide services to the Company or any of its subsidiaries are subject to the provisions of the award agreement governing the right to exercise following the participant’s termination of services. In the event of a recipient’s death, stock options may be exercised by the recipient’s beneficiary.

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•

Stock Appreciation Rights (“SARs”). A SAR offers the recipient the right to receive payment for the difference (spread) between the exercise price of the SAR and the market value of the Company’s common stock at the time of redemption. All unexercised SARs granted to a recipient who ceases to provide services to the Company or any of its subsidiaries are subject to the provisions of the award agreement governing the right to exercise following the participant’s termination of services. In the event of a recipient’s death, SARs may be exercised by the recipient’s beneficiary.

•

Cash Awards. Cash incentive opportunities may be awarded under the Amended 2015 Plan pursuant to which a participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified by the Compensation Committee.

•

Performance-Related Awards. Performance goals may be established based on one or more of, but are not limited to, the following criteria: cash flow or cash flow per share; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average stockholders’ equity; total stockholder return; return on capital; return on assets or net assets; return on investment; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; market share; contract awards or backlog; overhead or other expense reduction; growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); recruiting and maintaining personnel, improvement in workforce diversity, fostering health and wellbeing, furthering climate positive actions, and other environmental, social or governance objectives.

The Compensation Committee, in its discretion, may impose conditions or restrictions on any award. In particular, the Compensation Committee will determine:

•	to whom and when awards will be made,

•	the number of shares to be awarded under (or otherwise related to) these awards,

•	whether these awards will be settled in cash, shares, or a combination of cash and shares, and

•

all other terms and conditions of the awards (including, without limitation, their vesting provisions (subject to the limitations under the Amended 2015 Plan), any required payments to be received from participants, and other provisions ensuring that all shares so awarded and issued be fully paid and non-assessable).

Additional Information

•	Term. The Amended 2015 Plan term is February 1, 2023, through January 31, 2033.

•

Treatment of Awards upon Change in Control. The Amended 2015 Plan limits the discretion of the Board of Directors and Compensation Committee in connection with a change in control so that awards will only vest if (a) they are not continued, assumed or replaced in connection with the change in control or (b) if the holder’s services are involuntarily terminated within 24 months following the change in control. The Amended 2015 Plan further restricts the discretion to accelerate awards, only permitting it outside of a change in control in the event of the holder’s death or disability.

•	Adjustments. In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our

86  •  Illumina, Inc. 2023 Proxy Statement

common stock, or any similar equity restructuring transaction affecting our common stock, the Compensation Committee will equitably adjust (1) the number and kind of shares available for grant under the Amended 2015 Plan, (2) subject to the various limitations set forth in the Amended 2015 Plan, the number and kind of shares subject to outstanding awards under the Amended 2015 Plan, and (3) the exercise or settlement price of outstanding stock options and of other awards.

•

Restrictions on Repricing. Generally, the Compensation Committee may not reduce the exercise price of outstanding stock options or SARs, effect a reduction in an exercise price through cancelling or regranting such awards, or cancel outstanding stock options or SARs in exchange for cash or another award at an exercise price that is higher than the fair market value of a share of common stock at that time.

Federal Income Tax Information

The following summary briefly describes current U.S. federal income tax consequences of rights under the Amended 2015 Plan. However, the summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply and does not address any local, state, or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Amended 2015 Plan should consult their own professional tax advisors concerning tax aspects of rights under the Amended 2015 Plan and should be aware that tax laws may change at any time.

Stock Options

An employee to whom an ISO that qualifies under Section 422 of the Code is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to us upon the grant or exercise of such ISO.

When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and we will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom a non-qualified option is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, we or one of our affiliates will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such

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compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Shares

Unless an election is made by the participant under Section 83(b) of the Code, the grant of an award of restricted shares will have no immediate tax consequences to the participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted share agreement between the participant and the Company), a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of our common stock on the date on which the restrictions lapse, less any amount paid with respect to the award of restricted shares, and (2) the number of restricted shares with respect to which restrictions lapse on such date. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares. The participant’s holding period will commence on the date on which the restrictions lapse.

A participant may make an election under Section 83(b) of the Code within 30 days after the date of transfer of an award of restricted shares to recognize ordinary income on the date of award based on the fair market value of our common stock on such date. An employee making such an election will have a tax basis in the restricted shares equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted shares, and the employee’s holding period for such restricted shares for tax purposes will commence on the date after such date. In the event the shares are forfeited after an 83(b) election has been made, the participant will only be able to claim a capital loss to the amount, if any, paid by the participant to receive the shares.

With respect to restricted shares upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Subject to applicable provisions of the Code and regulations thereunder, we or one of our affiliates will generally be entitled to a federal income tax deduction in respect of restricted shares in an amount equal to the ordinary compensation income recognized by the employee.

Restricted Share Units

A participant to whom an RSU is granted generally will not recognize income at the time of grant. Upon delivery of a share of our common stock in respect of an RSU, a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of our common stock on the date on which shares are delivered, and (2) the number of shares of common stock delivered. Subject to applicable provisions of the Code and regulations thereunder, we or one of our affiliates will generally be entitled to a federal income tax deduction in respect of the vesting of restricted stock units in an amount equal to the ordinary compensation income recognized by the employee.

Other Share-based Awards

With respect to other share-based awards paid in cash or shares of common stock, participants will generally recognize income equal to the fair market value of the shares of common stock or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant.

88  •  Illumina, Inc. 2023 Proxy Statement

Code Section 162(m)

Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to one of our named executive officers (or any person who was a named executive officer for any year beginning with 2017) exceeds $1,000,000, any amounts that exceed the $1,000,000 threshold will generally not be deductible by the Company for federal income tax purposes, including amounts granted under the Amended 2015 Plan. The American Rescue Plan Act of 2021 will expand the number of employees covered by Section 162(m) of the Code, beginning in 2027, to also include the Company’s five most highly compensated employees in addition to our named executive officers.

Code Section 409A

Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended 2015 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the plan administrator intends to administer and operate the Amended 2015 Plan and establish terms with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. In the event we are required to delay delivery of shares or any other payment under an award in order to avoid the imposition of an additional tax under Section 409A, we will deliver such shares (or make such payment) on the first day that would not result in the participant incurring any tax liability under Section 409A.

New Plan Benefits

As described above, the Amended 2015 Plan has been approved by our Board of Directors, subject to stockholder approval in the case of the Stockholder Approval Terms, and awards have been granted under the Amended 2015 Plan with respect to the 2023 Share Reserve Increase. The following table sets forth information regarding such awards, which, if the Stockholder Approval Terms are not approved, will be settled in cash instead of shares.

Amended 2015 Plan
Name and Position	Dollar Value ($)(1)	Number of Units (#)(2)
Francis deSouza (CEO; Director)	—	—
Joydeep Goswami (CFO)	—	—
Susan Tousi (Chief Commercial Officer)	—	—
Alex Aravanis (Chief Technology Officer; Head of Research and Product Development)	—	—
Phil Febbo (Chief Medical Officer)	—	—
Sam Samad (Former CFO)	—	—
Executive Group(3)	—	—
Non-Executive Director Group(4)	—	—
Non-Executive Officer Employee Group(5)	$111,243,550	560,308

(1)

Reflects the value of the applicable awards at the date of grant based on the fair market value of a share of common stock multiplied by the number of shares subject to the award (with the number of PSUs reflected at the maximum value). Pursuant to SEC guidance, stock options are valued at $0 for purposes of this table.

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(2)

Represents the number of awards granted with respect to the 2023 Share Reserve Increase. If stockholder approval of the Stockholder Approval Terms is not received, these awards will be settled in cash instead of shares. PSUs are reflected at the maximum value.

(3)	Represents all current executive officers as a group (11 individuals).
(4)	Represents all current directors who are not executive officers as a group (9 individuals).
(5)	Represents all employees, including all current officers, but excluding executive officers, as a group (9,969 individuals).

Since the 2015 Plan was implemented, through the date of this proxy statement, Mr. deSouza, Ms. Tousi and Dr. Aravanis received 109,371, 34,999 and 34,999 options, respectively, and no other options have been granted, including to any of our other Named Executive Officers, director nominees, executive officers, associates of any of the foregoing or any other employees or recipients of awards under the 2015 Plan.

EQUITY COMPENSATION PLAN INFORMATION

As of January 1, 2023, the Company maintained three equity compensation plans: the 2015 Plan, the 2005 Stock and Incentive Plan, as amended, and the 2000 Employee Stock Purchase Plan, as amended and restated on April 29, 2020 (the “ESPP”), each of which has been approved by the Company’s stockholders. Stockholders are also being asked to approve the Amended 2015 Plan proposal, as described above.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 1, 2023.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (c)

Equity compensation plans approved by stockholders	1,872,241(1)	$319.72(2)	14,490,220(3)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	1,872,241	$319.72	14,490,220

(1)

Of these shares, 179,369 and 7,600 were subject to options then outstanding under the 2015 Plan and the 2005 Stock and Incentive Plan, as amended, respectively, 1,685,272 were subject to stock unit awards then outstanding under the 2015 Plan, and none were subject to options then outstanding under the ESPP.

(2)	This weighted-average exercise price does not reflect the 1,685,272 shares that will be issued upon the payment of outstanding stock units.
(3)

This number of shares is presented after giving effect to the 107,813 and 163,350 shares purchased under the ESPP for the purchase periods that ended February 1, 2022 and August 1, 2022, respectively. Of the aggregate number of shares that remained available for future issuance, 1,689,240 were available under the 2015 Plan and 12,800,980 were available under the ESPP. The shares available for awards under the 2015 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the 2015 Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards. This table does not reflect the 8,000,000 additional shares that will be available under the Amended 2015 Plan if stockholders approve the Amended 2015 Plan proposal.

Resolution

RESOLVED, that the Stockholder Approval Terms included in the Illumina, Inc. Amended and Restated 2015 Stock and Incentive Plan, as set forth in Annex A to this proxy statement, are hereby approved and authorized.

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Vote Required for Approval

The affirmative vote of a majority of our outstanding voting securities, voting as a single class, is required to approve this proposal. If you abstain from voting on this proposal, the abstention will have the same effect as a vote against.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF CERTAIN AMENDMENTS TO THE ILLUMINA, INC. 2015 STOCK AND INCENTIVE PLAN

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Security Ownership of Certain Beneficial Owners and Management

Stock Ownership

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and director nominees and each named executive officer, and by all of our directors, director nominees, and executive officers as a group.

The information set forth below is as of April 17, 2023, and is based upon information supplied or confirmed by the named individuals. The address of each person named in the table below, except as otherwise noted, is c/o Illumina, Inc., 5200 Illumina Way, San Diego, California 92122.

Name	Common Stock Beneficially Owned (Excluding Stock Options)(1)	Stock Options Exercisable Within 60 Days of April 17, 2023(2)	Total Common Stock Beneficially Owned(1)(2)	Percent of Common Stock(3)

Francis deSouza	84,375	27,343	111,718	*

Joydeep Goswami	7,654	—	7,654	*

Susan Tousi	40,324	8,750	49,074	*

Alex Aravanis	171	8,750	8,921	*

Phil Febbo	3,957	—	3,957	*

Sam Samad(4)	7,072	—	7,072	*

John Thompson	10,162	—	10,162	*

Frances Arnold	13,040	—	13,040	*

Caroline Dorsa	9,381	—	9,381	*

Robert Epstein	7,656	7,600	15,256	*

Scott Gottlieb	3,571	—	3,571	*

Gary Guthart	8,443	—	8,443	*

Philip Schiller	12,161	—	12,161	*

Susan Siegel	6,476	—	6,476	*

All directors and executive officers as a group (20 persons, including those directors and executive officers named above)	231,236	52,443	283,679	*

*	Represents beneficial ownership of less than one percent (1%) of the issued and outstanding shares of common stock.
(1)

Includes shares of stock beneficially owned as of April 17, 2023. Also includes restricted stock and performance stock units, or RSUs and PSUs, vesting within 60 days of April 17, 2023. An RSU represents a conditional right to receive one share of our common stock at a specified future date.

(2)	Includes stock options that are exercisable as of April 17, 2023, and stock options that vest, or become exercisable, within 60 days of April 17, 2023.
(3)	Percentage ownership is based on 158,052,357 shares of common stock outstanding on April 17, 2023.
(4)	Mr. Samad resigned as Chief Financial Officer of Illumina effective July 8, 2022. The address of Mr. Samad is c/o Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094.

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As of April 17, 2023, the following are the only persons known to us to be the beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock(1)

Baillie Gifford & Co.(2) Calton Square, 1 Greenside Row Edinburgh EH1 3AN Scotland UK	16,743,103	10.6%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	13,022,627	8.2%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	12,051,653	7.6%

1)	Percentage ownership is based on 158,052,357 shares of common stock outstanding on April 17, 2023.
2)

This information is based on a Schedule 13G/A filed with the SEC on January 20, 2023. Baillie Gifford & Co. reports that it has sole voting power with respect to 13,257,336 shares and sole dispositive power with respect to 16,743,103 shares.

3)

This information is based on a Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group reports that it has shared voting power with respect to 217,308 shares, sole dispositive power with respect to 12,379,949 shares, and shared dispositive power with respect to 642,678 shares.

4)

This information is based on a Schedule 13G/A filed with the SEC on January 31, 2023. BlackRock reports that it has sole voting power with respect to 10,929,433 shares and sole dispositive power with respect to 12,051,653 shares

Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain executive officers, and persons who own more than 10% of a registered class of the our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2022 year each of our applicable executive officers, directors, and greater than 10% beneficial owners were in compliance with applicable Section 16(a) filing requirements.

Illumina, Inc. 2023 Proxy Statement  •  93

Users’ Guide

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Illumina, Inc. for the 2023 Annual Meeting of Stockholders. This proxy statement and accompanying proxy are being mailed to our stockholders on or about April 18, 2023, concurrently with the mailing of our annual report on Form 10-K for the fiscal year ended January 1, 2023.

How may I attend and participate in the annual meeting?

We will be hosting the 2023 annual meeting live via the internet. There will not be a physical location for the annual meeting.

Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions. Questions will be answered as the allotted time permits.

Our virtual format allows stockholders from around the world to participate and ask questions and for us to give thoughtful responses.

In order to attend the Annual Meeting, you must register in advance by going to https://www.cesonlineservices.com/ilmn23_vm prior to the deadline of May 24, 2023 at 10:00 a.m. (Pacific time). Any stockholder who has pre-registered can listen to, vote and participate in the annual meeting live from any remote location that has Internet connectivity at https://www.cesonlineservices.com/ilmn23_vm. Stockholders may begin submitting written questions through the internet portal at 9:30 a.m. (Pacific time) on May 25, 2023, and the webcast of the annual meeting will begin at 10:00 a.m. (Pacific time) that day. You must pre-register to submit a question during the annual meeting.

The Board of Directors strongly urges you to discard and NOT vote using any gold proxy card sent to you by the Icahn Group.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at https://www.cesonlineservices.com/ilmn23_vm.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted in the reminder email to be sent the day before the meeting.

What is the purpose of the annual meeting?	At our annual meeting, stockholders will act upon the matters described in this proxy statement. In addition, management will report on the performance of Illumina and respond to questions from stockholders.

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What am I voting on at the annual meeting?

Stockholders will be asked to vote on five proposals. The proposals are to:

1.  Elect nine nominees to hold office for one year or until his or her successor is elected;

2.  Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.  Hold an advisory vote to approve the compensation provided to our “named executive officers” as disclosed in this proxy statement;

4.  Hold an advisory vote on the frequency of an advisory vote to approve the compensation provided to our “named executive officers”; and

5.  Hold a vote to approve certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan.

Could other matters be decided at the annual meeting?	Management is not aware of any other matters that will be presented at the annual meeting. However, if any other matter not described in this proxy statement were to come before the annual meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.

Have other candidates been nominated for election at the annual meeting in opposition to the Board’s nominees?	Yes. The Icahn Group has notified the Company of its intent to nominate three (3) candidates for election as directors at the annual meeting in opposition to the nominees recommended by the Board of Directors. Our Board does not endorse any of the Icahn Group nominees and unanimously recommends that you vote “FOR” the nominees proposed by our Board using the WHITE proxy card accompanying this Proxy Statement and “WITHHOLD” on each of the Icahn Group nominees.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the annual meeting?

The Board of Directors recommends that you vote your shares on your WHITE proxy card as follows:

•  FOR each of the Company nominees to the Board of Directors (Proposal 1) and WITHHOLD on each of the Icahn Group nominees;

•  FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);

•  FOR approval, on an advisory basis, of the compensation provided to our “named executive officers” as disclosed in this proxy statement (Proposal 3);

•  FOR approval, on an advisory basis, of an annual advisory vote on the compensation provided to our “named executive officers” (Proposal 4); and

•  FOR approval of certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan (Proposal 5).

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Who can vote at the annual meeting?

Only holders of our common stock as of April 3, 2023, the record date, or such holders’ proxies are entitled to notice of and to vote on the matters listed in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders.

At the close of business on the record date, there were 158,032,030 shares of common stock outstanding and entitled to vote.

You have one vote for each share of common stock that you hold. A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the annual meeting, and during the annual meeting such list will be available for examination at https://www.cesonlineservices.com/ilmn23_vm.

In order to attend the Annual Meeting, you must register in advance by going to https://www.cesonlineservices.com/ilmn23_vm prior to the deadline of May 24, 2023 at 10:00 a.m. (Pacific Time).

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

Beneficial Owner. You are a beneficial owner if, at the close of business on the record date, your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name”. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or other nominee may be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information.

96  •  Illumina, Inc. 2023 Proxy Statement

How do I vote and what are the voting deadlines?	Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.
Via the Internet. You may vote electronically locating the control number on your WHITE proxy card or voting instruction form and accessing the website indicated.
By Telephone. You may vote using a touch-tone telephone by calling the number located on your WHITE proxy card or voting instruction form.
By Mail. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope.
During the Annual Meeting. You may vote using the online ballot that will be available on the meeting website during the Annual Meeting by registering in advance at https://www.cesonlineservices.com/ilmn23_vm prior to the deadline of May 24, 2023 at 10:00 a.m. (Pacific time). Instructions on how to vote while participating in our annual meeting live via the internet are posted at https://www.cesonlineservices.com/ilmn23_vm. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted in the reminder email to be sent the evening before the meeting at https://www.cesonlineservices.com/ilmn23_vm.

If you vote via the internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated, and returned your proxy card. If you vote via the internet or by telephone, you do not need to return your proxy card.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker or nominee. You may also obtain a “legal proxy” from your broker, bank, or other nominee and register in advance to attend and vote at the Annual Meeting by going to https://www.cesonlineservices.com/ilmn23_vm prior to the deadline of May 24, 2023 at 10:00 a.m. (Pacific time). Even if you wish to attend virtually, we urge you to vote your shares in advance of the Annual Meeting by following the instructions on your WHITE voting instruction form.

The Board of Directors strongly urges you to discard and NOT vote using any gold proxy card sent to you by the Icahn Group.

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Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the annual meeting by:

•  signing and returning a new proxy card with a later date;

•  submitting a later-dated vote by telephone or via the internet — only your latest internet or telephone proxy received by 11:59 p.m. (Pacific time) on May 24, 2023, will be counted;

•  participating in the annual meeting live via the internet and voting again; or

•  delivering a written revocation to Illumina, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095 to be received no later than May 25, 2023 (before the closing of the polls).

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

If you have already voted using a gold proxy card sent to you by the Icahn Group, you have every right to change your vote and we strongly urge you to revoke that proxy by voting in favor of ONLY the Illumina nominees (John Thompson, Francis deSouza, Frances Arnold, Caroline Dorsa, Robert Epstein, Scott Gottlieb, Gary Guthart, Philip Schiller and Susan Siegel) by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or following the instructions on your WHITE proxy card to vote via the Internet. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the annual meeting.

What if I submit a proxy card with more than nine (9) nominees selected?	If you are a registered holder and you vote “FOR” more than nine (9) nominees on your WHITE proxy card, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. If you are a beneficial holder and you vote “FOR” more than nine (9) nominees on your WHITE voting instruction form, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. Please carefully review the instructions provided by your bank or broker.

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What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the internet before the annual meeting, or during the annual meeting via live webcast, your shares will not be voted at the annual meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those matters on which it has discretion to vote. Under the applicable rules, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3, 4, and 5. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2 to the extent your brokerage firm has not provided you with the Icahn Group’s materials. The broker’s inability to vote on non-discretionary matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote”. Please see “What is a ‘broker non-vote’?” below for more information.

What if I submit a proxy card but do not submit voting instructions?

If you are a registered holder and properly sign and return your WHITE proxy card or complete your proxy via Internet, your shares will be voted as you direct. If you sign and return your WHITE proxy card but do not specify how you want your shares voted, they will be voted FOR the election of all Illumina nominees for Director as set forth under “Vote for Us — Proposal 1: Election of Directors”, FOR the ratification of the appointment of the independent registered public accountants, FOR the advisory vote on executive compensation, FOR holding the advisory vote on executive compensation every ONE YEAR, and FOR the approval of certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan. Despite this, the Board urges you to mark your WHITE proxy card in accordance with the Board’s recommendations.

If you are a beneficial holder and properly mark, sign and return your WHITE voting instruction form or complete your proxy via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the Election of Directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the nine (9) nominees proposed by your Board and named in this proxy statement, depending on the bank or broker through which you hold your shares, as set forth under “Vote for Us — Proposal 1: Election of Directors”, FOR the ratification of the appointment of the independent registered public accountants, FOR the advisory vote on executive compensation, FOR holding the advisory vote on executive compensation every ONE YEAR, and FOR the approval of certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan. The Board strongly urges you to mark your WHITE voting instruction form in accordance with the Board’s recommendations.

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What is a “broker non-vote”?	Under applicable rules, brokers who have record ownership of listed Company stock held in brokerage accounts for their clients who beneficially own the shares and who do not receive voting instructions from their clients have the discretion to vote uninstructed shares held by such clients on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Under applicable interpretations, Proposals 1, 3, 4, and 5 are considered non-discretionary matters and Proposal 2 is considered a “discretionary” matter, to the extent your brokerage firm has not provided you with the Icahn Group’s materials.

What is the effect of a broker non-vote?	Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting because brokers will have discretionary authority to vote on Proposal 2 in certain circumstances. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to non-discretionary matters. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on Proposals 1, 3, 4, and 5.

Is the Company using a universal proxy card in connection with voting at the annual meeting?	The SEC has adopted new rules requiring the use of a universal proxy card in contested director elections that take place after August 31, 2022. Nominees from both the Company and the Icahn Group will be included in the universal proxy card; however, our Board of Directors unanimously recommends using the WHITE universal proxy card and voting “FOR” each of the nine nominees proposed by the Board of Directors.

What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

If you receive more than one WHITE proxy card or Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy Materials on how to access each proxy card and vote each proxy card over the internet or by telephone. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

You may receive solicitation materials from the Icahn Group, including proxy statements and gold proxy cards. Illumina is not responsible for the accuracy or completeness of any information provided by or relating to the Icahn Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Icahn Group or any other statements the Icahn Group may make.

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What should I do with any gold proxy cards sent to me by the Icahn Group?

The Icahn Group has notified the Company of its intent to nominate three (3) candidates for election as directors at the annual meeting in opposition to the nominees recommended by the Board of Directors. We do not know whether the Icahn Group will in fact nominate individuals for election as directors at the annual meeting or solicit proxies. The nominations made by the Icahn Group have NOT been endorsed by our Board of Directors. Illumina is not responsible for the accuracy or completeness of any information provided by or relating to the Icahn Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Icahn Group or any other statements the Icahn Group may make.

We strongly urge you to disregard any materials, including any gold proxy card, that may be sent to you by the Icahn Group. We urge you instead to vote in favor of ONLY the Illumina nominees (John Thompson, Francis deSouza, Frances Arnold, Caroline Dorsa, Robert Epstein, Scott Gottlieb, Gary Guthart, Philip Schiller and Susan Siegel) by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or following the instructions on your WHITE proxy card to vote via the Internet. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the annual meeting by following the instructions under “Can I revoke or change my vote after I submit my proxy?”. You may also revoke any previously submitted proxy by attending the annual meeting virtually and voting your shares at the annual meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at 1 (800) 422-8620 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

Who will count the vote?	Representatives of First Coast Results, Inc. will tabulate the votes and will act as the inspector of election.

How is a quorum obtained, and why is a quorum required?

Under applicable state law and our governing instruments, we may only hold the annual meeting if a quorum is present. A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the annual meeting are present or represented by proxy at the meeting. As of the close of business on the record date, we had 158,032,030 shares of common stock outstanding and entitled to vote at the annual meeting, meaning that 79,016,016 shares of common stock must be represented in person or by proxy to have a quorum. If a quorum is not present at the annual meeting, the meeting may be adjourned until a quorum is obtained. If you are a stockholder of record and submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this proxy statement and listed on the proxy card. If your shares are held in the name of your broker or other nominee, and you do not tell your broker or other nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

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How many votes are required to approve each proposal?
Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation

Proposal 1 — Election of nine nominees to the Board of Directors	The nine (9) director nominees receiving the greatest number of votes cast “FOR” their election will be elected

FOR, each nominee

WITHHOLD, each nominee

Shares voted “WITHHOLD” will be counted for purposes of determining if there is a quorum at the annual meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast FOR such nominee(s)

FOR each Company nominee and WITHHOLD on each Icahn Group nominee

Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 3 — Advisory vote to approve the compensation provided to our “named executive officers” as disclosed in this proxy statement	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

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Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation

Proposal 4 — Advisory vote to approve the frequency of holding an advisory vote on the compensation provided to our “named executive officers”

If none of the frequency alternatives (one year, two years, or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders, on an advisory basis

		FOR EVERY YEAR FOR EVERY TWO YEARS FOR EVERY THREE YEARS ABSTAIN If you abstain from voting on this proposal, the abstention will have no effect on the frequency that is selected by the Board	FOR every year

Proposal 5 — Vote to approve certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

How can I find the voting results of the annual meeting?

Given that we expect the annual meeting to be a contested meeting, we will not be announcing preliminary results at the annual meeting. Final results will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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Who is conducting this proxy solicitation?

Illumina’s Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the annual meeting. Solicitation may be made by our directors, officers, and other Illumina employees telephonically, electronically, or by other means of communication. Directors, officers, and employees who help us in the solicitation will not be separately compensated for those services, but they may be reimbursed by Illumina for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by Illumina for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. The total cost of the solicitation will be borne by Illumina.

We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to aid in the solicitation. Pursuant to Illumina’s agreement with Innisfree, they will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from Illumina’s stockholders on Illumina’s behalf in connection with the annual meeting. For these and related advisory services, we will pay Innisfree a fee of approximately $2 million and reimburse them for certain out-of-pocket disbursements and expenses. Innisfree expects that approximately 40 of its employees will assist in the solicitation. The expense incurred by the Company to date in furtherance of, or in connection with, the solicitation is approximately $16.5 million. The Company anticipates that its total expenditures based on current circumstances could be up to approximately $31.5 million. The actual amount finally spent could be higher or lower depending on changing facts and circumstances in connection with this solicitation. Illumina has agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement.

We estimate that approximately 5 of our employees will assist in the proxy solicitation. Annex B sets forth information relating to certain of Illumina’s directors, director nominees and certain executive officers and employees who are considered “participants” in Illumina’s solicitation under the rules of the SEC by reason of their position as directors of Illumina or because they may be soliciting proxies on Illumina’s behalf.

You may receive solicitation materials from the Icahn Group, including proxy statements and gold proxy cards. Illumina is not responsible for the accuracy or completeness of any information provided by or relating to the Icahn Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Icahn Group or any other statements the Icahn Group may make.

104  •  Illumina, Inc. 2023 Proxy Statement

Stockholder Proposals for our 2024 Annual Meeting

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at our 2024 annual meeting of stockholders (other than a director nomination) and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our principal executive offices. The proposal must be received no later than December 23, 2023. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Our bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of our common stock for at least three years to submit director nominees (up to the greater of two nominees or 20% of the Board, as determined in accordance with the bylaws) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. With respect to stockholder nominees for director election submitted for inclusion in our proxy statement for our 2024 annual meeting, written notice of nominations by the stockholder proponent(s) must comply with our bylaws and must be delivered to, or mailed and received by, our Corporate Secretary between November 22, 2023, and December 22, 2023. These deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date of the proxy statement for the 2023 annual meeting (which date, for purposes of our bylaws, is April 20, 2023). The ability to include a nominee in our proxy statement is subject to the terms and conditions set forth in our bylaws.

With respect to stockholder nominees for director election at our 2024 annual meeting (other than nominees submitted for inclusion in our proxy materials) and stockholder proposals for consideration at our 2024 annual meeting that are not submitted for inclusion in our proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to us in accordance with our bylaws. The notice must be delivered to, or mailed and received by, our Corporate Secretary between January 26, 2024, and February 25, 2024 and must comply with all applicable provisions of our bylaws. You may obtain a copy of our bylaws by writing to the Corporate Secretary at the address shown on the cover of this proxy statement.

Other Matters

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the annual meeting. If any other matters not described in this proxy statement properly come before the meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Householding

Our annual report on Form 10-K for the fiscal year ended January 1, 2023, including our audited financial statements for fiscal 2022, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, in certain circumstances only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one annual report, proxy

Illumina, Inc. 2023 Proxy Statement  •  105

statement, or Notice of Internet Availability of Proxy Materials, as applicable, we will deliver promptly a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder who sends a written request to the Corporate Secretary of Illumina, Inc. at 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary, or makes an oral request to the office of the Corporate Secretary at (858) 202-4500. If your household is receiving multiple copies of our annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials and you wish to request delivery of a single copy, you may send a written request to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary.

Where You Can Find More Information

We maintain an internet site at www.illumina.com. We use our website as a channel of distribution of material Company information. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this proxy statement.

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Annex A – Amended and Restated 2015 Stock and Incentive Plan

ILLUMINA, INC.

AMENDED AND RESTATED 2015 STOCK AND INCENTIVE PLAN

(as amended and restated February 1, 2023)

1.

Purposes of the Plan. The purposes of this Amended and Restated 2015 Stock and Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Awards (including Stock Grants, Stock Units, and Stock Appreciation Rights) and Cash Awards may also be granted under the Plan.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 hereof.

(b)

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

(c)

“Applicable Laws” means the requirements relating to the administration of equity incentive plans, the grant of Awards and the issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the Nasdaq Global Select Market or any other Nasdaq Stock Market, stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws or regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d)	“Award” means an Option, a Stock Award, or a Cash Award granted in accordance with the terms of the Plan.

(e)

“Award Agreement” means a Stock Award Agreement, Cash Award Agreement, and/or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(f)	“Board” means the Board of Directors of the Company.

(g)

“Cash Award” means a bonus opportunity awarded under Section 14 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

Illumina, Inc. 2023 Proxy Statement  •  A-1

(h)

“Code” means the U.S. Internal Revenue Code of 1986, as amended. All references herein to specific sections of the Code shall include any successor provisions of the Code or corresponding sections of any future U.S. federal tax code.

(i)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

(j)

“Common Stock” means the common stock of the Company, par value USD 0.01 per share, and such other securities of the Company into which the Common Stock may be converted or that may be substituted for the Common Stock pursuant to Section 15 hereof.

(k)	“Company” means Illumina, Inc., a Delaware corporation, and any successor thereto.

(l)

“Consultant” means any natural person, including an advisor, who renders bona-fide services to the Company or a Parent or an Affiliate of the Company, and which services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(m)	“Corporate Transaction” means any of the following:

(i)

any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(ii)	the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

(iii)

the acquisition of beneficial ownership of more than 50% of the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act); or

(iv)

a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new Director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Corporate Transaction if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately

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prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.

(n)	“Director” means a member of the Board.

(o)

“Disability” means that the Participant would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Affiliate of the Company to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Affiliate of the Company to which the Participant provides services does not have a long-term disability policy in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code and for purposes of non-qualified deferred compensation subject to Section 409A of the Code the payment timing of which coincides with or made by reference to a Disability, “Disability” shall have the meaning ascribed to in the Section 409A of the Code.

(p)

“Dividend Equivalent Right” means a right to receive, in such form and on such terms as the Administrator may determine, the equivalent value of a dividend or distribution paid by the Company, if any, on one of its Shares (in cash or in Shares), that would be payable on the number of Shares subject to a Stock Unit.

(q)

“Effective Date” means the date on which the Board approves the Plan, provided that the 2023 Share Reserve Increase and the Plan Term Extension shall be subject to, and shall not become effective without, approval by the Company’s stockholders. Notwithstanding the foregoing, Awards may be granted with respect to Shares reserved under the 2023 Share Reserve Increase prior to the date the Company’s stockholders have approved the Plan, provided that any such Shares shall not be issuable prior to the date the Company’s stockholders have approved the Plan.

(r)

“Employee” means any person, including Officers and Inside Directors, employed by the Company or any Parent or Affiliate of the Company; provided, however, that for purposes of the eligibility requirements applicable to the grant of Incentive Stock Option, “Employee” shall mean any person employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not be deemed to cease Employee status by reason of (i) any leave of absence approved by the Company or any Parent or Affiliate of the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Affiliate of the Company, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock

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Option. Neither service as Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(s)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(t)	“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i)

if the Common Stock is listed on any established stock exchange or traded on a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, the Fair Market Value of a Share shall be the closing selling price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

if the Common Stock is regularly quoted by a recognized securities dealer or other quotation system but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)

in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator to be reasonable and in compliance with Section 409A of the Code to the extent the Awards are intended to be exempt from or in compliance with Section 409A of the Code.

Notwithstanding the foregoing, for income tax and/or social security reporting purposes under U.S. federal, state, local or non-US law and for such other purposes as the Administrator deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time. In all cases, the determination of Fair Market Value by the Company shall be conclusive and binding on all persons.

(u)

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(v)

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder and as designated in the applicable Option Agreement.

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(w)	“Inside Director” means a Director who is an Employee.

(x)

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option and/or as designated in the applicable Option Agreement, or an Incentive Stock Option that fails to so qualify.

(y)	“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(z)	“Officer” means a person who is an executive officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)	“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(bb)

“Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(cc)	“Optioned Shares” means the Shares subject to an Option.

(dd)	“Optionee” means the holder of an outstanding Option granted under the Plan.

(ee)	“Outside Director” means a Director who is not an Employee.

(ff)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code or any successor provision.

(gg)	“Participant” means any holder of one or more Options, Stock Awards or Cash Awards, or the Shares issuable or issued pursuant to such Awards, under the Plan.

(hh)

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(ii)	“Plan” means this 2015 Stock and Incentive Plan, as amended and restated as of the Effective Date, and which may be further amended from time to time.

(jj)	“Predecessor Plan” means the Illumina, Inc. 2005 Stock and Incentive Plan, as amended and restated.

(kk)

“Outstanding Qualified Performance-Based Compensation” means any compensation granted prior to November 3, 2017 and that is outstanding as of the Effective Date and is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. For the avoidance of doubt, all provisions of the Plan governing the Outstanding Qualified Performance-Based Compensation that were in effect prior to the Effective Date shall continue in effect with respect to Outstanding Qualified Performance-Based Compensation, notwithstanding the elimination of such provisions from the Plan.

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(ll)

“Performance Criteria” means any one or more performance criteria that may be selected for purposes of establishing the Performance Goal(s), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Parent, Affiliate of the Company or business segment of the Company or an Affiliate of the Company, either individually, alternatively or in any combination, and measured over the Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in an Award and which may include, but is not limited to, any of the following: (i) cash flow or cash flow per Share; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (xxiii) recruiting and maintaining personnel, improvement in workforce diversity, fostering health and wellbeing, furthering climate positive actions, and other environmental, social or governance objectives.

(mm)

“Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of an Affiliate of the Company, the performance of a division or a business unit of the Company or an Affiliate of the Company, or the performance of an individual. The Administrator, in its discretion, may appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event (including arising from litigation), or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(nn)	“Plan Term Extension” has the meaning assigned in Section 7 hereof.

(oo)

“Rule 16b-3” means Rule 16b-3 of the Exchange Act, as the same may be amended from time to time, or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(pp)

“Service Provider” means (i) an individual rendering services to the Company or any Parent or Affiliate of the Company in the capacity of an Employee or Consultant or (ii) an individual serving as a Director.

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(qq)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 hereof.

(rr)	“Stock Appreciation Right” means a right to receive cash and/or Shares based on a change in the Fair Market Value of a specific number of Shares granted under Section 13 hereof.

(ss)	“Stock Award” means a Stock Grant, a Stock Unit or a Stock Appreciation Right granted under Sections 12 or 13 below or other similar awards granted under the Plan (including phantom stock rights).

(tt)

“Stock Award Agreement” means a written agreement, the form(s) of which shall be approved from time to time by the Administrator, between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(uu)	“Stock Grant” means the award of a certain number of Shares granted under Section 12 below.

(vv)

“Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise explicitly provided for by the Administrator.

(ww)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(xx)

“Tax-Related Items” means U.S. federal, state and/or local taxes, and/or taxes imposed by jurisdictions outside of the U.S. (including, but not limited to, income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes or tax-related item that may be due) required by law to be withheld, including any employer liability shifted to the Participant under the terms of the Award Agreement or otherwise.

(yy)

“2023 Share Reserve Increase” means an increase to the number of Shares available for issuance pursuant to Awards granted under the Plan as contemplated under Section 3(a) and which shall be equal to 8,000,000 Shares.

3.	Stock Subject to the Plan.

(a)

Subject to the provisions of Section 15 hereof, the maximum aggregate number of Shares that may be issued and sold pursuant to Awards granted under the Plan shall be the sum of (i) the 2023 Share Reserve Increase, plus (ii) 2,700,000 Shares, plus (iii) any Shares which as of the Effective Date are available for issuance under the Predecessor Plans and which following the Effective Date are not issued under the Predecessor Plans (including Shares that are subject to awards outstanding under the Predecessor Plans that expire, are cancelled or otherwise terminate unexercised, or Shares that otherwise would have reverted to the share reserve of the Predecessor Plans following the Effective Date). Anything in the foregoing to the contrary

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notwithstanding, the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 8,000,000.

(b)	The Shares may be authorized, but unissued, or reacquired Shares, including Shares repurchased by the Company on the open market.

(c)

If an outstanding Award expires or terminates for any reason prior to the Shares subject thereto having been issued in full, the unpurchased or unissued Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are repurchased by the Company at their original purchase price or otherwise forfeited to the Company in connection with termination of a Participant’s status as a Service Provider, such Shares shall become available for future grant under the Plan or as a result of the cancellation of an Award. Notwithstanding the provisions of this Section 3(c), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. Notwithstanding the first sentence of this Section 3(c) , the following Shares shall be counted against the maximum number of Shares available for issuance pursuant to Section 3(a) hereof and shall not be returned to the Plan: (i) Shares covered by an Award which are surrendered in payment of the Award exercise or purchase price or in satisfaction of obligations for Tax-Related Items incident to the exercise, vesting or settlement of an Award; (ii) Shares that are not issued or delivered as a result of the net settlement of an outstanding Award; or (iii) Shares that are repurchased on the open market with the proceeds of the exercise of an Option.

(d)

To the extent permitted by Applicable Law or any stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate of the Company shall not be counted against Shares available for grant pursuant to this Plan. Additionally, to the extent permitted by Applicable Law or any stock exchange rule, in the event that a company acquired by (or combined with) the Company or an Affiliate of the Company has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, at the discretion of the Administrator, be used for Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Affiliate of the Company prior to such acquisition or combination.

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4.	Administration of the Plan.

(a)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)

Section 162(m). Outstanding Qualified Performance-Based Compensation shall be administered by a Committee comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)

Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3 and shall be granted by a Committee comprised solely of “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act or by the Board.

(iv)

Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board, (B) a Committee, which committee shall be constituted to satisfy Applicable Laws or (C) subject to the Applicable Laws and the Company’s corporate governing rules and documents, one or more persons or a body to whom the Board or Committee has delegated authority with the powers vested in the Board or the Committee under the Plan.

(b)

Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock in accordance with Section 2(r) of the Plan;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of Shares or amount of cash to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions include, but are not limited to, the exercise price and/or purchase price (if applicable), the time or times when Awards may be exercised (which may be based on Performance Criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions (which shall be limited to a Participant’s death or Disability), the acceptable forms of consideration, the term and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

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(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)

to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or facilitating compliance with Applicable Laws or to take advantage of special tax treatment available under Applicable Laws;

(viii)

to modify or amend each Award, including the discretionary authority to extend the post-termination exercisability or purchase period of Awards longer than is originally provided for in the Award Agreement and accelerate the vesting and/or exercisability or waiver of forfeiture restrictions in the event of a Participant’s death or Disability, provided that any amendment that materially and adversely impacts the rights of a Participant under an Award shall not become effective without the Participant’s consent unless the amendment is necessary or desirable, as determined in the sole discretion of the Administrator, to facilitate compliance with Applicable Laws or as contemplated in Section 23 hereof;

(ix)

to allow Participants to satisfy Tax-Related Items by electing to have the Company withhold from the Shares to be issued upon exercise or settlement of an Award that number of Shares having a market value equal to the minimum amount required to be withheld or such other amount that will not result in adverse accounting consequences to the Company. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)

Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards or Shares issued under the Plan.

5.

Eligibility. Nonstatutory Stock Options, Stock Awards and Cash Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. A Service Provider who is subject to taxation in the U.S. and who is providing services to an Affiliate of the Company may be granted Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of the Treasury Regulations promulgated under Section 409A of the Code.

6.	Limitations.

(a)	Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding designation as an Incentive Stock

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Option, no installment under such an Option shall qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) the aggregate Fair Market Value of the Shares (determined at the date of grant) for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Shares or other securities for which such Option or any other Incentive Stock Options granted to Optionee prior to the date of grant (whether under the Plan or any other plan of the Company or any Parent or Subsidiary of the Company) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars (USD 100,000) in the aggregate. Should such One Hundred Thousand Dollar (USD 100,000) limitation be exceeded in any calendar year, the Option shall nevertheless become exercisable for the excess Optioned Shares in such calendar year as a Nonstatutory Stock Option. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.

(b)

Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor shall they interfere in any way with the Participant’s right or the right of the Company, its Parent or any Affiliate of the Company, as applicable, to terminate such relationship at any time, with or without cause.

7.

Term of Plan. The Plan shall become effective on the Effective Date, provided that the 2023 Share Reserve Increase and the Plan Term Extension shall be subject to, and shall not become effective without, approval by the Company’s stockholders. Unless the Plan is terminated earlier pursuant to Section 16 hereof, the Plan shall terminate on, and no Awards shall be granted following, January 31, 2033 (the “Plan Term Extension”). All Awards outstanding at the time the Plan terminates shall continue to have force and effect in accordance with the provisions of the applicable Award Agreement.

8.

Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall not exceed ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9.	Option Exercise Price and Consideration.

(a)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)	In the case of an Incentive Stock Option:

(A)

granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

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(B)

granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)

In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant for Options that are intended to be exempt from Section 409A of the Code.

(b)

Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions (including any vesting conditions) that must be satisfied before the Option may be exercised.

(c)	Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i)	cash;

(ii)	check;

(iii)

other Shares which, in the case of Shares acquired directly or indirectly from the Company, (A) have been owned by the Optionee for more than six (6) months on the date of surrender (if it is required to eliminate or reduce accounting charges incurred by the Company in connection with the Option, or such other period (if any) required to so eliminate or reduce such charges), and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)

consideration received through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (A) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all Tax-Related Items required to be withheld by the Company by reason of such exercise and (B) the Company to have purchased Shares issued directly to such brokerage firm in order to complete the sale;

(v)

by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus Tax-Related Items, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or other form of payment approved by the Administrator.

(vi)	a reduction in the amount of any Company liability to the Optionee;

(vii)	any combination of the foregoing methods of payment; or

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(viii)	such other consideration and method of payment for the issuance of Optioned Shares as determined by the Administrator and to the extent permitted by Applicable Laws.

(d)

No Repricings of Options or Stock Appreciation Rights. Except as provided in Section 15(a), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Options or Stock Appreciation Rights to an exercise price that is less than the original exercise price or effect repricing through cancellation and re-grants at an exercise price that is less than the original exercise price of such Options or Stock Appreciation Right or cancellation of Options or Stock Appreciation Rights in exchange for cash or another Award at a time when the Option or Stock Appreciation Right has an exercise price that is higher than the Fair Market Value of a Share.

10.	Exercise of Option.

(a)	Procedure for Exercise; Rights as a Stockholder.

(i)

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

(ii)

An Option shall be deemed exercised when the Company or an agent designated by the Company receives: (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (B) full payment for the Optioned Shares with respect to which the Option is exercised and (C) satisfaction of any Tax-Related Items. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Plan and shall be set forth in the Option Agreement. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee and determined by the Company to be in compliance with or necessary under Applicable Laws, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends (or dividend equivalent right) or any other rights as a stockholder shall exist with respect to the Optioned Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 hereof.

(iii)

Exercising an Option in any manner shall decrease the number of Optioned Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)	Termination of Optionee’s Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, such Optionee may

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exercise his or her Option for a period of three (3) months measured from the date of termination, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement); provided, however, that, unless otherwise provided by the Administrator in the Option Agreement, any Officer or Outside Director (as of the date of termination) may exercise his or her Option for a period of twelve (12) months measured from the date of termination, or such other period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Option shall immediately terminate as to all the Optioned Shares covered by the unvested portion of the Option, and those Optioned Shares shall revert immediately to the Plan, unless otherwise provided in the Option Agreement. To the extent the Optionee does not, within the post-termination time period determined pursuant to this Section 10(b), exercise the Option for the Optioned Shares in which Optionee is vested at the time of such termination of Service Provider status, the Option shall terminate with respect to those vested Optioned Shares at the end of such period, and those Optioned Shares shall revert to the Plan.

(c)

Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within twelve (12) months of termination, or such other period of time as specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Option shall immediately terminate as to the Optioned Shares covered by the unvested portion of the Option, and those Optioned Shares shall revert immediately to the Plan unless otherwise provided in the Option Agreement. To the extent the Optionee does not, within the post-termination time period determined pursuant to this Section 10(c), exercise the Option for the Optioned Shares in which Optionee is vested at the time of such termination of Service Provider status, the Option shall terminate with respect to those vested Optioned Shares at the end of such period, and those Optioned Shares shall revert to the Plan.

(d)

Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within twelve (12) months following Optionee’s death, or such other period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Option shall immediately terminate as to the Optioned Shares covered by the unvested portion of the Option, and those Optioned Shares shall immediately revert to the Plan unless otherwise provided in the Option Agreement. To the extent the Option is not, within the post-termination time period determined pursuant to this Section 10(d), exercised for the Optioned Shares in which Optionee is vested at the time of

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such termination of Service Provider status, the Option shall terminate with respect to those vested Optioned Shares, and those Optioned Shares shall revert to the Plan.

11.

Limited Transferability of Options. An Option generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee; provided however that, if permitted by the Administrator, Nonstatutory Stock Options may be transferred by instrument to an inter vivos or testamentary trust in which the Nonstatutory Stock Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to Immediate Family Members of the Optionee. Such beneficiary or beneficiaries or Immediate Family Member to whom an Option has been transferred shall take the transferred Options subject to all the terms and conditions of the applicable agreement evidencing each such transferred Option, including (without limitation) the limited time period during which the Option may be exercised following the Optionee’s death.

12.

Stock Grants and Stock Unit Awards. Each Stock Award Agreement reflecting the issuance of a Stock Grant or Stock Unit shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)

Consideration. A Stock Grant or Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company, a Parent or an Affiliate of the Company for its benefit.

(b)

Vesting. Shares of Common Stock awarded under an agreement reflecting a Stock Grant and a Stock Unit award may, but need not, be subject to a share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Administrator.

(c)

Termination of Participant’s Relationship as a Service Provider. In the event a Participant’s relationship as a Service Provider terminates, (i) the Company may reacquire any or all of the Shares held by the Participant or (ii) the Shares or Stock Units subject to the Stock Award Agreement may be forfeited, in each case, to the extent such Shares or Stock Units, as applicable, have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the Stock Award Agreement.

(d)

Transferability. Except as determined by the Administrator, no rights to acquire Shares under a Stock Grant or a Stock Unit shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. To the extent and under such terms and conditions as determined by the Administrator and provided such transfer is consistent with securities offerings registered on a Form S-8, a Participant may assign or transfer a Stock Grant or a Stock Unit without consideration to an Immediate Family Member; provided that such Immediate Family Member shall be bound by and subject to all of the terms and conditions of the Plan and the Stock Award Agreement relating to the transferred Award and shall execute an

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agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(e)

Dividend Equivalent Rights; Dividends. Any Participant selected by the Administrator may be granted Dividend Equivalent Rights based on the dividends, if any, declared on the Shares that are subject to any Stock Unit, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is vests or is settled, as determined by the Administrator and set forth in the applicable Award Agreement. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. To the extent Shares subject to a Stock Unit are subject to vesting conditions, any Dividend Equivalent Rights relating to such Shares shall either (i) not be paid or credited or (ii) be accumulated and subject to vesting, restrictions and risk of forfeiture to the same extent as the underlying Award with respect to which such cash, stock or other property has been distributed. For a Stock Award that is subject to vesting, restrictions or risk of forfeiture, dividends shall be accumulated with respect to the underlying Shares and made subject to any vesting, restrictions and risk of forfeiture to which the underlying Stock Award is subject.

(f)

No Stockholder Rights. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to a Stock Unit. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 hereof.

13.	Stock Appreciation Rights.

(a)

General. Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The Administrator may grant Stock Appreciation Rights to eligible Participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator. The specific terms and conditions applicable to the Participant shall be provided for in the Stock Award Agreement. Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Stock Award Agreement, except as provided below.

(b)

Exercise Price. The exercise price per Share subject to a Stock Appreciation Right shall be determined by the Administrator, provided that the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant for Stock Appreciation Rights that are intended be exempt from Section 409A of the Code.

(c)	Term. The term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.

(d)	Exercise of Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, in whole or in part, the Participant shall be entitled to a payment in an amount equal to the

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excess of the Fair Market Value on the date of exercise of a fixed number of Shares covered by the exercised portion of the Stock Appreciation Right, over the exercise price per Share covered by the exercised portion of the Stock Appreciation Right (or such other amount calculated with respect to Shares subject to the award as the Administrator may determine). The amount due to the Participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Administrator and may be in cash, Shares or a combination thereof, over the period or periods specified in the Stock Award Agreement. A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any Participant. A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

(e)

Transferability. Except as determined by the Administrator, no Stock Appreciation Rights shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. To the extent and under such terms and conditions as determined by the Administrator and provided such transfer is consistent with securities offerings registered on a Form S-8, a Participant may assign or transfer a Stock Appreciation Right without consideration to an Immediate Family Member; provided that such Immediate Family Member shall be bound by and subject to all of the terms and conditions of the Plan and the Stock Award Agreement relating to the transferred Stock Appreciation Right and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(f)

No Stockholder Rights. Unless and until any Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends (or Dividend Equivalent Rights) or any other rights as a stockholder shall exist with respect to the Shares subject to the Stock Appreciation Right, notwithstanding the exercise of the Stock Appreciation Right.

14.

Cash Awards. Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more Performance Goals established for a Performance Period. Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Participant as a Cash Award, (ii) the Performance Goal that shall determine the amount of payment, (iii) the Performance Period as to which the Performance Goal shall be measured for determining the amount of any payment, (iv) the timing and form of any payment earned by virtue of the attainment level of the Performance Goal, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions (including, without limitation, the effect that a termination as a Service Provider shall have on any Cash Award) and in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

15.	Adjustments Upon Changes in Capitalization, Dissolution or Corporate Transaction.

(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company and in compliance with Applicable Laws, (i) the number, class or kind of shares which have

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been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Goals or criteria with respect thereto), and (iii) the number, class or kind of securities as well as the price per security subject to each outstanding Award, may be adjusted proportionately by the Committee in its sole discretion as it deems equitable for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend or other distribution (whether in the form of cash, Shares, other securities, or other property other than a regular cash dividend that does not affect the Share or the value of the Shares), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, reclassification of the Common Stock, or exchange of Shares or other securities of the Company, or any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or other change in the corporate structure of the Company affecting the Shares or their value; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive; provided further, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto), the Company shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring; and provided, further, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the fair market value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Administrator in its sole discretion. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may (but need not) provide for a Participant to have the right to exercise his or her Option or Stock Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option or Stock Award would not otherwise be exercisable. In addition, the Administrator may (but need not) provide that any Company repurchase option applicable to any unvested Shares purchased upon exercise of an Option or issued under a Stock Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

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(c)	Corporate Transaction.

(i)

Unless otherwise provided in an Award Agreement, in the event of a Corporate Transaction in which the successor company or affiliate assumes, substitutes or otherwise replaces an Award (as further described in Section 15(c)(i)(C) below, if a Participant’s employment with such successor company (or an affiliate thereof) terminates on an involuntary basis within 24 months following such Corporate Transaction, the following treatment shall apply:

(A)

For Awards, the vesting of which is conditioned solely on the continued service with the Company or an Affiliate (“Time-Based Awards”): (1) Options or Stock Appreciation Rights outstanding as of the date of such termination of the Participant’s relationship as a Service Provider will immediately vest and become fully exercisable, and (2) restrictions and vesting conditions on Stock Grants and Stock Unit Awards shall lapse and the Stock Grants and Stock Units shall become free of all restrictions and limitations and become fully vested, subject to compliance with Section 409A of the Code.

(B)

For Awards, the vesting of which is based, in whole or in part, on the attainment of Performance Goals (“Performance-Based Awards”), the restrictions shall lapse and the Award shall become free of all restrictions and limitations and shall vest with respect to the target level number of Shares subject to the Award; and

(C)

For the purposes of this Section 15(c), an Award shall be considered assumed or substituted for, or replaced if following the Corporate Transaction the Award (1) confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Corporate Transaction by holders of each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Corporate Transaction is not solely common stock of the successor company, the Administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award for each Share subject thereto, will be solely common stock of the successor company substantially equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction constituting a Corporate Transaction, and (2) provides for terms and conditions, including vesting conditions, similar to those that applied to the Award immediately prior to the Corporate Transaction; provided that with respect to Performance-Based awards, the Performance Goals

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shall be deemed attained at the target level and time- and service-based vesting considerations shall remain in effect. For the avoidance of doubt, clause (2) in the foregoing sentence means that Awards that are assumed, substituted or replaced shall continue to vest on similar terms and conditions as applied to the Awards immediately prior to the Corporate Transaction if a Participant’s employment with such successor company (or an affiliate thereof) continues without interruption following the Corporate Transaction. The determination of such substantial equality of value of consideration and similarity terms and conditions shall be made by the Administrator in its sole discretion and its determination shall be conclusive and binding.

(ii)

Unless otherwise provided in an Award Agreement, in the event of a Corporate Transaction in which the successor company or an affiliate does not assume, substitute or otherwise replace an Award the following treatment shall apply:

(A)

For Time-Based Awards, (1) those Options or Stock Appreciation Rights outstanding as of the date of the Corporate Transaction shall immediately vest and become fully exercisable immediately prior to the Corporate Transaction, and (2) restrictions on Stock Grants and Stock Units shall lapse and the Stock Grants and Stock Units shall become free of all restrictions and limitations and become fully vested immediately prior to the Corporate Transaction, subject to compliance with Section 409A of the Code;

(B)

For Performance-Based Awards, the restrictions shall lapse and the Award shall become free of all restrictions and limitations and, immediately prior to the Corporate Transaction, shall vest with respect to the target number of Shares subject to the Award; and

(C)

In its discretion, and on such terms and conditions as it deems appropriate coincident with and after the grant of an Award, the Administrator may provide that, upon the occurrence of a Corporate Transaction, each vested Option or Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such vested Option or Stock Appreciation Right an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Corporate Transaction over the exercise price per Share of such Option or Stock Appreciation Right, such amount payable in cash, in one or more kinds of shares or property (including the shares or property, if any, payable in the transaction) or in a combination thereof, as the Administrator, in its discretion, shall determine, subject to any notice period set forth in any sub-plan to the Plan to comply with local law.

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(iii)

Notwithstanding the foregoing, as may be determined by the Administrator, any such adjustment shall not (i) cause an Award which is exempt from Section 409A of the Code to become subject to Section 409A of the Code or (ii) cause an Award subject to Section 409A of the Code not to comply with the requirements of Section 409A of the Code.

16.

Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend or terminate the Plan. However, the Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. In addition, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant under any grant theretofore made, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, provided that amendments to facilitate compliance with Applicable Laws, as determined in the sole discretion of the Administrator as otherwise contemplated in Section 23 may be made without the consent of the Participant. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17.

Conditions Upon Issuance of Shares. Awards shall not be granted and Shares shall not be issued pursuant to the exercise, vesting or settlement of an Award unless the grant of the Award, the exercise, vesting or settlement of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

18.

Inability to Obtain Authority. If the Company is unable or if it is impractical for the Company to obtain authority from any regulatory body having jurisdiction (including under Section 17), which authority is deemed by the Company’s counsel to be necessary to the lawful grant of Awards and issuance and sale of any Shares hereunder, the Company shall be relieved of any liability in respect of the failure to grant such Awards or issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

20.

Stockholder Approval. If required by Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted or after any amendment requiring stockholder approval is made. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

21.

Withholding Taxes. The Company or any Affiliate of the Company, as applicable, shall have the authority and the right to deduct or withhold, or to require a Participant to remit to the Company or one or more of its Affiliates, the amount of any Tax-Related Items concerning a Participant arising as a result of the Participant’s participation in the Plan or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliate of the Company, as applicable, to satisfy such Tax-Related Items. The Company may defer making payment of an Award if any such Tax-Related Items may be pending unless and until indemnified to its satisfaction and neither the Company nor any Affiliate shall have any liability to any Participant for exercising the foregoing right. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the Tax-Related Items arising in connection with an Award by, one or a combination of the following: (a) having

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the Participant pay an amount in cash (by check or wire transfer), (b) having the Company or Affiliate withhold from the Participant’s wages or other cash compensation; (c) having the Company withholding from the proceeds of the sale of Shares underlying an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf, without need of further authorization; (d) having the Company withhold Shares otherwise issuable under an Award (or allowing the return of Shares) sufficient, as determined by the Company in its sole discretion, to satisfy such Tax-Related Items; (e) having the Participant deliver Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Company to avoid adverse accounting treatment under applicable accounting standards) sufficient, as determined by the Company in its sole discretion, to satisfy such Tax-Related Items; (f) requiring the Participant to repay the Company or Affiliate, as applicable, in cash or in Shares, for Tax-Related Items paid on the Participant’s behalf, or (vii) any other method of withholding determined by the Committee that is permissible under Applicable Laws.

22.

Fractional Shares. Unless the Administrator provides otherwise, no fractional Shares shall be issuable by the Company pursuant to the exercise or settlement of Awards under the Plan. The Administrator shall also have the authority to determine whether fractional Shares subject to an Award shall be rounded down or a cash payment shall be made in lieu of fractional Shares.

23.

Section 409A. Except as provided in Section 26 hereof, to the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Plan became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Award is granted the Award determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan became effective), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.

24.

No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (a) qualify an Award for favorable or specific tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code or French-qualified stock options) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain

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favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 26 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any affiliate of the Company based on matters covered by Section 409A of the Code, including the tax treatment of any Awards, and neither the Company nor any affiliate will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

25.

Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an Award as the Administrator determines necessary or appropriate, including, without limitation, a reacquisition right in respect of previously-acquired Shares or other cash or property upon the occurrence of cause (as determined by the Administrator).

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Annex B – Supplemental Information Regarding Participants in the Solicitation

Illumina, its directors, its director nominees and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the annual meeting. The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business addresses of our directors and nominees, and the names, present principal occupations and business addresses of our officers and employees who are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the annual meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and director nominees are described in the section captioned “Information about the Board”. The names of our directors and nominees are below. The business address of each of the directors and director nominees is 5200 Illumina Way, San Diego, California 92122.

Name	Title

John Thompson	Chair of the Board

Francis deSouza	Director

Francis Arnold	Director

Caroline Dorsa	Director

Robert Epstein	Director

Scott Gottlieb	Director

Gary Guthart	Director

Philip Schiller	Director

Susan Siegel	Director

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with Illumina, and the business address for each person is 5200 Illumina Way, San Diego, California 92122.

Name	Title

Francis deSouza	Chief Executive Officer

Joydeep Goswami	Chief Financial Officer and Chief Strategy and Corporate Development Officer

Charles Dadswell	General Counsel & Secretary

Salli Schwartz	Vice President of Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants

The amount of each class of securities of Illumina held as of April 17, 2023, by the Participants who are directors or named executive officers, is set forth in the section captioned “Security Ownership of Certain Beneficial Owners and Management” of this proxy statement.

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The following table sets forth the number of each class of securities of Illumina held as of April 17, 2023 by the employees of Illumina who are deemed Participants in our solicitation of proxies and not described in the immediately preceding paragraph. Except as expressly set forth in this proxy statement, Illumina is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially.

Name	Amount and Nature of Beneficial Ownership(1)

Charles Dadswell	16,967*

Salli Schwartz	8,740

*	Includes 3,869 shares held in trust.
(1)	Includes shares of stock beneficially owned as of April 17, 2023. Also includes restricted stock and performance stock units, or RSUs and PSUs.

Information Regarding Transactions in Illumina’s Securities by Participants – Last Two Years

The following table sets forth information regarding purchases and sales of Illumina’s securities by each Participant from March 1, 2021 to April 17, 2023. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code

Frances Arnold	05/26/2022	1,232		A	A

	05/26/2021	881		A	A

Charles Dadswell	03/01/2023		6,926	A	A (by Trust)

	03/01/2023	2,771		A	A

	03/01/2023	4,156		A	A

	02/21/2023		5,282	A	M (by Trust)

	02/21/2023		1,907	D	F (by Trust)

	02/21/2023	5,282		D	M

	11/05/2022		853	D	F (by Trust)

	04/28/2022		368	D	S (by Trust)

	03/28/2022		368	D	S (by Trust)

	03/01/2022		2,082	A	A (by Trust)

	03/01/2022	6,246		A	A

	02/22/2022		4,561	A	M (by Trust)

	02/22/2022		1,808	D	F (by Trust)

	02/22/2022	4,561		D	M

	12/22/2021		322	D	S (by Trust)

	11/22/2021		314	D	S (by Trust)

	11/05/2021		739	D	F (by Trust)

	10/22/2021		314	D	S (by Trust)

	09/22/2021		314	D	S (by Trust)

	08/23/2021		314	D	S (by Trust)

	07/22/2021		314	D	S (by Trust)

	06/22/2021		314	D	S (by Trust)

	05/24/2021	314		D	S

	04/22/2021	314		D	S

	03/22/2021	314		D	S

B-2  •  Illumina, Inc. 2023 Proxy Statement

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code

Francis deSouza	03/01/2023	31,480		A	A

	03/01/2023	12,592		A	A

	03/01/2023	18,888		A	A

	02/21/2023	23,473		A	M

	02/21/2023	10,907		D	F

	02/21/2023	23,473		D	M

	11/05/2022	2,591		D	F

	03/01/2022	109,371		A	A

	03/01/2022	37,851		A	A

	02/22/2022	19,388		A	M

	02/22/2022	9,144		D	F

	02/22/2022	19,388		D	M

	11/05/2021	3,604		D	F

Caroline Dorsa	05/26/2022	1,232		A	A

	05/25/2022	352		D	F

	06/10/2021	1,000		D	S

	05/26/2021	881		A	A

	05/25/2021	385		D	F

Robert Epstein	05/26/2022	1,232		A	A

	05/26/2021	881		A	A

	05/25/2021	385		D	F

Joydeep Goswami	03/01/2023	10,074		A	A

	03/01/2023	4,030		A	A

	03/01/2023	6,045		A	A

	02/21/2023	4,696		A	M

	02/21/2023	1,640		D	F

	02/21/2023	4,696		D	M

	11/05/2022	638		D	F

	10/05/2022	165		D	F

	03/01/2022	2,082		A	A

	03/01/2022	6,246		A	A

	02/22/2022	3,979		A	M

	02/22/2022	1,521		D	F

	02/22/2022	3,979		D	M

	11/05/2021	264		D	F

	10/05/2021	115		D	F

Scott Gottlieb	03/31/2023	100		A	A

	05/26/2022	1,232		A	A

	05/26/2021	881		A	A

Gary Guthart	05/26/2022	1,232		A	A

	05/26/2021	881		A	A

	05/25/2021	385		D	F

Philip Schiller	05/26/2022	1,232		A	A

	05/26/2021	881		A	A

Salli Schwartz	03/01/2023	655		A	A

	03/01/2023	983		A	A

	03/01/2023	1,637		A	A

	10/05/2022	2,746		A	A

	01/05/2022	1,631		A	A

	01/05/2022	1,088		A	A

Susan Siegel	05/26/2022	1,232		A	A

	05/25/2022	352		D	F

	05/26/2021	881		A	A

	05/25/2021	385		D	F

Illumina, Inc. 2023 Proxy Statement  •  B-3

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code

John Thompson	05/26/2022	1,232		A	A

	05/26/2021	881		A	A

*	Transaction Codes:
A:	Grant, award, or other acquisition of securities from the company (such as an option)
F:	Payment of exercise price or tax liability by delivering or withholding securities
M:	Exercise or conversion of derivative security
S:	Open market or private sale of securities

Miscellaneous Information Regarding Participants in the Solicitation

Except as described in the proxy statement or this Annex B, to Illumina’s knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of Illumina or any of Illumina’s subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting. In addition, other than as set forth in this Annex B or this proxy statement, neither Illumina nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex B or this proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by Illumina or its affiliates or with respect to any future transactions to which Illumina or any of its affiliates will or may be a party; or (ii) a direct or indirect interest in any transaction or series of similar transactions since the beginning of Illumina’s last fiscal year or any currently proposed transactions, to which Illumina or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

B-4  •  Illumina, Inc. 2023 Proxy Statement

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ILLUMINA, INC. Annual Meeting of Stockholders May 25, 2023, 10:00 AM Pacific Time This WHITE proxy card is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Francis A. deSouza and Joydeep Goswami as proxies, and each of them with power to act without the other and with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all of the shares of common stock of ILLUMINA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at https://www.cesonlineservices.com/ilmn23_vm at 10:00 AM Pacific Time on May 25, 2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. WHERE NO INSTRUCTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH ILLUMINA NOMINEE LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 5 AND “1 YEAR” ON PROPOSAL 4 ON THE REVERSE SIDE. While you may mark instructions with respect to any or all of the nominees, you may mark a vote “FOR” only nine nominees in total. If you mark a vote “FOR” in respect to fewer than nine nominees, your shares will be voted “FOR” in respect of those nominees you have marked. If you mark a vote “FOR” in respect to more than nine nominees, votes on Proposal 1 regarding nominees will be invalid and will not be counted. YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY (continued and to be signed and dated on the reverse side) W H I T E P R O X Y

ILLUMINA, INC. YOUR VOTE IS IMPORTANT. Please take a moment now to vote your shares of Illumina, Inc. Common Stock for the upcoming Annual Meeting of Stockholders. DUE TO CONTINUING DELAYS IN THE POSTAL SYSTEM, WE ENCOURAGE ALL STOCKHOLDERS TO VOTE ELECTRONICALLY IF POSSIBLE – BY INTERNET OR TELEPHONE –TODAY. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Submit your proxy by Internet Please access https://www.proxyvotenow.com/ilmn. Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Submit your proxy by Telephone Please call toll-free from the U.S. or Canada at 855-457-2571 on a touch-tone telephone. If outside the U.S. or Canada, call 575-215-3394. Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxy holders to vote your shares in the same manner as if you had marked, signed and returned a proxy card. Submit your proxy by Mail If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the postage paid envelope provided to: ILLUMINA, INC., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED Please mark vote as in this sample The Board of Directors recommends you vote “FOR” only the following nine (9) Illumina nominees: 1. Election of nine directors for a term to end as of the 2024 annual meeting and until their successors are duly elected and qualified. While you may mark instructions with respect to any or all of the nominees, you may mark “FOR” in respect of only nine (9) nominees in total. You are permitted to vote for fewer than nine (9) nominees. If you vote “FOR” in respect of fewer than nine (9) nominees, your shares will only be voted “FOR” in respect of those nominees you have marked. If you vote “FOR” in respect of more than nine (9) nominees, your votes on Proposal 1 regarding nominees will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, they will be voted “FOR” in respect of all of the Illumina nominees. Illumina Nominees FOR WITHHOLD 1A. Frances Arnold, Ph.D. 1B. Francis A. deSouza 1C. Caroline D. Dorsa 1D. Robert S. Epstein, M.D. 1E. Scott Gottlieb, M.D. 1F. Gary S. Guthart, Ph.D. 1G. Philip W. Schiller 1H. Susan E. Siegel 1I. John W. Thompson Icahn Group Nominees OPPOSED by the Company: FOR WITHHOLD 1J. Vincent J. Intrieri 1K. Jesse A. Lynn 1L. Andrew J. Teno The Board of Directors recommends you vote “FOR” proposals 2 and 3. FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. FOR AGAINST ABSTAIN 3. To approve, on an advisory basis, the compensation provided to our named executive officers as disclosed in the Proxy Statement. The Board of Directors recommends you vote “1 YEAR” on the following proposal: 4. To approve, on an advisory basis, the 1 frequency of holding an advisory vote to approve compensation provided to our “named executive officers”. 1 YEAR 2 YEARS 3 YEARS ABSTAIN The Board of Directors recommends you vote “FOR” the following proposal: 5. To approve certain amendments to the Illumina, Inc. 2015 Stock and Incentive Plan FOR AGAINST ABSTAIN THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date: , 2023 Signature Signature (if jointly held) Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.